    As Filed With the Securities And Exchange Commission on March 19, 1999.
                                                      Registration No. 333-####

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                              Dime Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

                                                             11-3197414
         Delaware                    6060                 (I.R.S. Employer
     (State or other          (Primary Standard         Identification No.)
     jurisdiction of              Industrial
      incorporation)       Classification Code No.)

                               589 Fifth Avenue
                           New York, New York 10017
                                (212) 326-6170
                                ---------------
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                             James E. Kelly, Esq.
                               589 Fifth Avenue
                           New York, New York 10017
                                (212) 326-6170
                                ---------------
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                                ---------------
                                with copies to:

          Mitchell S. Eitel                      Samuel J. Malizia
         Sullivan & Cromwell            Malizia, Spidi, Sloane & Fisch, P.C.
           125 Broad Street                     One Franklin Square
       New York, New York 10004                 1301 K Street, N.W.
            (212) 558-4000                         Suite 700 East
                                               Washington, D.C. 20005
                                                   (202) 434-4660
Approximate date of commencement of the proposed sale of the securities to the public:
  As soon as practicable after this Registration Statement becomes effective.
                                ---------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

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
                                                       Proposed       Proposed
                                                       Maximum        Maximum       Amount of
     Title of Each Class of          Amount to be   Offering Price   Aggregate    Registration
   Securities to be Registered       Registered(2)     Per Unit    Offering Price      Fee
---------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
 share, together with Preferred
 Stock Purchase Rights(1)........  3,075,000 shares      N/A            N/A       $ 20,540.98(3)(4)

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(1) As of the date hereof, preferred stock purchase rights are attached to and trade with the Common Stock, par value $0.01 per share ("Dime Common
  Stock"), of Dime Bancorp, Inc., a Delaware corporation ("Dime"). The value attributable to such rights, if any, is reflected in the market price of Dime Common Stock.
(2) The number of shares of Dime Common Stock to be registered pursuant to this Registration Statement is based upon the number of shares of Common Stock, par value $2.00 per share ("Lakeview Common Stock"), of Lakeview Financial Corp. presently outstanding or reserved for issuance under various plans or otherwise expected to be issued upon the consummation of the proposed transaction to which this Registration Statement relates, multiplied by the exchange ratio of 0.9 of a share of Dime Common Stock and multiplied by 0.65, which represents the number of shares of Lakeview Common Stock to be exchanged for Dime Common Stock.
(3) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Lakeview Common Stock, as reported on the Nasdaq National Market on March 17, 1999 ($22.56), and computed based on the estimated maximum number of such shares that may be exchanged for the Dime Common
  Stock being registered, less the amount of cash to be paid by the registrant upon consummation of the proposed transaction.
(4) Pursuant to Rule 457(b) under the Securities Act of 1933, as amended, the amount of the registration fee has been reduced by $23,954.73, the amount paid to the Securities and Exchange Commission on February 8, 1999 with respect to this transaction. No additional fee is due herewith.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                           LAKEVIEW FINANCIAL CORP.
                              989 McBride Avenue
                        West Paterson, New Jersey 07424

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 27, 1999

To the Shareholders of Lakeview Financial Corp.:

  Notice is hereby given that a special meeting of shareholders of Lakeview Financial Corp. will be held at Valley Regency, 1129 Valley Road, Clifton, New Jersey at 10:00 a.m. on April 27, 1999, for the purpose of voting upon an Agreement and Plan of Merger dated as of December 15, 1998, between Lakeview and Dime Bancorp, Inc., pursuant to which Lakeview will merge into Dime.

  In the merger, your shares of Lakeview common stock will be converted into the right to receive your choice of Dime common stock, cash or a combination of both. Generally, if you choose to receive Dime common stock, you will receive 0.9 of a share of Dime common stock for each Lakeview share you own, and if you choose to receive cash you will receive $24.26 for each Lakeview share you own. However, Lakeview and Dime have agreed that, in the aggregate, approximately 65% of the outstanding shares of Lakeview common stock will be converted into Dime common stock and the other 35% will be converted into cash. Therefore, you may actually receive a combination of cash and Dime common stock for your shares based on the choices made by the other Lakeview shareholders. A copy of the merger agreement is set forth in Appendix A to the accompanying proxy statement/prospectus.

  Only shareholders of record at the close of business on March 18, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. Approval of the merger agreement requires that a majority of the votes cast at the special meeting be in favor of the merger agreement. The directors and executive officers of Lakeview, who are entitled to vote about 27% of the outstanding shares of Lakeview common stock, have agreed to vote their shares in favor of the merger agreement.

Lakeview's Board of Directors unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

                                          By Order of the Board of Directors,

                                          Sandra L. Coulthart
                                          Acting Secretary

West Paterson, New Jersey
March 23, 1999

               [LOGO]                                  [LOGO]

          PROXY STATEMENT OF                        PROSPECTUS OF
       LAKEVIEW FINANCIAL CORP.                   DIME BANCORP, INC.

                               ----------------

  The Board of Directors of Lakeview has entered into a merger agreement with Dime Bancorp, Inc. The merger will provide you with the opportunity to participate as a holding company shareholder in the largest savings bank based on the East Coast, The Dime Savings Bank of New York, FSB.

  In the merger, your shares of Lakeview common stock will be converted into the right to receive your choice of Dime common stock, cash or a combination of both.

                                                          This choice
                                                          is          Value as of
     If you choose:   Then you are asking to receive:     generally:  March 19, 1999:
     --------------   -------------------------------     ----------- ---------------
     Stock            0.9 of a share of Dime common stock Not Taxable $
     Cash             $24.26 in cash                      Taxable     $24.26

  However, Lakeview and Dime have agreed that, in the aggregate, approximately 65% of the outstanding shares of Lakeview common stock will be converted into Dime common stock and the other 35% will be converted into cash. Therefore, you may actually receive a combination of cash and Dime common stock for your shares based on the choices made by the other Lakeview shareholders.

  In order to complete this merger, Lakeview needs the approval of its shareholders. This document is being furnished to you in connection with the solicitation of proxies by Lakeview's Board of Directors for use at the special meeting of shareholders of Lakeview Financial Corp. to be held at Valley Regency, 1129 Valley Road, Clifton, New Jersey at 10:00 a.m. on April 27, 1999, where you will be asked to vote on the merger agreement.

  The Lakeview Board of Directors has unanimously approved the merger agreement. The Board believes that the merger is in the best interests of Lakeview and its shareholders and strongly encourages you to vote "FOR" the proposal. Sandler O'Neill & Partners, L.P., an investment banking firm, has issued its opinion to the Board that the consideration to be paid by Dime pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of Lakeview.

  Dime common stock is listed on the NYSE under the symbol "DME." Lakeview common stock is quoted on the Nasdaq National Market under the symbol "LVSB."


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Dime common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  The shares of Dime common stock that Dime is offering through this document are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


                               ----------------

  The date of this proxy statement/prospectus is March 23, 1999, and it is being mailed or otherwise delivered to Lakeview shareholders on or about such date.

                     REFERENCES TO ADDITIONAL INFORMATION

  This proxy statement/prospectus incorporates important business and financial information about Dime and Lakeview from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this proxy statement/prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

          Dime Bancorp, Inc.                  Lakeview Financial Corp.
     589 Fifth Avenue, Third Floor               989 McBride Avenue
       New York, New York 10017            West Paterson, New Jersey 07424
     Attention: Investor Relations         Attention: Sandra L. Coulthart
              Department                      Telephone: (973) 890-1234
       Telephone: (212) 326-6170

  You will not be charged for any of these documents that you request. If you would like to request documents, please do so by April 20, 1999 in order to receive them before the special meeting.

  Certain financial and other information relating to Lakeview is contained in this proxy statement/prospectus, including Appendix E.

  See "Where You Can Find More Information" on page 48.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
REFERENCES TO ADDITIONAL INFORMATION......................................  ii
QUESTIONS AND ANSWERS ABOUT THE DIME/LAKEVIEW MERGER......................   1
SUMMARY...................................................................   2
  Comparison of Unaudited Per Share Data..................................   6
  Selected Financial Data of Dime.........................................   7
  Selected Financial Data of Lakeview.....................................   8
  Selected Unaudited Pro Forma Financial Data of Dime and Lakeview........   9
RISK FACTORS..............................................................  10
  An Economic Downturn May Lead to Less Demand for Dime's Services and
   Reduce Dime's Earnings.................................................  10
  Changes in Interest Rates May Reduce Dime's Net Interest Income.........  10
  Year 2000 Issue May Cause Computer-Related Disruptions..................  10
  Dime is Extensively Regulated...........................................  11
  Legislative and Regulatory Proposals May Unfavorably Affect Dime........  11
  Intense Competition Exists for Loans and Deposits.......................  11
FORWARD-LOOKING STATEMENTS................................................  12

SPECIAL MEETING............................................................  13
  General..................................................................  13
  Record Date..............................................................  13
  Solicitation and Revocability of Proxies.................................  13
  Vote Required............................................................  13
  Recommendation of Board of Directors.....................................  14
THE MERGER.................................................................  14
  General..................................................................  14
  Background of the Merger.................................................  14
  Reasons of Lakeview for the Merger and Recommendation of the Lakeview
   Board...................................................................  15
  Opinion of Lakeview Financial Advisor....................................  16
  Effective Time...........................................................  22
  Election and Allocation Procedures.......................................  22
  Distribution of Dime Certificates........................................  23
  Fractional Shares........................................................  23
  Federal Income Tax Considerations of the Merger..........................  24
  Management and Operations After the Merger...............................  26
  Post-Merger Compensation and Benefits....................................  26
  Treatment of Outstanding Options.........................................  26
  Interests of Certain Persons in the Merger...............................  26
  Conditions to Completion.................................................  27
  Regulatory Approvals.....................................................  28
  Amendment, Waiver and Termination........................................  29
  Conduct of Business Pending the Merger...................................  30
  Expenses and Fees........................................................  31
  Accounting Treatment.....................................................  31
  Stock Exchange Listing of Dime Common Stock..............................  32
  Resales of Dime Common Stock.............................................  32
  Stock Option Agreement...................................................  32

                                                                          Page
                                                                          ----
  Shareholder Agreements.................................................  35
  No Dissenters' Appraisal Rights........................................  35
DESCRIPTION OF DIME CAPITAL STOCK........................................  35
  Authorized Stock.......................................................  35
  Common Stock...........................................................  35
  Dime Preferred Stock...................................................  35
  Stockholder Protection Rights Plan.....................................  36
  Other Provisions.......................................................  36
CERTAIN DIFFERENCES IN THE RIGHTS OF DIME STOCKHOLDERS AND LAKEVIEW
 SHAREHOLDERS............................................................  40
  Size and Classification of Board of Directors..........................  40
  Removal of Directors...................................................  40
  Amendment of Certificate of Incorporation and By-laws..................  41
  Stockholder Nominations and Proposals..................................  41
  Special Meetings of Stockholders and Stockholder Action by Written
   Consent...............................................................  42
  Limitations on Voting..................................................  42
  Rights Plans...........................................................  42
CERTAIN REGULATORY CONSIDERATIONS........................................  42
  Regulatory Capital Requirements........................................  43
  Limitations on Capital Distributions...................................  43
  Transactions with Affiliates...........................................  45
COMPARATIVE MARKET PRICES AND DIVIDENDS..................................  46
  Dime...................................................................  46
  Lakeview...............................................................  47
EXPERTS..................................................................  47
VALIDITY OF DIME COMMON STOCK............................................  47
OTHER MATTERS............................................................  48
WHERE YOU CAN FIND MORE INFORMATION......................................  48

APPENDICES:

 Appendix A --Agreement and Plan of Merger, dated as of December 15, 1998, by and between Dime Bancorp, Inc. and Lakeview Financial Corp.
 Appendix B --Stock Option Agreement, dated as of December 16, 1998, by and between Dime Bancorp, Inc. and Lakeview Financial Corp.
 Appendix C --Form of Shareholder Agreement
 Appendix D --Opinion of Sandler O'Neill & Partners, L.P.
 Appendix E --Certain Financial Information Relating to Lakeview Financial
               Corp.

             QUESTIONS AND ANSWERS ABOUT THE DIME/LAKEVIEW MERGER


Q:What do I need to do now?

A: Just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on April 27, 1999.

  Your vote is very important. A majority of the votes cast at the special meeting must be in favor of the merger agreement, and therefore you should return your signed proxy card as soon as possible.

  The Lakeview Board of Directors unanimously recommends voting "FOR" the proposed merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:Should I send in my stock certificates now?

A: No. Shortly before the merger is completed, Dime will send you written instructions for exchanging your stock certificates and making your choice for the form of consideration you wish to receive (that is, shares of Dime common stock, cash or both)

Q:When do you expect to merge?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of the Lakeview shareholders, we must also obtain certain regulatory approvals. We expect to receive all of these approvals before June 30, 1999.

Q: Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A: You should contact either:

  Dime Bancorp, Inc.
  589 Fifth Avenue, Third Floor
  New York, New York 10017
  Attention: Investor Relations Department
  Telephone: (212) 326-6170

  Lakeview Financial Corp.
  989 McBride Avenue
  West Paterson, New Jersey 07424
  Attention: Sandra L. Coulthart
  Telephone: (973) 890-1234

                                    SUMMARY

  This brief summary highlights selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer to fully understand the merger. See "Where You Can Find More Information" on page 48. Each item in this summary refers to the page where that subject is discussed in more detail.

Merger Consideration will be 0.9 of a Share of Dime Common Stock or $24.26 in Cash (see page 14)

When the merger is complete, each share of Lakeview common stock will be converted into the right to receive 0.9 of a share of Dime common stock or $24.26 in cash, subject to the requirement that in the aggregate approximately 65% of the outstanding shares of Lakeview common stock will be converted into Dime common stock and the other 35% will be converted into cash.

For example, if you hold 100 shares of Lakeview common stock, you may elect to receive 90 shares of Dime common stock, $2,426 in cash, or some combination of the two. The amount of either stock or cash that you actually receive will depend upon the elections of other Lakeview shareholders. For instance, if you elect to receive only shares of Dime common stock and all other Lakeview shareholders make the same election, 65% of your shares would be converted into Dime common stock and 35% of your shares would be converted into cash, so you would receive a total of 58 shares of Dime common stock and approximately $849.10 in cash. Similarly, even if you elect to receive only cash, you may receive a mix of cash and Dime common stock in the merger.

You will be asked to Elect the Form of Merger Consideration (see page 22)

Prior to the time the merger happens, you will receive an election form, which you may use to indicate your preference to receive Dime common stock, cash or both for your shares of Lakeview common stock. Alternatively, you may decide to make no election, in which case the form of consideration you receive will be determined by the elections of other Lakeview shareholders. After the deadline for submitting election forms has passed, an exchange agent chosen by Dime will allocate the consideration to comply with the requirement that in the aggregate 65% of the outstanding shares of Lakeview common stock will be converted into Dime common stock and the other 35% will be converted into cash.

Tax Treatment Depends on Type of Merger Consideration Elected (see page 24)

We expect that for United States federal income tax purposes, you generally will not recognize any gain or loss for your shares of Lakeview common stock that are converted into shares of Dime common stock. You will, however, recognize income or gain to the extent your shares of Lakeview common stock are converted into cash (including cash received instead of fractional shares of Dime common stock).

We have conditioned the merger on our receipt of legal opinions that the merger will be treated as a "reorganization" for federal income tax purposes.

This tax treatment may not apply to certain Lakeview shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

Lakeview Board Recommends Shareholder Approval (see page 15)

Lakeview's Board of Directors believes that the merger is in your best interests and has unanimously approved the merger agreement. Lakeview's Board of Directors recommends that Lakeview shareholders vote "FOR" approval of the merger agreement.

Investment Bank Says Consideration Fair, from a Financial Point of View, to Lakeview Shareholders (see page 16)

Sandler O'Neill & Partners, L.P. has served as financial advisor to Lakeview in connection with the merger and has rendered an opinion to the Lakeview Board of Directors that the consideration to be paid by Dime for the Lakeview common stock is fair, from a financial point of view, to Lakeview shareholders. A copy of the opinion delivered by Sandler O'Neill & Partners, L.P. is attached to this document as Appendix D. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill & Partners, L.P. in providing this opinion.

The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Meeting to Be Held on April 27, 1999 (see page 13)

The special meeting of Lakeview shareholders will be held at 10.00 a.m. on April 27, 1999, at Valley Regency, 1129 Valley Road, Clifton, New Jersey. At the special meeting, Lakeview shareholders will be asked to vote to approve the merger agreement that provides for the merger of Lakeview into Dime.

Record Date set at March 18, 1999; Majority Vote of Shareholders Voting at Meeting Required (see page 13)

You can vote at the special meeting if you owned Lakeview common stock at the close of business on March 18, 1999. As of that date, there were shares of Lakeview common stock entitled to be voted at the special meeting. Approval of the merger agreement requires that a majority of the votes cast at the special meeting be in favor of the merger.

Certain Shareholders Have Agreed to Vote in Favor of Merger (see page 35)

The directors and executive officers of Lakeview, who are entitled to vote about 27% of Lakeview's outstanding common stock, have entered into shareholder agreements with Dime. The shareholder agreements provide that these shareholders will vote their shares of Lakeview common stock in favor of the merger agreement.

The directors and executive officers entered into the shareholder agreements in order to induce Dime to enter into the merger agreement. The shareholder agreements could discourage other companies from trying to acquire Lakeview.

The form of these shareholder agreements is attached to this document as Appendix C.

No Appraisal Rights (see page 35)

Lakeview shareholders do not have dissenters' appraisal rights in connection with the merger.

Information Regarding Dime and Lakeview

Dime Bancorp, Inc.
589 Fifth Avenue, Third Floor
New York, New York 10017

Dime is a Delaware corporation. It is the parent holding company for The Dime Savings Bank of New York, FSB. Dime Savings Bank has 90 branch offices throughout the greater New York metropolitan area. Through Dime Savings Bank and its subsidiaries, Dime provides mortgage banking and consumer financial services in selected markets throughout the United States. Based on its consolidated asset size and market capitalization at December 31, 1998, Dime Savings Bank was the largest savings bank based on the East Coast. At that date, Dime had consolidated assets of $22.3 billion, deposits of $13.7 billion and shareholders' equity of $1.4 billion.

Lakeview Financial Corp.
989 McBride Avenue
West Paterson, New Jersey 07424

Lakeview is a New Jersey corporation. It is the parent holding company for Lakeview Savings Bank. Lakeview Savings Bank has eleven branches in Bergen and Passaic counties in New Jersey. Through Lakeview Savings Bank and its other subsidiaries, Lakeview engages in its primary business of accepting savings deposits from the general public and originating and purchasing mortgage loans. Lakeview Savings Bank also originates home equity loans and commercial loans. At January 31, 1998, Lakeview had consolidated assets of $572.9 million, deposits of $453.8 million and shareholders' equity of $48.5 million.

Dime to Continue As Surviving Corporation (see page 26)

Dime will be the surviving corporation after the merger. The directors and officers of Dime in office before the merger will serve as the directors and officers of Dime after the merger.

Dime to Use Purchase Accounting Treatment (see page 31)

Dime will account for the merger as a purchase for financial reporting purposes.

Monetary Benefits to Management in the Merger (see page 26)

The directors and executive officers of Lakeview have interests in the merger in addition to their interests as shareholders of Lakeview generally. These interests include:

 . Some officers have entered into severance agreements with Lakeview pursuant to which each will receive one or more payments in the event his employment terminates under certain circumstances following the merger.

 .  Some officers of Lakeview have entered into consulting agreements with Dime.

 . Each member of the Lakeview Board of Directors will be invited to serve on a New Jersey advisory board to be established by Dime for a one year period following the merger.

 . Following the merger, Dime will indemnify and provide liability insurance to the officers and directors of Lakeview.

The Lakeview Board of Directors was aware of these interests and took them into account in approving the merger agreement.

Conditions That Must be Satisfied for the Merger to Occur (see page 27)

Completion of the merger is subject to various conditions, including: (1) approval of the merger agreement by the Lakeview shareholders; (2) receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger; and (3) other usual conditions. Certain of these conditions to the merger may be waived by Dime or Lakeview, as applicable.

Regulatory Approvals We Must Obtain for the Merger (see page 28)

We cannot complete the merger unless it is approved by the Office of Thrift Supervision. Dime has filed an application with the Office of Thrift Supervision seeking its approval. In addition, the merger is subject to the approval of or notice to certain state and other regulatory authorities. We have made the necessary filings with these regulatory authorities.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Merger Expected to Occur in Second Quarter of 1999 (see page 22)

The merger will occur shortly after all of the conditions to its completion have been satisfied. It is currently anticipated that the merger will occur in the second quarter of 1999.

Termination of the Merger Agreement (see page 29).

We can agree to abandon the merger (and terminate the merger agreement) at any time prior to the time the merger is completed, even if Lakeview's shareholders have approved the merger agreement. Also, either Lakeview or Dime can decide, without the consent of the other, to abandon the merger if any of the following occurs:

 . The other party breaches a provision contained in the merger agreement and does not (or cannot) correct the breach within 30 days.

 .  The merger has not been completed by September 30, 1999.

 . Any regulatory authority denies an approval we need to complete the merger or issues any order preventing the merger.

 .  Lakeview's shareholders vote not to approve the merger agreement.

In addition, Dime may abandon the merger if Lakeview's Board of Directors withdraws its recommendation to Lakeview shareholders to approve the merger agreement or modifies its recommendation in certain ways. Lakeview may abandon the merger if it enters into a definitive agreement with a third party which has made an acquisition proposal superior to Dime's proposal, so long as Lakeview provides written notice of its intention to terminate at least five days in advance and pays Dime a termination fee of $400,000. The termination would also allow Dime to exercise its option to purchase up to 19.9% of Lakeview's common stock.

Stock Option Agreement (see page 32)

In connection with the merger agreement, Lakeview granted to Dime an option to purchase shares of Lakeview common stock under certain circumstances. Under the option Dime may purchase up to 19.9% of the outstanding shares of Lakeview common stock at a price of $21.50 per share (which was the closing price of Lakeview common stock on the day before Lakeview and Dime signed the merger agreement). Under certain circumstances, Lakeview may be required to repurchase the option (and/or any shares purchased under the option) at a predetermined price. Instead of purchasing the shares, Dime may choose to surrender the option to Lakeview for a cash payment of at least $5.5 million.

Dime cannot exercise this option unless certain events occur. These events can generally be described as business combinations or acquisition transactions relating to Lakeview and certain related events (other than the merger we are proposing in this document). We do not know of any event that has occurred as of the date of this document that would allow Dime to exercise this option.

Lakeview agreed to grant the option to Dime in order to induce Dime to enter into the merger agreement. The option could have the effect of discouraging other companies from trying to acquire Lakeview.

The option agreement is attached to this document as Appendix B.

Share Information and Market Prices (see page 46)

Dime common stock is traded on the NYSE under the symbol "DME." Lakeview common stock is quoted on the Nasdaq National Market under the symbol "LVSB." The following table sets forth the last sale prices of Dime common stock, Lakeview common stock and the equivalent price per share on December 15, 1998, the last trading day before we announced the merger, and on March 19, 1999, the latest practicable date prior to the mailing of this proxy statement/prospectus.

                                                                      Equivalent
                                                                      Per Share
                                                                       Price of
                                                       Dime  Lakeview  Lakeview
                                                      Common  Common    Common
                                                      Stock   Stock     Stock
                                                      ------ -------- ----------
December 15, 1998.................................... $24.25   $22     $21.825
March 19, 1999.......................................    --    --      $

The market prices of both Dime and Lakeview common stock will fluctuate prior to the merger. You should obtain current market quotations for Dime common stock and Lakeview common stock.

Comparison of Unaudited Per Share Data

  The following table shows information about our per share net income, cash dividends and book value, and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information for certain time periods, we assumed that we merged as of the beginning of the period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with generally accepted accounting principles (commonly called "GAAP").

  We expect that we will incur merger and integration charges. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

  The information in the following table should be read together with the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission. We have incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 48.

                                                                   At or For
                                               At or For the Nine     the
                                                  Months Ended     Year Ended
                                                 September 30,    December 31,
                                                      1998            1997
                                               ------------------ ------------
Dime Common Stock
Income before extraordinary items per basic
 common share:
  Historical..................................       $ 1.57          $ 1.15
  Pro forma combined(1).......................         1.59            1.16
Income before extraordinary items per diluted
 common share:
  Historical..................................         1.54            1.13
  Pro forma combined(1).......................         1.56            1.14
Dividends per common share:
  Historical..................................         0.14            0.12
  Pro forma combined(2).......................         0.14            0.12
Book value per common share:
  Historical..................................        11.96           11.30
  Pro forma combined..........................        12.27           11.61
Lakeview Common Stock
Income before extraordinary items per basic
 common share:
  Historical(3)...............................       $ 2.23          $ 1.69
  Equivalent pro forma combined(4)............         1.43            1.04
Income before extraordinary items per diluted
 common share:
  Historical(3)...............................         1.99            1.52
  Equivalent pro forma combined(4)............         1.40            1.03
Dividends per common share:
  Historical(3)...............................         0.16            0.13
  Equivalent pro forma combined(4)............         0.13            0.11
Book value per common share:
  Historical(3)...............................        11.60           13.29
  Equivalent pro forma combined(4)............        11.04           10.45

--------
(1) The pro forma combined data at or for the nine months ended September 30, 1998 reflect Lakeview's results and common shares outstanding at or for the nine months ended July 31, 1998. The pro forma combined data at or for the year ended December 31, 1997 reflect Lakeview's results and common shares outstanding at or for the year ended October 31, 1997.
(2) Pro forma combined dividends per common share represent historical dividends of Dime.
(3) The historical data of Lakeview at or for the nine months ended September 30, 1998 reflect Lakeview's results and common shares outstanding at or for the nine months ended July 31, 1998. The historical data of Lakeview at or for the year ended December 31, 1997 reflect Lakeview's results and common shares outstanding at or for the year ended October 31, 1997.
(4) Equivalent pro forma combined per share amounts were computed by multiplying the pro forma combined per share amounts by the exchange ratio of 0.9.

Selected Financial Data of Dime

  The following table presents selected historical financial data of Dime derived from Dime's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of Dime. Dime believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

  The information in the following table should be read together with the historical financial information that Dime has presented in its prior filings with the Securities and Exchange Commission. Dime has incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 48.

                               At or For the
                             Nine Months Ended
                               September 30,                  At or For the Year Ended December 31,
                          ------------------------ -------------------------------------------------------------
                             1998         1997        1997         1996        1995        1994         1993
                          -----------  ----------- -----------  ----------- ----------- -----------  -----------
                                                 (In thousands, except per share data)
SUMMARY OF OPERATIONS
 Net interest income....  $   394,069  $   356,537 $   483,062  $   461,295 $   409,626 $   429,077  $   390,172
 Provision for loan
  losses................       24,000       41,000      49,000       41,000      39,650      55,799       95,489
 Non-interest income....      380,405       87,121     145,291       85,978      74,712      89,900      134,381
 Non-interest expense...      486,558      240,352     381,145      352,033     334,776     384,042      407,888
 Minority interest-
  preferred
  stock dividends of
  subsidiary............          --           --          --           --          --       11,433        1,312
 Income tax expense
  (benefit).............       84,452       62,091      75,034       49,984      47,727     (53,138)     (68,959)
                          -----------  ----------- -----------  ----------- ----------- -----------  -----------
 Income before
  extraordinary items
  and cumulative effect
  of a change in
  accounting principle..      179,464      100,215     123,174      104,256      62,185     120,841       88,823
 Extraordinary items,
  net of tax benefits...       (4,057)         --       (1,460)         --          --          --           --
 Cumulative effect of a
  change in accounting
  principle, net of tax
  benefits..............          --           --          --           --          --      (92,887)      (1,187)
                          -----------  ----------- -----------  ----------- ----------- -----------  -----------
 Net income.............  $   175,407  $   100,215 $   121,714  $   104,256 $    62,185 $    27,954  $    87,636
                          ===========  =========== ===========  =========== =========== ===========  ===========

PER SHARE AMOUNTS
 Basic earnings:
 Income before
  extraordinary items
  and cumulative effect
  of a change in
  accounting principle..  $      1.57  $      0.97 $      1.15  $      1.00 $      0.63 $      1.23  $      1.01
 Net income.............         1.54         0.97        1.14         1.00        0.63        0.28         1.00
 Diluted earnings:
 Income before
  extraordinary items
  and cumulative effect
  of a change in
  accounting principle..         1.54         0.95        1.13         0.96        0.57        1.12         0.91
 Net income.............         1.51         0.95        1.12         0.96        0.57        0.26         0.90
 Dividends declared.....         0.14         0.08        0.12          --          --          --           --

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING
 Basic..................      114,140      103,823     106,585      103,742      99,356      98,334       87,957
 Diluted................      115,919      105,553     108,613      109,097     109,742     107,668       97,153

FINANCIAL CONDITION
 (PERIOD END)
 Total assets...........  $21,242,833  $19,413,597 $21,848,000  $18,870,108 $20,326,620 $19,647,937  $18,098,984
 Interest-earning
  assets................   19,490,571   18,492,304  20,279,118   18,098,933  19,463,798  18,802,613   17,206,959
 Loans receivable, net..   12,455,170   12,035,948  12,879,789   10,631,562   9,702,018   9,181,239    7,749,058
 Deposits...............   13,546,265   13,392,320  13,847,275   12,856,739  12,572,203  12,811,269   11,091,362
 Stockholders' equity...    1,339,802    1,053,004   1,314,858    1,022,337     976,530     905,125      904,982

Selected Financial Data of Lakeview

  The following table presents selected historical financial data of Lakeview derived from Lakeview's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of Lakeview. Lakeview believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

  The information in the following table should be read together with the historical financial information that Lakeview has presented in its prior filings with the Securities and Exchange Commission, recent copies of which are included in Appendix E to this proxy statement/prospectus. This material is incorporated into this document by reference to those other filings. See "Where You Can Find More Information" on page 48.

                            At or For the
                          Six Months Ended
                             January 31,       At or For the Fiscal Year Ended July 31,
                          ------------------ --------------------------------------------
                            1999      1998     1998     1997     1996     1995     1994
                          --------  -------- -------- -------- -------- -------- --------
                                      (In thousands, except per share data)
SUMMARY OF OPERATIONS
 Net interest income....  $  9,576  $  8,354 $ 17,575 $ 15,524 $ 14,422 $ 14,891 $ 11,212
 Provision for loan
  losses................       450       601    1,500      961      664    1,801    2,047
 Non-interest income
  (loss)................    (2,780)    4,117   11,812    8,102    7,030    7,207    2,609
 Non-interest expense...     7,114     5,851   12,852   13,155   10,868   10,266    6,705
 Income tax expense
  (benefit).............       (12)    2,205    5,590    3,449    3,646    3,736    1,813
                          --------  -------- -------- -------- -------- -------- --------
 Income (loss) before
  cumulative effect of a
  change in accounting
  principle.............      (756)    3,814    9,445    6,061    6,274    6,295    3,256
 Cumulative effect of a
  change in accounting
  principle.............       --        --       --       --       --       --     1,315
                          --------  -------- -------- -------- -------- -------- --------
 Net income (loss)......  $   (756) $  3,814 $  9,445 $  6,061 $  6,274 $  6,295 $  4,571
                          ========  ======== ======== ======== ======== ======== ========
PER SHARE AMOUNTS
 Basic:
 Income (loss) before
  cumulative effect of a
  change in accounting
  principle.............  $  (0.18) $   1.06 $   2.51 $   1.48 $   1.22 $   1.05     N/A*
 Net income (loss)......     (0.18)     1.06     2.51     1.48     1.22     1.05     N/A*
 Diluted:
 Income (loss) before
  cumulative effect of a
  change in accounting
  principle.............     (0.17)     0.90     2.28     1.30     1.14     1.00     N/A*
 Net income (loss)......     (0.17)     0.90     2.28     1.30     1.14     1.00     N/A*
                          --------  -------- -------- -------- -------- -------- --------
 Dividends declared.....      0.12      0.06     0.19     0.12     0.11     0.10     0.02
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING
 Basic..................     4,193     3,590    3,760    4,081    5,123    5,981     N/A*
 Diluted................     4,469     4,234    4,135    4,666    5,491    6,282     N/A*
FINANCIAL CONDITION
 (PERIOD END)
 Total assets...........  $573,178  $472,691 $593,856 $505,882 $457,860 $419,212 $413,725
 Interest-earning
  assets................   523,227   444,382  554,864  478,637  426,100  384,390  385,822
 Loans receivable, net..   287,220   238,832  286,869  224,564  163,457  142,123  136,143
 Deposits...............   462,133   360,659  456,880  370,787  354,247  343,489  344,915
 Stockholders' equity...    49,572    45,625   56,607   61,809   45,760   49,440   46,982

--------
  *Initial years at IPO.

Selected Unaudited Pro Forma Financial Data of Dime and Lakeview

  The following unaudited selected pro forma financial data combine Dime's historical results with Lakeview's historical results, in each case as of or for the nine months ended September 30, 1998 and as of or for the fiscal year ended December 31, 1997, giving effect to the merger as if it had occurred on January 1, 1997. The pro forma combined data at or for the nine months ended September 30, 1998 reflect Lakeview's results and common shares outstanding at or for the nine months ended July 31, 1998. The pro forma combined data at or for the year ended December 31, 1997 reflect Lakeview's results and common shares outstanding at or for the year ended October 31, 1997.

  The information in the following table should be read together with the historical financial information that Dime and Lakeview have presented in their prior filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 48.

                                                   Pro Forma Combined
                                          -------------------------------------
                                             For the Nine
                                             Months Ended    For the Year Ended
                                          September 30, 1998 December 31, 1997
                                          ------------------ ------------------
                                          (In thousands, except per share data)
SUMMARY OF OPERATIONS:
  Net interest income....................    $   406,225          $497,623
  Provision for loan losses..............         25,199            50,157
  Non-interest income....................        391,472           152,524
  Non-interest expense...................        497,897           394,507
  Income tax expense.....................         88,903            78,361
                                             -----------          --------
  Income before extraordinary items......    $   185,698          $127,122
                                             ===========          ========
PER SHARE AMOUNTS:
  Income before extraordinary items,
   basic.................................    $      1.59          $   1.16
  Income before extraordinary items,
   diluted...............................           1.56              1.14
  Dividends declared.....................           0.14              0.12
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
  Basic..................................        116,995           109,440
  Diluted................................        118,774           111,468
                                          Pro Forma Combined
                                           at September 30,
                                                 1998
                                          ------------------
                                            (In thousands)
FINANCIAL CONDITION DATA:
  Total assets...........................    $21,899,637
  Interest-earning assets................     20,055,875
  Loans receivable, net..................     12,748,696
  Deposits...............................     14,006,708
  Stockholders' equity...................      1,409,070

                                  RISK FACTORS

  In addition to the information contained elsewhere in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, Lakeview shareholders evaluating the merger should carefully consider the following factors before making any final decision. See "Where You Can Find More Information."

An Economic Downturn May Lead to Less Demand for Dime's Services and Reduce Dime's Earnings

  Dime's business faces various business risks. In a recession or other economic downturn, these risks would probably become more acute, and might lead to less demand for Dime's loan production or other services. The volume of Dime's loan production depends upon demand for the types of loans produced by Dime and the competition for such loans in the marketplace. Fluctuations in consumer confidence, real estate values, interest rates and investment returns could combine to make the types of loans produced by Dime less attractive. In particular, an increase in long-term interest rates could reduce the volume of loans funded and sold by Dime and thereby reduce Dime's earnings. In addition, during recessions and economic downturns, the number of foreclosures generally increases, which could lead to a higher number of lawsuits against Dime.

Changes in Interest Rates May Reduce Dime's Net Interest Income

  Dime realizes a major part of its income from the differential or "spread" between the interest it earns on its assets, such as loans and investments, and the interest it pays on its liabilities, such as deposits and borrowings. Differences between the maturity and repricing terms of these assets and liabilities affect the size of the spread. In general, Dime's interest-bearing liabilities reprice or mature sooner than its interest-earning assets. This means that higher interest rates may decrease the spread and reduce Dime's net interest income. If interest rates decline, however, Dime's loans and investments may, on average, reprice sooner than its deposits or be prepaid earlier than expected, which may also decrease the spread and lower Dime's net interest income. In addition, changes in the relationship between long-term and short-term interest rates (known as the "yield curve") or changes in the relationship between Dime's funding costs and the return on its loans and other investments can adversely impact Dime's net interest spread and net interest income.

  In addition, Dime earns a large part of its revenues from mortgage banking activities, which are also subject to interest rate risk. First, Dime holds a large portfolio of mortgage servicing assets. When interest rates fall, borrowers are more likely to prepay the loans underlying these assets, which leads to lower future servicing revenues and therefore a decline in the value of these mortgage servicing assets. Second, Dime produces mortgage loans and then sells them in the secondary mortgage market as mortgage-backed securities. As a result, Dime faces the risk that interest rates may change between the time of production and the time of sale.

  Dime uses a variety of techniques to try to reduce its exposure to interest rate fluctuations, but it cannot eliminate this risk.

Year 2000 Issue May Cause Computer-Related Disruptions

  Many existing computer programs use only two digits to identify a year in a data field. These programs were designed and developed without considering the upcoming end of the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000 or possibly earlier. The Year 2000 issue affects Dime because the financial services industry depends heavily on computer applications in a variety of ways, including the following:

  . Dime relies on computer systems in almost all aspects of its business, including the processing of deposits, loans and other services and products offered to customers as well as for certain environmental issues such as heating, ventilation and air conditioning in certain buildings where Dime conducts its business, and the failure of these computer systems could cause disruptions and failures in the products and services offered by Dime.

  . Other banks, clearinghouses and vendors whose products and services Dime uses are at risk of disruptions and failures in the event that these entities have not adequately addressed their Year 2000 issues.

  . The creditworthiness of borrowers and the stability of Dime Savings Bank's deposits might be diminished by disruptions of the businesses of Dime Savings Bank's borrowers as a result of their own or others' failure to address adequately the Year 2000 issue.

  . Federal banking agencies have issued guidance on the business-wide risk posed to financial institutions by the Year 2000 problem. These agencies may take supervisory actions against financial institutions that fail to address Year 2000 issues appropriately.

  In order to address the Year 2000 issues facing Dime, Dime's management initiated a program to prepare Dime's computer systems and applications for the Year 2000. Dime has completed the process of assessing and analyzing the systems issues associated with the Year 2000 problem and has adopted a plan to modify or replace certain existing systems or software. In addition, Dime has substantially completed testing of its internal mission critical systems and the development of contingency plans for such systems.

  Further, Dime is communicating with important vendors and service providers to evaluate their readiness to meet the Year 2000 challenge and determine Dime's exposure if they fail to address the problem. Dime has begun testing to confirm the readiness of its important systems that work with third party systems and expects to have substantially completed these tests by March 31, 1999. Dime estimates that it will spend approximately $20 million in connection with its Year 2000 program; it had spent approximately $17.5 million as of December 31, 1998. The total cost estimate reflects consulting fees associated with software modification, project management and programming, but does not reflect the costs of having Dime personnel spend time on Year 2000 issues or capital expenditures on systems that would have been made regardless of Year 2000 issues. Dime cannot guarantee that its efforts will be accomplished in a timely manner or that the failure to do so will not have a material adverse effect on Dime.

Dime is Extensively Regulated

  The operations of Dime and Dime Savings Bank are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on them. Policies adopted by the entities can affect Dime's business operations and the availability, growth and distribution of Dime's investments, borrowings and deposits. In addition, federal authorities periodically conduct examinations of Dime and Dime Savings Bank and may impose various requirements or sanctions.

  Most of Dime's cash flow comes from dividends and other capital distributions paid to Dime by Dime Savings Bank, and Dime's ability to pay dividends to its shareholders is therefore dependent upon its ability to receive these distributions. Certain statutes and regulations restrict Dime Savings Bank's ability to pay dividends or make other distributions on its capital stock and thus limit the transfer of funds to Dime.

Legislative and Regulatory Proposals May Unfavorably Affect Dime

  Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Changes in applicable laws or policies could materially affect Dime's business, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation might take or how it might affect Dime.

Intense Competition Exists for Loans and Deposits

  Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, Dime Savings Bank has faced competition for deposits from other thrifts and commercial banks in the greater New York metropolitan area. However, in recent years "nonbank" investment alternatives such as money market mutual funds and corporate and governmental debt securities, have become significant competitors for available funds. Dime Savings Bank competes for loans with other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional investors and lenders. Many of the institutions that Dime Savings Bank competes with for deposits and loans are substantially larger than Dime Savings Bank.

                           FORWARD-LOOKING STATEMENTS

  This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of Dime. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

  . combining the businesses of Dime and Lakeview may cost more than we expect;

  . integrating the businesses of Dime and Lakeview and retaining key personnel may be more difficult than we expect;

  .  our revenues after the merger may be lower than we expect;

  . we may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect;

  . there may be increases in competitive pressure among financial institutions;

  .  changes in the interest rate environment may reduce interest margins;

  . general economic conditions, either nationally or in some or all of the states in which the combined company will be doing business, or conditions in securities markets, may be less favorable than we currently anticipate; or

  .  legislation or regulatory changes may adversely affect our business.

                                SPECIAL MEETING

General

  The Board of Directors of Lakeview (the "Lakeview Board") is providing this proxy statement/prospectus to the holders of Lakeview common stock for the solicitation of proxies for use at the special meeting of Lakeview shareholders and at any adjournments or postponements of that meeting. The special meeting is scheduled to be held at Valley Regency, 1129 Valley Road, Clifton, New Jersey at 10:00 a.m. on April 27, 1999.

  Dime is also providing this proxy statement/prospectus to Lakeview shareholders as a prospectus for the offer and sale by Dime of shares of Dime common stock to Lakeview shareholders in connection with the merger of Lakeview into Dime.

Record Date

  The Lakeview Board has fixed the close of business on March 18, 1999, as the record date for determining the Lakeview shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were
issued and outstanding      shares of Lakeview common stock. Only holders of
record of Lakeview common stock as of the record date are entitled to notice of and to vote at the special meeting.

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes (as described below) will be counted solely for the purpose of determining whether a quorum is present. Under the applicable rules of the NYSE and NASD, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the approval of the merger agreement in the absence of specific instructions from such customers ("broker non-votes"). Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement.

Solicitation and Revocability of Proxies

  Proxies in the form accompanying this document are being solicited by the Lakeview Board. Shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. Except for broker non-votes, if no instructions are indicated, such proxies will be voted "FOR" approval of the merger agreement and, as determined by a majority of the Lakeview Board, as to any other matter that may come before the special meeting including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against the proposal to approve the merger agreement, however, will be voted in favor of any adjournment or postponement of the special meeting.

  A shareholder who has given a proxy may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to the Acting Secretary of Lakeview, (2) properly submitting a duly executed proxy bearing a later date, or (3) voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Lakeview Financial Corp., 989 McBride Avenue, West Paterson, New Jersey 07424, Attention: Acting Secretary. A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the acting Secretary of Lakeview or other person responsible for tabulating votes on behalf of Lakeview.

Vote Required

  Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting.

  As of the record date, Dime held no shares of Lakeview common stock and none of Dime's directors or executive officers or their affiliates held any shares of Lakeview common stock. The directors and executive officers of Lakeview are entitled to vote approximately 27% of the outstanding shares of Lakeview common stock. As an inducement to Dime to enter into the merger agreement, these directors and executive officers have already agreed to vote their shares in favor of the merger agreement.

Recommendation of Board of Directors

  For the reasons described in the section of this proxy statement/prospectus entitled "The Merger--Reasons of Lakeview for the Merger and Recommendation of the Lakeview Board," the Lakeview Board has unanimously approved the merger agreement, believes that the merger is in the best interests of Lakeview and recommends that shareholders of Lakeview vote "FOR" approval of the merger agreement. See also "The Merger--Background of the Merger" and "--Interests of Certain Persons in the Merger."

                                   THE MERGER

  The following information describes certain information pertaining to the merger. This description is not complete and is qualified in its entirety by reference to the Appendices attached to this proxy statement/prospectus, which are incorporated herein by reference. We urge you to read the Appendices in their entirety.

General

  The merger agreement provides for a transaction in which Lakeview will merge into Dime. Dime will be the surviving corporation of the merger. At the Effective Time (as defined below), each share of issued and outstanding Lakeview common stock will cease to be outstanding and (excluding any shares held by Lakeview or Dime or their subsidiaries) will be converted into the right to receive, at the election of each Lakeview shareholder, either (1) 0.9 (the "Exchange Ratio") of a share of Dime common stock (the "Per Share Stock Consideration") or (2) $24.26 in cash (the "Per Share Cash Consideration"). Lakeview shareholders may also elect a combination of Dime common stock and cash for their shares. In addition, Dime and Lakeview have agreed that, in the aggregate, 65% of the outstanding shares of Lakeview common stock will be converted into Dime common stock and 35% of the outstanding shares of Lakeview common stock will be converted into cash. Therefore, Lakeview shareholders may receive a combination of cash and Dime common stock for their shares based on the choices made by the other Lakeview shareholders.

  The merger agreement provides that Dime may change the way it combines with Lakeview, provided that it cannot alter the consideration to be received by Lakeview shareholders, adversely affect the tax treatment for Lakeview shareholders or materially impede or delay the merger.

  Dime and Lakeview expect to merge Lakeview Savings Bank with Dime Savings Bank (the "Bank Merger") on or about the Effective Time.

Background of the Merger

  On October 8, 1998, after considering Lakeview's financial performance, the active financial institution merger and acquisition market in New Jersey, and the strong economy, Lakeview issued a press release stating that the Lakeview Board had determined that it was in the best interest of its shareholders to seek a sale or merger of Lakeview. The Lakeview Board approved the engagement of Sandler O'Neill to act as an independent financial advisor to Lakeview in connection with a possible business combination. The Lakeview Board authorized Sandler O'Neill to explore the market and contact potential acquirors to determine the feasibility and economics of a merger of Lakeview with another financial institution or its holding company and to assist in structuring and negotiating a possible business combination transaction. Sandler O'Neill was also engaged to render its opinion regarding the fairness, from a financial point of view, of the consideration proposed to be received by the shareholders of Lakeview in business combination.

  In mid-October 1998, Lakeview's management, with assistance from Sandler O'Neill, identified approximately 15 companies believed to be the most likely to offer favorable terms to acquire Lakeview. Sandler O'Neill then contacted these institutions on a no-name basis to determine their interest in a business combination. Based on discussions with Sandler O'Neill, seven parties elected to receive additional confidential information about Lakeview. These prospective candidates were given a specific time to review the information.

  In November 1998, three institutions submitted formal indications of interest regarding a possible business combination with Lakeview. Lakeview management met with Sandler O'Neill and legal counsel to review the indications of interest.

  During the weeks of November 9, November 16 and November 23, three institutions completed a detailed on-site due diligence on Lakeview.

  Two of these institutions presented revised proposals in early December 1998. An analysis of the revised proposals was presented by Sandler O'Neill to the Lakeview Board on December 8, 1998. Dime's proposal was the highest in dollar value to Lakeview's shareholders. The Lakeview Board engaged in a comprehensive discussion and analysis of the following factors in determining with which merger candidate to proceed:

    (1) the Lakeview Board's obligation to provide a favorable investment return to Lakeview's shareholders;

    (2) the market risk and opportunity associated with a stock-for-stock transaction;

    (3) the ability of the parties to complete the transaction;

    (4) the tax and accounting consequences of the transaction to Lakeview's shareholders;

    (5) the proposed terms of a definitive agreement; and

    (6) the effect of the proposed transaction on employees, customers and the community.

After completing its analysis, the Lakeview Board authorized and directed management, its legal counsel and Sandler O'Neill to continue negotiations with Dime regarding the terms of a merger agreement. During the next week, legal counsel, Sandler O'Neill and Lakeview management continued to negotiate the proposed agreement.

  In addition, during the week of December 7, 1998, Lakeview personnel, Sandler O'Neill personnel and Lakeview's legal representatives met with representatives of Dime to perform due diligence on Dime.

  On December 15, 1998, legal counsel, Sandler O'Neill and Lakeview management reviewed with the Lakeview Board the terms of the proposed merger agreement and Sandler O'Neill discussed the proposed consideration to be received by Lakeview shareholders. Specifically, Sandler O'Neill discussed the proposal that each share of Lakeview common stock will be converted into the right to receive 0.9 of a share of Dime common stock or $24.26 in cash, subject to the requirement that in the aggregate approximately 65% of the outstanding shares of Lakeview common stock would be converted into Dime common stock and the other 35% would be converted into cash (the "Consideration"). Sandler O'Neill discussed the fairness of the proposed Consideration to Lakeview shareholders from a financial point of view. The Lakeview Board determined that the Dime offer would produce the maximum benefit to Lakeview's shareholders. Further, the Lakeview Board felt that the proposed transaction with Dime offered a greater likelihood of stability in the operations of Lakeview Savings Bank, thereby benefitting employees, customers and the community. As a result, the Lakeview Board unanimously approved the merger agreement.

Reasons of Lakeview for the Merger and Recommendation of the Lakeview Board

  The Lakeview Board believes that the merger is fair to, and in the best interests of, Lakeview and its shareholders. Accordingly, the Lakeview Board unanimously approved the merger agreement and the merger and recommends that Lakeview shareholders vote FOR the approval of the merger agreement.

  In reaching its determination that the merger is fair to, and in the best interests of, Lakeview and its shareholders, the Lakeview Board considered a number of factors, including the following:

    (1) the current condition and growth prospects of Lakeview and Lakeview Savings Bank, as well as Lakeview's historical results of operations and prospective results of operations were Lakeview to remain independent;

    (2) the economic, business and competitive climate for banking and financial institutions in New Jersey, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry;

    (3) the consideration offered to Lakeview shareholders by Dime (a) in absolute terms, (b) as compared to the value of other offers received from qualified and informed potential acquirers, whose offers were each less than Dime's offer, and (c) as compared to recent mergers and acquisitions involving other banking and financial institutions in New Jersey and nationally;

    (4) the potential market value, liquidity and dividend yield of Lakeview common stock if Lakeview were to remain independent;

    (5) the historically greater liquidity represented by the Dime common stock to be received in the merger;

    (6) the greater financial and management resources and customer product offerings of Dime, which could increase the competitiveness of the combined institution in Dime's market area and ability to serve the depositors, customers and communities currently served by Dime;

    (7) the historical results of operations and financial condition of Dime and the future prospects for Dime, including anticipated benefits of the merger;

    (8) the future growth prospects of Dime following the merger;

    (9) the fact that the merger will be a tax-free exchange to Lakeview shareholders for federal income tax purposes to the extent they receive Dime common stock as consideration in exchange for their shares of Lakeview common stock; and

    (10) the presentation of Sandler O'Neill and the fact that Sandler O'Neill would render an opinion that the consideration to be received in the merger by Lakeview shareholders was fair to such holders from a financial point of view.

  The foregoing list of factors is not intended to be an exhaustive list, but is intended to include the material factors considered by the Lakeview Board. In reaching its determination to approve and recommend the merger, the Lakeview Board did not assign any relative or specific weights to the foregoing factors, and the individual directors may have given differing weights to different factors.

  The Lakeview Board unanimously recommends that all shareholders of Lakeview approve the merger agreement.

Opinion of Lakeview Financial Advisor

  By letter agreement dated as of September 18, 1998, Lakeview retained Sandler O'Neill as an independent financial advisor in connection with Lakeview's general strategic analyses and its consideration of possible business combinations with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

  Sandler O'Neill acted as financial advisor to Lakeview in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the request of the Lakeview Board, representatives of Sandler O'Neill attended the December 8, 1998 and December 15, 1998 meetings of the Lakeview Board at which the Board considered and approved the merger agreement. At the December 15th meeting, Sandler O'Neill delivered to the Lakeview Board its written opinion that, as of such date, the Consideration was fair to the Lakeview shareholders from a financial point of view. Sandler O'Neill has also delivered to the Lakeview Board a written opinion dated the date of this proxy statement/prospectus (the "Sandler Opinion"), which is substantially identical to the December 15, 1998 opinion. The full text of the Sandler Opinion is attached as Appendix D to this proxy statement/prospectus. The Sandler Opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The Sandler Opinion is incorporated by reference into this description of the opinion and this description is qualified in its entirety by reference to the Sandler Opinion. Lakeview shareholders are urged to carefully read the Sandler Opinion in connection with their consideration of the merger.

  The Sandler Opinion was directed to the Lakeview Board and was provided to the Lakeview Board for its information in considering the merger. The Sandler Opinion is directed only to the fairness of the consideration to Lakeview shareholders from a financial point of view. It does not address the underlying business decision of Lakeview to engage in the merger or any other aspect of the merger and is not a recommendation to any Lakeview shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other related matter.

  In rendering its December 15, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.

  In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Lakeview, Dime and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for the purpose of rendering its opinion and provided such analyses to the Lakeview Board at the December 8th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Lakeview common stock or Dime common stock or the prices at which Lakeview common stock or Dime common stock may be sold at any time.

  Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Dime common stock on December 7, 1998 of $26.75, an exchange ratio of 0.9 of a share of Dime common stock per share for 65% of the outstanding Lakeview common stock and $24.26 in cash per share in cash for the other 35% of the outstanding Lakeview common stock, Sandler O'Neill calculated an implied transaction value per share of the Lakeview common stock of $24.14 (the "Implied Value"). The implied aggregate transaction value was $124 million, based upon the Implied Value of $24.14 and 5,150,714 fully diluted shares of Lakeview common stock outstanding, which was determined using the treasury stock method at the Implied Value, and included all shares held by the Employee Stock Ownership Plan. Based upon the Implied Value and Lakeview's October 31, 1998 financial information, Sandler O'Neill calculated the following ratios:

       Implied Value/Tangible Book Value.................................  4.08x
       Implied Value/Book Value..........................................  2.56x
       Implied Value/LTM Normalized EPS.................................. 29.81x
       Implied Value/Estimated EPS....................................... 20.94x

For purposes of Sandler O'Neill's analyses, LTM normalized net income was assumed to be $4.2 million and 1999 net income was assumed to be $5.9 million, and the earnings per share calculations were based on fully diluted shares of 5,150,714. Sandler O'Neill noted that the Implied Value represented a 3.83% premium over the December 7, 1998 closing price of Lakeview common stock of $23.25.

  Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Lakeview common stock and Dime common stock, and the relationship between the movements in the prices of Lakeview common stock and Dime common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index (the "S&P Index"), the NASDAQ Bank Index (the "Bank Index") and selected composite peer groups of publicly traded savings institutions identified as the Regional Group and Peer Group, respectively, below. During the period December 4, 1997 through December 4, 1998, Lakeview common stock outperformed both the Bank Index and the Regional Group and underperformed the S&P Index. During the period December 4, 1997 through December 4, 1998, Dime common stock outperformed both the Bank Index and the Regional Group and underperformed the S&P Index.

  Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Lakeview and two different groups of savings institutions. The first group consisted of Lakeview and the following twelve publicly traded regional savings institutions (the "Regional Group"): GA Financial, Inc., First Bell Bancorp, Inc., TF Financial Corp., FMS Financial Corp., Statewide Financial Corp., Progress Financial Corp., Ambanc Holding Co., Northeast PA Financial Corp., Thistle Group Holdings Co., Carver Bancorp, Inc., Warwick Community Bancorp and Harleysville Savings Bank. Sandler O'Neill also compared Lakeview to a group of ten publicly traded savings institutions that had a return on average equity (based on last twelve months' earnings) of greater than 14.0% and a price to tangible book value of greater than 190% (the "Highly Valued Group"). The Highly Valued Group included Lakeview and the following institutions: CFSB Bancorp, Inc., Home Federal Bancorp, MetroWest Bank, Coastal Financial Corp., Emerald Financial Corp., First Citizens Corp., Winton Financial Corp., Home Port Bancorp, Inc., Ipswich Savings Bank and Crusader Holding Corp. The analysis utilized publicly available financial information for Lakeview as of and for each of the years ended July 31, 1993 through July 31, 1998 and as of and for the twelve months ended October 31, 1998. The analysis compared Lakeview data and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended September 30, 1998. The table below sets forth the comparative data as of and for the twelve months ended October 31, 1998 for Lakeview and as of and for the twelve months ended September 30, 1998 for each of the Regional Group and the Highly Valued Group.

                                                                      Highly
                                          Lakeview  Regional Group Valued Group
                                          --------  -------------- ------------
Total Assets............................. $572,872     $572,872      $572,872
Annual Growth Rate of Assets.............    13.24%       11.32%        14.28%
Tangible Equity/Total Assets.............     5.30%        9.37%         7.82%
Intangible Assets/Total Equity...........    37.36%        0.13%         1.08%
Net Loans/Total Assets...................    50.04%       55.18%        75.05%
Cash & Securities/Total Assets...........    38.65%       38.74%        17.44%
Gross Loans/Total Deposits...............    64.19%       87.25%       100.03%
Total Borrowings/Total Assets............     9.73%       23.94%        14.21%
Nonperforming Assets/Total Assets........     0.68%        0.37%         0.52%
Loan Loss Reserves/Gross Loans...........     1.59%        0.83%         1.14%
Net Interest Margin......................     3.58%        3.00%         3.56%
Loan Loss Provision/Average Assets.......     0.26%        0.09%         0.08%
Non-interest Income/Average Assets.......     0.65%        0.35%         0.65%
Non-interest Expense/Average Assets......     2.41%        2.34%         2.32%
Efficiency Ratio.........................    62.42%       67.01%        56.15%
ROAA.....................................     0.75%        0.81%         1.25%
ROAE.....................................     8.08%        7.70%        16.29%
Price/Tangible Book Value per Share......   319.61%      121.09%       218.02%
Price/Earnings per Share.................    23.21x       16.18x        14.69x
Market Capitalization/Assets.............    16.95%       12.18%        18.02%
Dividend Yield...........................     0.80%        1.59%         1.45%
Dividend Payout Ratio....................     8.23%       26.16%        26.04%

  Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Dime and two different groups of savings institutions. The first group consisted of Dime and the following six publicly traded savings institutions (the "Peer Group"):
Sovereign Bancorp, Inc., GreenPoint Financial Corp., Astoria Financial Corp., Peoples Heritage Financial Group, Webster Financial Corp. and Independence Community Bank Corp. Sandler O'Neill also compared Dime to a group of seven publicly traded savings institutions that had a return on average equity of greater than 13%, based on last twelve months' earnings, and a price to tangible book value of greater than 170% (the "Large Highly Valued Group"). The Large Highly Valued Group included Dime and the following institutions: Golden State Bancorp, Golden West Financial, Bank United Corp., Washington Federal, Inc., MAF Bancorp, Inc. and Flagstar Bancorp, Inc. The analysis utilized publicly available financial information for Dime as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended September 30, 1998. The analysis compared Dime data to the median data for each of the Peer Group and the Large Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended September 30, 1998.

  No company included in the above analysis is identical to Lakeview or Dime. Accordingly, an analysis of comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Lakeview and Dime and the companies to which they are being compared.

  Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other merger or acquisition transactions announced from January 1, 1998 to December 6, 1998 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 58 transactions announced nationwide ("Nationwide Transactions") and 18 transactions announced in Maryland, New Jersey, New York, Pennsylvania and Delaware ("Regional Transactions"). Sandler O'Neill reviewed the ratios of deal price to last four quarters' earnings, deal price to book value, deal price to tangible book value, tangible book premium to core deposits and deal price to total assets and computed high, low, mean and median ratios and premiums for the respective groups of transactions. These multiples were applied to Lakeview's financial information as of and for the twelve months ended October 31, 1998. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Lakeview common stock of $14.04 to $26.73 based upon the median multiples for Nationwide Transactions and $12.78 to $29.73 based upon the median multiples for Regional Transactions. As calculated by Sandler O'Neill, the Implied Value of the merger to Lakeview shareholders was $24.14.

                                                 Nationwide        Regional
                                                Transactions     Transactions
                                              ---------------- ----------------
                                               Median  Implied  Median  Implied
                                              Multiple  Value  Multiple  Value
                                              -------- ------- -------- -------
     Deal price/LTM normalized EPS...........  26.16x  $21.24   26.72x  $21.69
     Deal price/Book value...................   2.21x   22.26    2.03x   20.41
     Deal price/Tangible book value..........   2.23x   14.04    2.03x   12.78
     Tangible book premium/Core deposits.....  21.28%   23.70   20.20%   22.80
     Deal price/Total assets.................  22.48%   26.73   25.01%   29.73

  No companies involved in the transactions included in the above analysis are identical to Lakeview and Dime and no transaction included in the above analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Lakeview and Dime and the companies to which they are being compared.

  Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Lakeview through July 31, 2005 under various circumstances, assuming Lakeview's current dividend payout ratio and that Lakeview performed in accordance with the earnings forecasts of its management. To approximate the terminal value of Lakeview common stock at July 31, 2005, Sandler O'Neill applied price to earnings multiples ranging from 10x to 22x and applied multiples of tangible book value ranging from 100% to 250%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Lakeview common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Lakeview common stock of $9.71 to $26.80 when applying the price/earnings multiples and $9.51 to $30.82 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the Implied Value of the merger to Lakeview shareholders was $24.14.

                                                                   Tangible Book
                                                         Price     -------------
                                                       Earnings        Value
                                                       Multiples     Multiples
                                                     ------------- -------------
       Discount Rate                                  10x    22x    1.0x   2.5x
       -------------                                 ------ ------ ------ ------
        9%.......................................... $12.76 $26.80 $13.12 $30.82
       11...........................................  11.64  24.37  11.77  27.52
       13...........................................  10.62  22.18  10.57  24.58
       15...........................................   9.71  20.20   9.51  21.99

  In connection with its analysis, Sandler O'Neill considered and discussed with the Lakeview Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon the Consideration, Lakeview's and Dime's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with senior managements of Lakeview and Dime. Sandler O'Neill assumed a closing date of the merger of June 30, 1999. As illustrated in the following table, this analysis indicated that the merger would be slightly accretive to Dime's earnings per share and dilutive to tangible book value per share of Dime common stock as of December 31, 1999. The actual results by Dime may vary from projected results and the variation may be material.

                                                                    December 31,
                                                                        1999
                                                                    ------------
        Dime Projected Stand-alone EPS.............................   $ 2.092
        Dime Proforma EPS..........................................   $ 2.093
        Dime Stand-alone TBV.......................................   $11.350
        Dime Proforma TBV..........................................   $11.100

  In connection with rendering its December 15, 1998 opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and exhibits thereto;
(2) the stock option agreement; (3) certain publicly available financial statements of Lakeview and other historical financial information provided by Lakeview that Sandler O'Neill deemed relevant; (4) certain publicly available financial statements of Dime and other historical financial information provided by Dime that Sandler O'Neill deemed relevant; (5) certain financial analyses and forecasts of Lakeview prepared by and reviewed with management of Lakeview and the views of senior management of Lakeview regarding Lakeview's past and current business, operations, results thereof, financial condition and future prospects; (6) certain financial analyses and forecasts of Dime prepared by and reviewed with management of Dime and the views of senior management of Dime regarding Dime's past and current business, operations, results thereof, financial condition and future prospects; (7) the pro forma impact of the merger; (8) the publicly reported historical price and trading activity for Lakeview and Dime common stock, including a comparison of certain financial and stock market information for Lakeview and Dime with similar publicly available information for certain other companies with securities that are publicly traded; (9) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (10) the current market environment generally and the banking environment in particular; and (11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

  In connection with rendering the Sandler Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its December 15, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

  In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Lakeview or Dime or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Lakeview or Dime, nor has it reviewed any individual credit files relating to Lakeview or Dime. With Lakeview's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Lakeview and Dime are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Lakeview or Dime. With respect to all financial projections prepared by or reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Lakeview and Dime and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

  Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Lakeview's consent, that there has been no material change in Lakeview's and Dime's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to it, that Lakeview and Dime will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization.

  Lakeview has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Lakeview common stock on March 16, 1999, the last practicable date prior to the printing of this proxy statement/prospectus, Lakeview will pay Sandler O'Neill a transaction fee of approximately $1.5 million, of which approximately $365,000 has been paid and the balance of which is payable upon closing of the transaction. Sandler O'Neill has also received a fee of $150,000 for rendering its fairness opinion, which will be credited against that portion of the transaction fee payable at closing. Lakeview has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

  In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Lakeview and Dime and may actively trade the debt and equity securities of Lakeview and Dime for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Effective Time

  The merger will be consummated if the merger agreement is approved by the Lakeview shareholders, Dime and Lakeview obtain all required consents and approvals and all other conditions to the merger are either satisfied or waived. The merger will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that certificates of merger are filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey, or such later date or time as may be indicated in such certificates. Dime and Lakeview have generally agreed to cause the Effective Date to occur on the fifth NYSE trading day to occur after the last of the conditions to the consummation of the merger have been satisfied or waived (or, at Dime's election, on the last business day of the month in which such day occurs, or on any other date as Dime and Lakeview agree in writing). It is currently anticipated that the merger will occur in the second quarter of 1999. Dime and Lakeview each has the right to terminate the merger agreement if the merger is not completed by September 30, 1999. See "The Merger--Amendment, Waiver and Termination."

Election and Allocation Procedures

  Each record holder of shares of Lakeview common stock will be entitled (1) to elect to receive Dime common stock for all or some of its shares ("Stock Election Shares"), (2) to elect to receive cash for all or some of its shares ("Cash Election Shares") or (3) to make no election for all or some of its shares ("No-Election Shares"). Any shares of Lakeview common stock for which the record holder has not submitted a properly completed election form to the exchange agent chosen by Dime by the election deadline (as defined in the merger agreement) will be treated as No-Election Shares.

  No later than the fifteenth day following the election deadline, Dime will cause the exchange agent to allocate among the holders of Lakeview common stock rights to receive Dime common stock, cash or both in exchange for their shares.

  If the number of Stock Election Shares is less than 65% of the number of shares of Lakeview common stock outstanding at the Effective Time (the "Stock Number"), then (1) all Stock Election Shares will be converted into the right to receive Dime common stock, (2) the exchange agent will allocate pro rata from among the No-Election Shares a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares is equal as closely as practicable to the Stock Number, (3) if the sum of the number of Stock Election Shares and No-Election Shares is less than the Stock Number, the exchange agent will allocate pro rata from among the Cash Election Shares a sufficient number of Cash Election Shares such that the sum of such number and the number of Stock Election Shares and No-Election Shares is as equal as practicable to the Stock Number, and all such shares will be converted into the right to receive the Per Share Stock Consideration, and
(4) the remaining No-Election Shares and Cash Election Shares will be converted into the right to receive the Per Share Cash Consideration.

  If the number of Stock Election Shares is greater than the Stock Number, then
(1) all Cash Election Shares and No-Election Shares will be converted into the right to receive the Per Share Cash Consideration, (2) the exchange agent will allocate pro rata from among the Stock Election Shares a sufficient number of Cash Election Shares such that the number of Stock Election Shares is as equal as practicable to the Stock Number, and all such allocated shares will be converted into the right to receive the Per Share Cash Consideration, and (3) the remaining Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration.

Distribution of Dime Certificates

  At least 30 days before the Effective Date, Dime will send transmittal materials to each Lakeview shareholder for use in making the election described above and for exchanging his or her certificates representing shares of Lakeview common stock for shares of Dime common stock and/or cash. Lakeview shareholders should not surrender their certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver certificates for Dime common stock and/or a check for any cash consideration (or fractional share interests or dividends or distributions) once it receives the certificates representing a holder's shares of Lakeview common stock. No party will be liable to any shareholder for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Dime will not pay any dividends or other distributions with respect to Dime common stock with a record date occurring after the Effective Time to any former Lakeview shareholder who has not exchanged his or her certificates representing Lakeview common stock. After exchanging his or her certificates for Dime stock certificates, all paid dividends and other distributions and, if applicable, a check for the amount to be paid for any fractional shares will be delivered to such shareholder, in each case without interest. In addition, no former Lakeview shareholder shall be eligible to vote the shares of Dime common stock, if any, he or she is entitled to receive until he or she has exchanged his or her certificates representing Lakeview common stock for Dime common stock.

  After the Effective Time, there will be no transfers of shares of Lakeview common stock on Lakeview's stock transfer books. If certificates representing shares of Lakeview common stock are presented for transfer after the Effective Time, the exchange agent or Dime will cancel and exchange them for certificates representing shares of Dime common stock and a check for the amount to be paid for fractional shares of Dime common stock, if any.

Fractional Shares

  Dime will not issue any fractional shares of Dime common stock. Instead, a Lakeview shareholder who would otherwise have received a fraction of a share of Dime common stock will receive cash (without interest). The amount of cash received will be determined by multiplying the fraction of Dime common stock the shareholder would have been entitled to receive by the average of the last sale prices of Dime common stock, as reported by the NYSE Composite Transactions Reporting System, for the five trading days immediately preceding the Effective Date. Holders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.

Federal Income Tax Considerations of the Merger

  The following is a summary of the material U.S. federal income tax consequences to holders of Lakeview common stock who hold such stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code (the "Code"). Special tax consequences may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to mark to market, persons that hold Lakeview common stock as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States and shareholders who acquired their shares of Lakeview common stock through the exercise of an employee stock option or otherwise as compensation. The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this proxy statement/prospectus. All shareholders should consult with their own tax advisors as to the particular tax consequences of the merger, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

  Tax Consequences of the Merger Generally. It is a condition to the merger that Dime receive an opinion of its counsel, Sullivan & Cromwell, that the merger will constitute a "reorganization" within the meaning of Section 368 of the Code and that Lakeview receive an opinion of its counsel, Malizia, Spidi, Sloane & Fisch, P.C., that (1) the merger will constitute a "reorganization" within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by Lakeview shareholders to the extent they receive Dime common stock as consideration in exchange for shares of Lakeview common stock. In rendering such opinions, counsel may require and rely upon representations contained in letters to be received from Lakeview, Dime and others. Neither of these tax opinions will be binding on the Internal Revenue Service, but neither Dime nor Lakeview intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

  Based on the above assumptions and qualifications, for U.S. federal income tax purposes (1) no gain or loss generally will be recognized by Dime or Lakeview pursuant to the merger, (2) a shareholder of Lakeview who exchanges all of its Lakeview common stock solely for cash in the merger will recognize gain or loss in an amount equal to the difference between the cash received and such shareholder's adjusted tax basis in the shares surrendered, (3) a shareholder of Lakeview who receives solely Dime common stock in exchange for its shares in the merger will not recognize any gain or loss (except, as discussed below, to the extent the shareholder receives cash in exchange for fractional shares) and (4) a shareholder of Lakeview who receives a combination of cash and Dime common stock in the merger will not recognize loss but will recognize gain, if any, on the shares so exchanged to the extent of any cash received.

  Exchange of Lakeview Common Stock Solely for Cash. In general, a shareholder of Lakeview who exchanges all of its Lakeview common stock for cash in the merger will recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the shares of Lakeview common stock surrendered. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

  Exchange of Lakeview Common Stock Solely for Dime Common Stock. A shareholder of Lakeview who receives solely Dime common stock in exchange for its shares in the merger will not recognize any gain or loss upon such exchange. Such shareholder may recognize gain or loss, however, to the extent cash is received in lieu of a fractional share of Lakeview common stock, as discussed below. The aggregate adjusted tax basis of the shares of Dime common stock received in such exchange will be equal to the aggregate adjusted tax basis of the shares surrendered therefor, and the holding period of the Dime common stock will include the holding period of the shares of Lakeview common stock surrendered therefor.

  Exchange of Lakeview Common Stock for Dime Common Stock and Cash. A shareholder of Lakeview who receives a combination of cash and shares of Dime common stock in the merger will not recognize loss but will recognize gain (equal to the excess of the cash and the fair market value of the Dime common stock received by the shareholder over such shareholder's adjusted tax basis in the Lakeview common stock exchanged therefor), if any, on the shares so exchanged to the extent of any cash received. Any such recognized gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case such gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of Lakeview's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period for such shares is greater than one year. The following is a brief discussion of such potential tax treatment; however, Lakeview shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their Lakeview common stock will be treated as a dividend.

  The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by a shareholder of Lakeview pursuant to the merger has the effect of a distribution of a dividend under Section 356(a)(2) of the Code. Under this analysis (called the "hypothetical redemption analysis"), a shareholder of Lakeview will be treated as if the portion of the shares of Lakeview common stock exchanged for cash in the merger had been instead exchanged for shares of Dime common stock (the "hypothetical shares"), followed immediately by a redemption of the hypothetical shares by Dime for cash. Under the principles of Section 302 of the Code, a shareholder of Lakeview will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing the shareholder's ownership interest in Dime both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

  Whether the hypothetical redemption by Dime of the hypothetical shares for cash is "not essentially equivalent to a dividend" with respect to a shareholder of Lakeview will depend upon such shareholder's particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in such shareholder's percentage ownership of Dime stock. In determining whether the hypothetical redemption by Dime results in a meaningful reduction in the shareholder's percentage ownership of Dime stock, and therefore, does not have the effect of a distribution of a dividend, a shareholder of Lakeview should compare his or her share interest in Dime (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to his or her interest after the hypothetical redemption. The IRS has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption. In Revenue Ruling 76-385, the IRS found a reduction from .0001118% to .0001081% to be a meaningful reduction.

  The hypothetical redemption transaction would be "substantially disproportionate," and therefore, would not have the effect of a distribution of a dividend with respect to a shareholder of Lakeview who owns less than 50% of the voting power of the outstanding Dime common stock, if the percentage of Dime common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of Dime common stock actually, hypothetically and constructively owned by such shareholder immediately before the hypothetical redemption.

  The aggregated adjusted tax basis of the shares of Dime common stock received in such exchange will be equal to the aggregate tax basis of the shares surrendered therefor, decreased by the cash received and increased by the amount of gain recognized, if any. The holding period of Dime common stock will include the holding period of the shares of Lakeview common stock surrendered therefor.

  Cash Received in Lieu of a Fractional Interest of Dime Common Stock. A shareholder of Lakeview who receives cash in lieu of a fractional share of Dime common stock will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Dime subject to Section 302 of the Code. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the Lakeview shareholder. (See the preceding section.) If the deemed redemption is treated as a sale of a fractional share, a Lakeview shareholder will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Dime common stock allocable to such fractional interest. Such gain or loss will be capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

  Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Lakeview common stock will be subject to information reporting and "backup" withholding (whether or not the holder also receives Dime common stock) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Management and Operations After the Merger

  Dime will be the surviving corporation resulting from the merger. It will continue to be governed by the laws of the State of Delaware and will operate in accordance with its certificate of incorporation and by-laws as in effect immediately prior to the Effective Time.

  The directors and officers of Dime before the merger will continue to be the directors and officers of Dime after the merger.

Post-Merger Compensation and Benefits

  The merger agreement provides that for at least one year after the Effective Date, Dime will provide employees of Lakeview and its subsidiaries who become employees of Dime and any of its subsidiaries (the "Retained Employees") with employee benefits which are no less favorable in the aggregate than those provided to similarly situated employees of Dime and its subsidiaries. The merger agreement provides that any Retained Employees generally will receive credit for their service with Lakeview or any of its subsidiaries or predecessors prior to the Effective Time, to the extent Lakeview credited such service under a comparable plan, for the purpose of determining eligibility to participate and vesting, but not for the purpose of benefit accrual, under Dime's employee benefit plans. The merger agreement provides that Dime generally will cause any and all pre-existing condition limitations and waiting periods under group health plans to be waived with respect to the Retained Employees and their eligible dependents.

Treatment of Outstanding Options

  Prior to the Effective Time, Lakeview will take all action necessary to cause each option to purchase shares of Lakeview common stock, whether vested or unvested (each, a "Lakeview Stock Option"), under Lakeview's 1993 Stock Option Plans to be converted into the right to receive an amount in cash equal to the excess of $24.26 over the exercise price per share of such Lakeview Stock Option, multiplied by the number of shares subject to such option.

Interests of Certain Persons in the Merger

  Some members of Lakeview's management and the Lakeview Board have interests in the merger in addition to their interests as Lakeview shareholders. The Lakeview Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

  Kevin J. Coogan, Kevin M. McCloskey, Anthony G. Gallo and Leo J. Costello each have employment agreements with Lakeview that provide for payments over 36 months (or reduced lump sum payments) by Lakeview in the event of a "change in control" (as defined in such agreements) of Lakeview and the individual's involuntary termination of employment (absent "just cause") or, in certain circumstances, the individual's voluntary termination of employment, within 12 months after the change in control. In connection with the merger agreement, each of these individuals entered into severance agreements with Lakeview providing for payments in the same circumstances that would have enabled payment under their employment agreements after a change in control, that are the lesser of a stated amount or the product of 2.99 times the individual's prior five-year average taxable compensation, subject to reduction with respect to other payments made or due the individual that would otherwise constitute "parachute payments" under the Code. For purposes of these agreements, the merger would constitute a "change in control." The maximum amount payable to Messrs. Coogan, McCloskey, Gallo and Costello under their severance agreements is $2,586,667, $634,000, $600,000 and $62,000, respectively (subject to reduction based on their prior five-year average taxable compensation and other Code Section 280G parachute payments). These payments are to be made in a lump sum or otherwise as soon as they can be made and remain deductible for federal income tax purposes. The payments under the severance agreements are in lieu of any payments that would be made under the employment agreements, and are also in lieu of any right to any payments under the Lakeview Savings Bank Supplement Retirement Plan for Senior Officers that might have otherwise been payable.

  Furthermore, Dime has entered into three-year consulting agreements with Kevin J. Coogan and Leo J. Costello and two-year consulting agreements with Kevin M. McCloskey and Anthony G. Gallo. Under the agreements, Messrs. Coogan, McCloskey, Gallo and Costello will be entitled to annual compensation of approximately $400,000, $150,000, $150,000 and $50,000, respectively. In exchange for such payments, the individuals will provide consulting services to Dime and be subject to certain non-competition requirements.

  Dime has agreed that each member of the Lakeview Board (seven persons) will be entitled to serve on a New Jersey advisory board to be established by Dime for a one-year period following the Effective Date. Each member of the Lakeview Board serving on this advisory board would be entitled to receive a fee for such service equal to $20,000 per year.

  The merger agreement provides that, for a period of six years after the Effective Date, Dime will indemnify the directors and officers of Lakeview and its subsidiaries against certain liabilities to the fullest extent that Dime is permitted to indemnify its directors and executive officers. Furthermore, Dime agreed in the merger agreement to use its reasonable best efforts to provide, for a period of three years, subject to certain limitations, directors' and officers' liability insurance coverage for persons who were covered by such insurance maintained by Lakeview on the date of the merger agreement.

  Certain directors and officers of Lakeview hold stock options which, if not exercised prior to the Effective Time, will be converted into the right to receive a cash payment. See "--Treatment of Outstanding Options."

  In connection with the merger, the Lakeview Savings Bank Employee Stock Ownership Plan and Trust (commonly called an "ESOP") may be terminated. The termination of the ESOP would require the ESOP trustees to use a certain portion of the proceeds received from the exchange of shares of Lakeview common stock pursuant to the merger agreement to repay the related outstanding debt of the ESOP. Pursuant to the terms of the ESOP, to the extent permitted by law, any amounts remaining after the repayment of the debt would be allocated to the ESOP participants.

  In August 1998, awards of Lakeview common stock were made to certain officers and directors under Lakeview's Management Stock Bonus Plan. To the extent that those awards were not vested upon grant, they vested in connection with the Dime offer to Lakeview and the signing of the merger agreement. The awards made to Messrs. Coogan, McCloskey and Gallo in August 1998 totaled 72,000, 16,000 and 16,000 shares of Lakeview common stock, respectively, and the awards to certain directors as a group (six persons) totaled 90,000 shares of Lakeview common stock in the aggregate.

Conditions to Completion

  The obligations of Lakeview and Dime to consummate the merger are subject to the satisfaction or written waiver prior to the Effective Time of the following conditions:

  . the merger agreement is approved by the shareholders of Lakeview;

  . the required regulatory approvals described below under "Regulatory Approvals" are received, without any conditions, restrictions or requirements that the Dime Board reasonably determines would, following the Effective Time, have a material adverse effect on Dime or reduce the benefits of the merger to such a degree that Dime would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

  . all third party consents are obtained, without any conditions, restrictions or requirements that the Dime Board reasonably determines would, following the Effective Time, have a material adverse effect on Dime or reduce the benefits of the merger to such a degree that Dime would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

  . no court or regulatory authority has taken any action prohibiting the consummation of the merger;

  . the Registration Statement of which this proxy statement/prospectus constitutes a part is declared effective by the Securities and Exchange Commission (the "SEC") and is not subject to a stop order or any threatened stop order;

  . all permits or authorizations necessary to consummate the merger are received;

  . the shares of Dime common stock issuable in the merger are approved for listing on the NYSE;

  . the representations and warranties of each party are true and correct other than any inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, results of operations, businesses or prospects of the party by whom such representations and warranties were made, and each party has performed in all material respects all of the obligations required to be performed by it pursuant to the merger agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements;

  . Lakeview receives an opinion of Malizia, Spidi, Sloane & Fisch, P.C. as to certain tax matters;

  . Dime receives an opinion of Sullivan & Cromwell as to certain tax matters;

  . Dime receives an opinion of Sullivan & Cromwell that the shares of Dime common stock to be issued as consideration, when issued in accordance with the terms of the merger agreement, will be duly authorized, validly issued, fully paid and nonassessable;

  . Lakeview and Dime receive "comfort" letters from KPMG LLP, Lakeview's and Dime's independent public accountants in accordance with the Financial Accounting Standards Board's Statement of Accounting Standards No. 72; and

  . unless otherwise requested by Dime, Lakeview causes Lakeview Savings Bank to pay in cash the maximum dividend permitted to be paid to Lakeview under applicable law.

  No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties have no reason to believe that any of these conditions will not be satisfied.

Regulatory Approvals

  Office of Thrift Supervision. The merger is subject to receipt of approvals of the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act and the Federal Deposit Insurance Act and related OTS regulations. These approvals require consideration of various factors, including assessments of the competitive effect of the contemplated transactions, the managerial and financial resources and future prospects of the resulting institutions and the effect of the contemplated transactions on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, as amended ("CRA"), also requires that the OTS, in deciding whether to approve the merger and the Bank Merger, assess the records of performance of Lakeview and Dime in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. As part of the review process under the CRA, it is not unusual for community groups and others to submit protests and adverse comments. OTS regulations require publication of notice of, and an opportunity for public comment with respect to, the applications. In addition, the OTS is authorized to hold informal and formal meetings in connection with its review. Any such meeting or comments provided by third parties could prolong the period during which the transaction is subject to review.

  State Authorities. The Merger is also subject to receipt of approval of the New Jersey Department of Banking and Insurance.

  Status of Regulatory Approvals and Other Information. Dime and Lakeview have filed all applications and notices and taken other appropriate action with respect to any necessary approvals or other action of any governmental authority of which they have knowledge. The merger agreement provides that the obligation of each of Dime and Lakeview to consummate the merger is conditioned upon (1) the receipt of all requisite regulatory approvals, including the approvals of the OTS and, to the extent necessary, other authorities, (2) the termination or expiration of all statutory or regulatory waiting periods and
(3) no such approvals containing conditions, restrictions or requirements that the Dime Board reasonably determines would, after the Effective Date, have a material adverse effect on Dime or reduce the benefits of the merger to such a degree that Dime would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement.

  The merger cannot proceed in the absence of the necessary regulatory approvals. There can be no assurance that these regulatory approvals will be obtained or as to the dates of such approvals. There can also be no assurance that these approvals will not contain a condition, restriction or requirement that fails to satisfy the conditions set forth in the merger agreement.

  See "--Effective Time," "--Conditions to Completion" and "--Amendment, Waiver and Termination."

Amendment, Waiver and Termination

  Prior to the Effective Time, certain provisions of the merger agreement may be waived by the party benefitted by such provision or may be amended or modified, by written agreement between Dime and Lakeview. However, after the special meeting the merger agreement may not be amended in violation of the New Jersey Business Corporation Act (the "NJBCA") or the Delaware General Corporation Law (the "DGCL").

  The merger agreement may be terminated, and the merger abandoned, at any time prior to the Effective Time by mutual consent of Lakeview and Dime. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the Effective Time by either Dime or Lakeview if:

  . the other party breaches (a) a representation or warranty contained in the merger agreement, or (b) a covenant or other agreement contained in the merger agreement, which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the breaching party, and in either case (a) or (b), which cannot be or has not been cured within 30 days after giving written notice to the breaching party;

  .  the merger is not completed by September 30, 1999;

  . the approval of a governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement is denied by final, nonappealable action of such authority; or

  . the Lakeview shareholders fail to approve the merger agreement at the special meeting.

  In addition, Dime may terminate the merger agreement if the Lakeview Board withdraws or materially changes its recommendation to approve the merger agreement, and Lakeview may terminate the merger agreement if it simultaneously enters into a definitive agreement with a third party that has made a Superior Proposal (as defined in the merger agreement), but if Lakeview terminates for this reason it must deliver written notice of its intention to terminate at least five days in advance and must pay Dime a termination fee of $400,000, and Dime may exercise its option to purchase up to 19.9% of the outstanding shares of Lakeview common stock.

Conduct of Business Pending the Merger

  The following is a general summary of the agreements Lakeview and Dime have regarding actions prior to the merger. We urge you to read the merger agreement (which is attached to this proxy statement/prospectus as Appendix A) for a more complete description of these agreements.

  Lakeview. Lakeview has agreed that it will operate its business and the businesses of its subsidiaries in the ordinary course through the Effective Time. In addition, it has agreed not to engage in the activities listed below.

  . Issue any additional shares of Lakeview common stock or any rights to acquire Lakeview common stock except pursuant to already existing rights to acquire Lakeview common stock or similar stock-based employee rights.

  . Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Lakeview common stock.

  . Enter into any voting agreement or voting trust relating to Lakeview common stock.

  . Make any distributions with respect to Lakeview common stock (other than quarterly cash dividends in an amount not greater than $0.0625 per share) or change its capital structure.

  . Enter into or amend any employment-related agreements, grant any salary or wage increase or increase any employee related benefits, except in the ordinary course of business, as required by law, or to satisfy contracts previously disclosed to Dime prior to the date of the merger agreement.

  . Make any contributions to the ESOP or any profit sharing, defined benefit or other pension plan, except as authorized by Dime.

  . Enter into or amend (except as may be required by law or contemplated by the merger agreement) any employee-related benefit plan or take any action to accelerate the vesting or exercisability of any benefits payable under any employee-related benefit plans.

  . Sell, encumber, lease or otherwise dispose of any material amount of its assets, business or properties, except in the ordinary course of business.

  . Acquire any material assets, business, deposits or properties of any other entity, except in the ordinary course of business.

  . Amend Lakeview's certificate of incorporation or by-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Lakeview's subsidiaries.

  . Make any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

  . Enter into, terminate, amend or modify any material contract, except in the ordinary course of business.

  . Settle any material claim, action or proceeding, except in the ordinary course of business.

  . Except as required by law, change or fail to follow its interest rate risk management and hedging policies, procedures or practices; or fail to use commercially reasonable means to avoid materially increasing its exposure to interest rate risk.

  . Borrow money, assume or guarantee the obligations of another person, or materially cancel or release another person's indebtedness, other than in the ordinary course of business.

  . Make any loans (1) other than in the ordinary course of business and consistent with its current lending policies or (2) (except for residential loans) greater than $200,000 without consulting Dime.

  . Take any action which is reasonable likely to prevent or impede the merger from qualifying as a reorganization under Section 368 of the Code or knowingly take any action that would interfere with the merger agreement.

  .  Make any election with respect to taxes.

  . Agree or commit to do any of the foregoing without first obtaining Dime's consent.

  Lakeview has also agreed that it will not (and it will not ask anyone to) initiate or solicit any inquiries or any offer relating to a tender offer, exchange offer, merger, consolidation or similar transaction involving Lakeview or Lakeview Savings Bank (this type of proposal is referred to in this document as an "Acquisition Proposal"). In addition, except as legally required for the discharge by the Lakeview Board of its fiduciary duties and, except after receiving a confidentiality agreement substantially the same as entered into by Dime, Lakeview will not negotiate or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate an Acquisition Proposal. Lakeview has agreed to promptly (within 24 hours) advise Dime following the receipt by Lakeview of any Acquisition Proposal and to immediately advise Dime of any developments relating to such Acquisition Proposal.

  Dime. Dime has agreed that it will operate its business and the businesses of its subsidiaries in the ordinary course through the Effective Time, provided that this provision will not constrict the ability of Dime or its subsidiary to engage in the acquisition or disposition of any business, assets, or deposits, or to engage in a merger, consolidation or other business combination. In addition, it has agreed not to engage in the activities listed below.

  . Take any action which is reasonable likely to prevent or impede the merger from qualifying as a reorganization under Section 368 of the Code or knowingly take any action that would interfere with the merger agreement.

  . Amend Dime's Amended and Restated Certificate of Incorporation or by-laws.

  .  Agree or commit to do any of the foregoing.

Expenses and Fees

  Each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. Dime and Lakeview have agreed, however, to share equally any SEC registration fees and printing and postage expenses.

Accounting Treatment

  Dime will account for the merger as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Lakeview as of the Effective Time will be recorded at their respective fair values and added to those of Dime. Any excess of purchase price over the fair values is recognized as goodwill. Financial statements of Dime issued after the Effective Time would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of Lakeview.

Stock Exchange Listing of Dime Common Stock

  Dime has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Dime common stock to be issued to the holders of Lakeview common stock in the merger.

Resales of Dime Common Stock

  The shares of Dime common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Lakeview for purposes of Rule 145 under the Securities Act as of the date of the special meeting. Affiliates may not sell their shares of Dime common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

  Lakeview has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of Lakeview to execute and deliver to Dime an agreement pursuant to which such person agreed, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Dime common stock distributed to them pursuant to the merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Dime, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Dime may place restrictive legends on certificates representing Dime common stock issued to all persons who are deemed to be "affiliates" of Lakeview under Rule 145. This proxy statement/prospectus does not cover resales of Dime common stock received by any person who may be deemed to be an affiliate of Lakeview.

Stock Option Agreement

  As an inducement to Dime's entering into the merger agreement, Lakeview and Dime entered into a stock option agreement, dated as of December 16, 1998. The following description of the stock option agreement is qualified in its entirety by reference to the text of the stock option agreement. For a more complete description, we urge you to read the text of the stock option agreement (which is attached hereto as Appendix B) in its entirety.

  Pursuant to the stock option agreement, Lakeview granted Dime an option to purchase up to 958,877 shares of Lakeview common stock. Although the number of shares Dime may purchase is subject to adjustment in certain cases (described below), it will never exceed 19.9% of the number of shares of Lakeview common stock outstanding immediately before exercise of the option. The exercise price of the option is $21.50 per share, and is also subject to adjustment in certain cases (such exercise price, as adjusted, is referred to below as the "Option Price").

  Dime can exercise the option if both a "Preliminary Event" and a "Triggering Event" occur prior to the occurrence of an "Exercise Termination Event," as these terms are defined below. The purchase of any shares of Lakeview common stock pursuant to the option is subject to compliance with applicable law, including the prior approval of the OTS. If Dime were to exercise its right to acquire the full 19.9% of the number of shares outstanding of Lakeview common stock subject to the option, Dime would hold approximately 16.6% of the outstanding shares of the Lakeview common stock immediately after such exercise.

  The stock option agreement generally defines the term "Preliminary Event" to mean any of the following events or transactions:

  . Lakeview or Lakeview Savings Bank, without Dime's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the Lakeview Board recommends that the shareholders of Lakeview approve or accept any Acquisition Transaction, other than the merger;

  . a third party acquires beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Lakeview common stock;

  . the shareholders of Lakeview voted but failed to approve the merger agreement at the special meeting or the special meeting has been canceled or otherwise not held in violation of the merger agreement and prior to the shareholder vote or cancellation a third party has announced an Acquisition Transaction;

  . the Lakeview Board withdraws or adversely modifies its recommendation that the shareholders of Lakeview approve the merger agreement, or Lakeview and any of its subsidiaries, without Dime's prior written consent, authorizes, recommends or proposes an agreement to engage in an Acquisition Transaction with a third party;

  . a third party has made a bona fide proposal to Lakeview or its shareholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

  . a third party has filed with the SEC a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition Transaction, or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer; or

  . Lakeview willingly breaches any covenant or obligation contained in the merger agreement after a third party has made an Acquisition Proposal, and following such breach Dime is entitled to terminate the merger agreement.

  As used in the stock option agreement, the term "Acquisition Transaction" means: (1) a merger or consolidation or any similar transaction, involving Lakeview or Lakeview Savings Bank (other than certain mergers involving only Lakeview and its subsidiaries); (2) a purchase, lease or other acquisition of 25% or more of the assets of Lakeview or any of its subsidiaries; or (3) a purchase or other acquisition of securities representing 15% or more of the voting power of the outstanding common stock of Lakeview or any of its subsidiaries.

  The stock option agreement generally defines the term "Triggering Event" to mean any of the following events or transactions: (1) the acquisition by a third party of beneficial ownership of 25% or more of the then outstanding Lakeview common stock; or (2) Lakeview or any of its subsidiaries, without Dime's prior written consent, enters into an agreement to engage in an Acquisition Transaction with a third party or the Lakeview Board recommends that the shareholders of Lakeview approve or accept any Acquisition Transaction, other than the merger; provided that for purposes of the definition of "Triggering Event," the percentage referred to in clause (3) of the definition of "Acquisition Transaction" above shall be 25% rather than 15%.

  The stock option agreement defines the term "Exercise Termination Event" to mean any of: (1) the Effective Time; (2) termination of the merger agreement in accordance with its terms, if it occurs prior to the occurrence of an Initial Triggering Event; provided that this would not include a termination by Dime if Lakeview willfully breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the merger agreement and the breach would be reasonably likely to result in a Material Adverse Effect (as defined in the merger agreement); or (3) the passage of 18 months (subject to extension in order to obtain required regulatory approvals) after termination of the merger agreement if the termination follows the occurrence of a Preliminary Event.

  Under no circumstances can Dime exercise the option at any time when Dime is in breach of any of its covenants or agreements contained in the merger agreement if as a result of Dime's breach Lakeview would be entitled to terminate the merger agreement. The stock option agreement will automatically terminate upon the termination of the merger agreement by Lakeview as a result of a breach by Dime of its covenants or agreements contained therein.

  If the option becomes exercisable, it may be exercised in whole or in part within three months following the applicable Triggering Event. Dime's right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of Lakeview.

  Upon the occurrence of a Triggering Event that occurs prior to an Exercise Termination Event, Dime will have certain registration rights with respect to the shares of Lakeview common stock issued or issuable pursuant to the option.

  The stock option agreement also provides that at any time after a "Repurchase Event" (as defined below), upon request, Lakeview shall be obligated to repurchase the option and all or any part of the shares issuable under the option. The repurchase of the option shall be at a price per share equal to the amount by which the Market/Offer Price (as defined in the stock option agreement) exceeds the Option Price (as adjusted). A repurchase of any shares issuable under the option shall be at a price per share equal to the Market/Offer Price. The term "Repurchase Event" is defined to mean: (1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Lakeview common stock or (2) the consummation of an Acquisition Transaction; provided that for purposes of the definition of "Repurchase Event," the percentage referred to in clause (3) of the definition of "Acquisition Transaction" above shall be 50% rather than 15%.

  The stock option agreement also provides that Dime may, at any time within 90 days after a Repurchase Event, surrender the option (and any shares issuable under the option held by Dime) for a cash surrender fee (the "Surrender Fee") equal to $5.5 million (1) plus, if applicable, Dime's aggregate purchase price actually paid for any shares issuable under the option and (2) minus, if applicable, the sum of (x) the amount of the net cash profit received by Dime from the sale of shares issuable under the option to any third party and (y) the amount of any fee paid pursuant to the merger agreement. Dime may not exercise its right to surrender the option and receive the Surrender Fee if Lakeview has previously repurchased the option (or any portion thereof) or any shares issuable under the option as described in the preceding paragraph.

  If prior to an Exercise Termination Event, Lakeview enters into certain transactions in which it is not the surviving corporation, certain fundamental changes in the capital stock of Lakeview occur, or Lakeview sells all or substantially all of its or certain of its subsidiaries' assets, the option will be converted into or exchangeable for an option (the "Substitute Option"), at Dime's election, of either (1)(A) the continuing or surviving person of a consolidation or merger with Lakeview, (B) the acquiring person in a plan of exchange in which Lakeview is acquired, (C) Lakeview in a merger or plan of exchange in which Lakeview is the acquiring person, or (D) the transferee of all or substantially all of the assets of Lakeview or its significant subsidiary or (2) any person that controls any such entity. The Substitute Option must have the same terms and conditions as the option. However, if the terms of the Substitute Option cannot, for legal reasons, be the same as those of the option, the terms of the Substitute Option must be as similar as possible and in no event less advantageous to Dime.

  Arrangements such as the stock option agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by it if the transaction is not completed. The stock option agreement may have the effect of discouraging offers by third parties to acquire Lakeview prior to the merger, even if such persons were prepared to offer to pay consideration to Lakeview shareholders that has a higher current market price than the shares of Dime common stock to be received by such holders pursuant to the merger agreement.

  To the best knowledge of each of Dime and Lakeview, no event giving rise to the right to exercise the option has occurred as of the date of this proxy statement/prospectus.

Shareholder Agreements

  As a condition and an inducement to Dime's entering into the merger agreement, the directors and executive officers of Lakeview, who are entitled to vote approximately 27% of the outstanding shares of Lakeview common stock, have entered into shareholder agreements with Dime. Under the shareholder agreements, the directors and executive officers have agreed to vote their shares in favor of approval of the merger agreement and not to vote any of their shares in favor of any other Acquisition Proposal. A copy of the form of shareholder agreement executed by each of these directors and executive officers is attached to this document as Appendix C. These persons have also agreed to take all reasonable actions to consummate the merger and, with limited exceptions, not to sell or otherwise transfer any Lakeview shares owned by them unless the buyer or transferee also agrees to vote such shares in favor of approval of the merger agreement.

No Dissenters' Appraisal Rights

  Lakeview shareholders will not be entitled to dissenters' appraisal rights in connection with the merger.

                       DESCRIPTION OF DIME CAPITAL STOCK

  The following summary of certain provisions of the Amended and Restated Certificate of Incorporation of Dime and Dime's by-laws and of the Rights Agreement (as defined below) is not intended to be complete and is qualified in its entirety by reference to such documents, each of which is an exhibit to the Registration Statement filed with the SEC of which this proxy statement/prospectus is a part. See "Where You Can Find More Information."

Authorized Stock

  Dime's certificate of incorporation authorizes 350 million shares of Dime common stock, and 40 million shares of preferred stock.

Common Stock

  The shares of Dime common stock entitle the holders thereof (1) to dividends when, as and if declared by the Dime Board, subject to any rights of any holders of Dime preferred stock that may be outstanding, (2) to one vote per share on each matter submitted to Dime stockholders for their vote and (3) to participate equally in the assets of Dime remaining after a liquidation, dissolution or winding-up of Dime. Holders of Dime common stock are not entitled to preemptive rights.

  Dividends. Dime's ability to pay dividends is limited by certain restrictions imposed on Delaware corporations. Under these restrictions, dividends may be paid only out of Dime's surplus, as defined by the DGCL, or if there is no surplus, Dime's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

  Most of Dime's cash flow comes from dividends and other capital distributions, if any, from Dime Savings Bank, and such dividends and other capital contributions are subject to regulatory restrictions. See "Certain Regulatory Considerations--Regulatory Capital Requirements."

Dime Preferred Stock

  Shares of Dime preferred stock may be issued in one or more series as determined by the Dime Board. The Dime Board will determine by resolution the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of any series of Dime preferred stock, including the number of shares, dividend rights, redemption rights, liquidation preferences, voting rights and conversion rights. At present, there are no shares of Dime preferred stock outstanding.

Stockholder Protection Rights Plan

  Each share of Dime common stock has attached to it one Right (a "Right") issued pursuant to a Stockholder Protection Rights Agreement, dated as of October 20, 1995 (the "Rights Agreement"), between Dime and the First National Bank of Boston, as Rights Agent. Each Right entitles its holder to purchase one-hundredth of a share of Participating Preferred Stock, par value $0.01 per share, for $50 (the "Exercise Price"), subject to adjustment, after the close of business on the earlier of (1) the tenth business day after commencement of a tender or exchange offer which, if consummated, would result in a person becoming the Beneficial Owner (as defined in the Rights Agreement) of 20% or more of the outstanding shares of Dime common stock (an "Acquiring Person") and
(2) the tenth business day after the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person. In any case, this time is referred to as the "Separation Time."

  The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire on the earlier of (1) the close of business on November 6, 2005; (2) redemption, as described below; (3) an exchange for common stock, as described below; or (4) the merger of Dime into another corporation pursuant to an agreement entered into prior to a Flip-in Date. The Dime Board may, at any time prior to occurrence of a Flip-in Date, redeem all the Rights at a price of $0.01 per Right.

  If a Flip-in Date occurs, each Right (other than those by the Acquiring Person or any affiliate or associate of the Acquiring Person or by any transferees of any of the foregoing), will constitute the right to purchase shares of Dime common stock having an aggregate market price equal to $100 in cash, subject to adjustment. In addition, the Dime Board may at any time between a Flip-in Date and the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Dime common stock elect to exchange the Rights for shares of Dime common stock at an exchange ratio of one share of Dime common stock per Right.

  Dime has agreed not to consolidate or merge, or engage in certain other transactions, with an Acquiring Person without entering into a supplemental agreement with the Acquiring Person providing that, upon consummation or occurrence of the transaction, each Right shall thereafter constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to $100 in cash, subject to adjustment.

  The Rights will not prevent a takeover of Dime. The Rights, however, may have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding Dime common stock unless the Rights are first redeemed by the Dime Board. A description of the Rights Agreement specifying the terms of the Rights has been included in reports filed by Dime under the Exchange Act. See "Where You Can Find More Information" on page 48. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement.

Other Provisions

  Board of Directors. Dime's certificate of incorporation and Dime's by-laws provide that the number of directors will be determined by the Dime Board. The directors are divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. The classification of the Dime Board may discourage any takeover of Dime because a stockholder with a majority interest in Dime would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the Dime Board.

  Cumulative Voting. Dime's certificate of incorporation does not authorize cumulative voting for the election of directors of Dime.

  Stockholder Nominations. Dime's certificate of incorporation and Dime's by-laws provide that stockholder nominations for election of directors at an annual meeting of stockholders must be stated in writing and filed with the Secretary of Dime between 60 and 90 days prior to the anniversary of the date of the notice mailed to the stockholders in connection with the previous year's annual meeting. With respect to an election of directors to be held at a special meeting of stockholders, notice of nomination must be delivered before the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Dime's by-laws also require that any notice of nomination by a stockholder provide certain information concerning the stockholder and his or her nominee, including, among other things, the information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and the consent of the nominee to serve as a director of Dime if elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

  Removal of Directors. Dime's certificate of incorporation and Dime's by-laws provide that directors may be removed only for cause (defined as a felony conviction or a final adjudication that a director is liable for gross negligence or misconduct in the performance of his or her duties to Dime) and only with the affirmative vote of at least two-thirds of the shares of capital stock of Dime entitled to vote at an election of directors. In addition, Dime's certificate of incorporation and Dime's by-laws give a majority of the directors the ability to remove a director if required by a federal banking agency.

  The provisions of Dime's certificate of incorporation and Dime's by-laws giving the Dime Board the power to determine the exact number of directors and to fill any vacancies or newly created positions and allowing removal of directors only for cause upon the vote of at least two-thirds of the shares entitled to vote at an election of directors are intended to insure that the classified board provisions are not circumvented by the removal of incumbent directors. Furthermore, as discussed below, Dime stockholders do not have the ability to call special meetings of stockholders; as a result, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions of Dime's certificate of incorporation and Dime's by-laws make the removal of any director more difficult, even if such removal were desired by the stockholders of Dime. In addition, these provisions of Dime's certificate of incorporation and Dime's by-laws could make a takeover of Dime more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Dime Board.

  Special Meetings of Stockholders. Dime's certificate of incorporation and by-laws provide that special meetings of stockholders may be called by the Chairman of the Board (or, if there is none, the Chief Executive Officer) with the approval of a majority of the Dime Board or by a majority of the Dime Board. Special meetings may not be called by stockholders.

  The provisions relating to special meetings of stockholders are intended to enable the Dime Board to determine if it is appropriate for Dime to incur the expense of a special meeting in order to present a proposal to Dime stockholders. If the Dime Board determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting. In addition, these provisions of Dime's certificate of incorporation and by-laws could make a takeover of Dime more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Dime Board.

  Action of Stockholders by Written Consent. Dime's certificate of incorporation permits any action required to be taken at a meeting of Dime stockholders to be taken without a meeting only if the written consent of 100% of stockholders is obtained.

  The purpose of this provision of Dime's certificate of incorporation is to prevent any person or persons holding the requisite percentage of the voting stock of Dime to take corporate action without giving notice to other stockholders and without the procedures of a stockholder meeting. In a publicly-held corporation with many stockholders, the practical effect of requiring 100% of the stockholders to consent to any action is that stockholders can act only at a duly held stockholder meeting.

  Voting at a Meeting. Dime's by-laws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the stock that has voting power present in person or represented by proxy will decide any question brought before the meeting, unless a different vote is required by law, Dime's certificate of incorporation, a certificate of designation of any series of Dime preferred stock or Dime's by-laws.

  Notice of Stockholder Proposals. Dime's certificate of incorporation and by-laws provide that proposals by stockholders of business to be considered at an annual meeting must be stated in writing and filed with the Secretary between 60 and 90 days prior to the anniversary date of the notice of meeting mailed to stockholders in connection with the previous year's annual meeting. Unless otherwise determined by the Dime Board, the date for the annual meeting of stockholders is fixed as the fourth Friday of April.

  Dime's by-laws also provide that the notice required to be delivered by a stockholder who wishes to propose business at an annual meeting must set forth certain information concerning such stockholder.

  Dime's by-laws further provide that the number of proposals that may be submitted by a stockholder is limited to two and set forth the reasons that a proposal could be deemed out of order. The types of proposals that Dime does not have to consider if raised by a stockholder in connection with an annual meeting include those that would violate laws or regulations, would result in a breach or violation of contract, would be impossible to accomplish, are not a proper matter for stockholder action or relate to ordinary business operations.

  Limitation of Liability and Indemnification of Directors and Officers. Dime's certificate of incorporation contains provisions that limit certain types of causes of action that can be maintained against its directors. Accordingly, in any action against the directors of Dime, the directors will not be personally liable to Dime or its stockholders for monetary damages for breach of fiduciary duty as directors, except for (1) any breach of the directors' duty of loyalty to Dime or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper dividends or distributions or (4) transactions involving improper personal benefit.

  Dime provides indemnification rights to any person who is a party to any action (other than an action by or in the right of Dime) because such person has served as a director or officer of Dime (or of any other entity, at the request of Dime) with respect to costs, expenses, judgments, fines and amounts paid in settlement. Subject to applicable banking laws and regulations, these indemnification provisions apply if such person acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of Dime and, with respect to a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. These persons are entitled to indemnification rights in an action by or in the right of Dime with respect to costs, expenses and amounts paid in settlement, subject to the same standards, except where there is a finding of liability (in which case indemnification is permitted only if a court determines that indemnification is fair and reasonable).

  Under Dime's certificate of incorporation, indemnification of the costs and expenses of defending any action is required to be made to any director or officer who is successful (on the merits or otherwise) in defending the action. Furthermore, indemnification also is required to be made with respect to all amounts referred to in the preceding paragraph, unless a determination is otherwise made by a majority of disinterested directors that indemnification is not proper because the director or officer has not met the applicable standard of conduct.

  Dime's certificate of incorporation also permits Dime to indemnify and advance expenses to its non-officer employees and agents in connection with any civil, criminal, administrative or investigative actions, suits or proceedings.

  Dime's certificate of incorporation also provides that if the DGCL is amended to expand the permitted indemnification of directors and officers, then Dime will indemnify directors and officers to the fullest extent permitted by such amendment.

  Amendment of Certificate of Incorporation. Dime's certificate of incorporation provides that amending, adopting provisions inconsistent with or repealing certain of its provisions requires the approval of holders of at least two-thirds of the total votes eligible to be cast at a meeting for the election of directors. The provisions subject to the two-thirds stockholder approval requirement include provisions relating to (1) the Dime Board,

(2) special meetings of stockholders, (3) amendment of Dime's by-laws by stockholders, (4) written consents of stockholders, (5) stockholder proposals and (6) amendment of the two-thirds stockholders approval requirement itself. Amendment of any other provision of Dime's certificate of incorporation requires only a majority of the total votes eligible to be cast at a meeting for the election of Directors.

  Amendment of By-Laws. Dime's certificate of incorporation and Dime's by-laws provide that Dime's by-laws may be amended by either a resolution adopted by a majority of the Dime Board or the approval of two-thirds of the total votes eligible to be cast at a meeting of stockholders.

  The requirement of an increased stockholder vote for the amendment of Dime's by-laws is intended to prevent a stockholder controlling a majority of the Dime common stock from avoiding the requirements of important provisions of Dime's by-laws simply by amending or repealing them. Thus, the holders of a minority of the shares of the Dime common stock could block the future repeal or modification of the Dime's by-laws even if such action were deemed beneficial by the holders of more than a majority (although less than two-thirds) of the Dime common stock.

  Business Combinations with Interested Stockholders. Section 203 of the DGCL is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

  In general, Section 203 provides that a person or entity that owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person or entity became an Interested Stockholder, unless an exemption described below is applicable. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

  The statute exempts the following transactions from the requirements of
Section 203: (1) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, (2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he or she became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers or by certain employee stock plans, (3) any business combination with an Interested Stockholder that is approved by the board of directors and by two-thirds of the outstanding voting stock not owned by the Interested Stockholder, and (4) certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors. Dime's certificate of incorporation does not contain an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

  Other Factors Affecting Acquisitions of Control. Dime's certificate of incorporation authorizes the issuance of 350 million shares of Dime common stock and 40 million shares of Dime preferred stock. The authorized but unissued shares of Dime common stock and Dime preferred stock provide the Dime Board with flexibility to effect certain financings, acquisitions, stock dividends, stock splits and employee stock options without the need for a stockholder vote. The Dime Board, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the Dime preferred stock being issued, in an effort to deter attempts to gain control of Dime.

  In addition, Dime is subject to federal statutes and regulations concerning changes in control, or potential changes in control, of depository institutions. In particular, before any company may acquire control of Dime, that company must obtain OTS approval. Also, under the Change in Bank Control Act, before any person may acquire control of Dime, it must submit 60 days' prior written notice to the OTS and such notice must not be disapproved.

                   CERTAIN DIFFERENCES IN THE RIGHTS OF DIME
                     STOCKHOLDERS AND LAKEVIEW SHAREHOLDERS

  At the Effective Time, Lakeview shareholders who receive Dime common stock automatically will become stockholders of Dime, and their rights as stockholders will be determined by Dime's certificate of incorporation, Dime's by-laws and the DGCL, instead of by Lakeview's certificate of incorporation and Lakeview's by-laws and the NJBCA. The following is a summary of the material differences in the rights of shareholders of Dime and Lakeview. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the NJBCA, the certificate of incorporation and by-laws of each corporation, as well as Dime's Rights Agreement.

Size and Classification of Board of Directors

  Dime. Dime's certificate of incorporation provides that the size of the Dime Board shall be fixed from time to time by a vote of the majority of the directors then in office. Dime's by-laws provide that the Board of Directors shall consist of between seven and 24 members. Currently, the Dime Board has 17 members.

  Dime's certificate of incorporation and by-laws provide that the Board will be divided into three classes as nearly equal in number as possible, and the members of each class shall be elected for a term of three years.

  Dime's certificate of incorporation and by-laws provide that vacancies may be filled by the affirmative vote of a majority of the directors remaining in office, whether or not a quorum, by the sole remaining director, or, in the event of the failure of the remaining director or directors to fill a vacancy, by the stockholders at the next annual meeting of stockholders. Each director chosen to fill a vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term expires for the class of directors to which he or she has been elected.

  Lakeview. Lakeview's certificate of incorporation and by-laws provide that the board of directors of Lakeview shall consist of no fewer than five and no more than 11 members. Currently, the Lakeview Board has seven members.

  Lakeview's certificate of incorporation provides that the Lakeview Board will be divided into three classes of directors as nearly equal in number as possible, and the members of each class shall be elected for three years.

  Lakeview's certificate of incorporation provides that vacancies may be filled by a vote of the majority of the directors remaining in office, whether or not a quorum, or by the sole remaining director, and any director chosen to fill a vacancy will hold office for a term expiring at the next annual meeting of shareholders.

Removal of Directors

  Dime. Dime's certificate of incorporation and by-laws provide that directors may be removed only for cause (defined as a felony conviction or an adjudication that a director is liable for gross negligence or misconduct in the performance of his or her duties to Dime) and only with the affirmative vote of at least two-thirds of the shares of capital stock of Dime entitled to vote at an election of directors. In addition, Dime's certificate of incorporation and Dime's by-laws give a majority of the Dime Board the ability to remove a director if such removal is directed by a federal banking agency.

  Lakeview. Lakeview's certificate of incorporation provides that any director or the entire board of directors may be removed for cause, at any time, by the affirmative vote of the holders of at least 80% of the outstanding shares of Lakeview capital stock entitled to vote generally in the election of directors at a meeting of shareholders called for that purpose. In addition, Lakeview's certificate of incorporation provides that the Lakeview Board may remove directors for cause and suspend directors pending a final determination that cause for removal exists. Under the NJBCA, shareholders of a corporation that, like Lakeview, has a classified board are not permitted to remove directors without cause.

Amendment of Certificate of Incorporation and By-laws

  Dime. Under Dime's certificate of incorporation, amending, adopting provisions inconsistent with or repealing certain provisions in Dime's certificate of incorporation requires the approval of the holders of at least two-thirds of the total votes eligible to be cast at a meeting for the election of directors. The provisions subject to the two-thirds stockholder approval requirement include provisions relating to: (1) the Dime Board; (2) special meetings of stockholders; (3) amendment of Dime's by-laws by stockholders; (4) written consent of stockholders; (5) stockholder proposals and (6) amendment of the two-thirds stockholder approval requirement itself. Under the DGCL, all other amendments of Dime's certificate of incorporation require the affirmative vote of holders of a majority of the total votes eligible to be cast at a meeting for the election of directors (unless a class vote is required by the DGCL).

  Dime's certificate of incorporation and Dime's by-laws provide that Dime's by-laws may be amended by either resolution of the Dime Board or by the affirmative vote of at least two-thirds of the total votes eligible to be cast at a meeting for the election of directors.

  Lakeview. Under Lakeview's certificate of incorporation, repeal, alteration, amendment or rescission of certain provisions in Lakeview's certificate of incorporation requires the approval of the holders of at least 80% of the outstanding shares of capital stock eligible to be cast at a meeting for the election of directors. The provisions subject to the 80% shareholder approval requirement include provisions relating to: (1) preemptive rights; (2) special meetings of shareholders; (3) shareholder nominations and proposals; (4) size and classification of the board of directors; (5) removal of directors; (6) limitations on voting rights; (6) approval of certain business combinations;
(7) liability of directors and officers; (8) indemnification; (9) amendment of the Lakeview by-laws; and (10) amendment of the two-thirds shareholder approval requirement itself. Under the NJBCA, all other amendments of Lakeview's certificate of incorporation require the affirmative vote of holders of a majority of the total votes eligible to be cast at a meeting for the election of directors (unless a class vote is required by the NJBCA).

  Lakeview's certificate of incorporation provides that Lakeview's by-laws may be amended by a vote of two-thirds of the Lakeview Board or by a vote of the holders of 80% of outstanding shares of capital stock eligible to be cast at a meeting for the election of directors.

Stockholder Nominations and Proposals

  Dime. Dime's certificate of incorporation and by-laws provide that proposals by stockholders of business to be considered at an annual meeting must be stated in writing and filed with Dime's Secretary between 60 and 90 days prior to the anniversary date of the notice of meeting mailed to stockholders in connection with the previous year's annual meeting. The date for the annual meeting of stockholders is fixed as the fourth Friday in April or such other date as the Dime Board may direct.

  Dime's by-laws further provide that the number of proposals that may be submitted by a stockholder is limited to two and set forth the reasons that a proposal could be deemed out of order. The types of proposals that Dime does not have to consider if raised by a stockholder in connection with an annual meeting include those that would violate laws or regulations, would result in a breach or violation of contract, would be impossible to accomplish, are not a proper matter for stockholder action or relate to ordinary business operations.

  Lakeview. Lakeview's by-laws provide that shareholder nominations of directors and proposals to be considered at any annual or special meeting of shareholders must be stated in writing and delivered to the Secretary of Lakeview between 30 and 60 days prior to such meeting. If less than 30 days' notice of the meeting is given to shareholders, shareholder proposals must be delivered to the Secretary no later than 10 days following the date that notice of the meeting was mailed to shareholders.

Special Meetings of Stockholders and Stockholder Action by Written Consent

  Dime. Dime's certificate of incorporation and by-laws provide that special meetings of Dime stockholders may be called by the Chairman of the Board (or, if there is none, the Chief Executive Officer) with the approval of a majority of the Dime Board or by a majority of the Dime Board. Special meetings may not be called by Dime stockholders. Dime's certificate of incorporation permits any action required to be taken at a meeting of its stockholders to be taken without a meeting only if the written consent of all stockholders entitled to vote is obtained.

  Lakeview. Lakeview's certificate of incorporation and by-laws provide that a special meeting of Lakeview shareholders may be called by the Lakeview Board, by a committee of the Lakeview Board which has been duly authorized to call such meetings, or by the Chairman of the Board, the Vice-Chairman or the President. Lakeview's certificate of incorporation and by-laws do not permit Lakeview shareholders to call a special meeting. However, under the NJBCA, upon application by the holders of 10% or more of the shares entitled to vote at a meeting, the Superior Court of New Jersey, for good cause shown, may order that a special meeting be called. Lakeview's certificate of incorporation provides that shareholders may take action by the unanimous written consent of all shareholders entitled to vote; however, in the case of a merger, consolidation, sale of assets or acquisition of all the capital stock of Lakeview, action may be taken by written consent only if all shareholders consent in writing or if all shareholders entitled to vote consent in writing and all other shareholders are provided with advance notification as required under the NJBCA.

Limitations on Voting

  Lakeview's certificate of incorporation provides that no person who beneficially owns, directly or indirectly, in excess of 10% of the then-outstanding shares of Lakeview common stock is entitled to vote any shares held in excess of 10%. Lakeview's certificate of incorporation provides that this provision may only be amended upon the affirmative vote of 80% of the outstanding shares of capital stock.

  Dime's certificate of incorporation has no such limitation.

Rights Plans

  As discussed under "Description of Dime Capital Stock C Stockholder Protection Rights Plan," each share of Dime common stock has attached to it one Right issued pursuant to the Rights Agreement.

  Lakeview does not have a similar rights agreement.

                       CERTAIN REGULATORY CONSIDERATIONS

  As a savings and loan holding company, Dime is subject to supervision by the OTS. Dime Savings Bank is a federally chartered savings bank subject to comprehensive regulation, examination and supervision by the OTS, as the primary federal regulator of savings associations, and by the FDIC, as the administrator of the federal deposit insurance funds. A portion of Dime Savings Bank's deposits is insured by the Savings Association Insurance Fund and a portion is insured by the Bank Insurance Fund. Dime Savings Bank is required to file reports with the OTS and the FDIC concerning its activities and financial condition. Dime Savings Bank is a member of the Federal Home Loan Bank of New York and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System.

  This section briefly describes some of the key statutory provisions and regulations applicable to Dime Savings Bank and Dime. This section does not contain a complete description of all the statutes and regulations affecting Dime's business. The regulatory scheme has been established primarily for the protection of depositors and the financial system generally and is not intended for the protection of stockholders or other creditors.

  As a holding company, Dime's ability to pay dividends and make other distributions is largely dependent on its ability to receive dividends and other funds from Dime Savings Bank. In addition, Dime's ability to pay dividends or other distributions on its capital stock is also affected by statutes and regulations relating to the business of federal savings associations that have the effect of limiting transfers of funds from Dime Savings Bank to Dime. The nature and extent of these restrictions depend upon the institution's level of regulatory capital and its income.

Regulatory Capital Requirements

  Under federal statute and OTS regulations, savings associations are required to comply with three separate capital adequacy standards. These institutions are required to have "core capital" equal to at least 3% of adjusted total assets, "tangible capital" equal to at least 1.5% of adjusted total assets and "total risk-based capital" equal to at least 8% of risk-weighted assets.

  "Core capital" includes common stockholders' equity (including common stock, common stock surplus and retained earnings but excluding any net unrealized gains or losses, net of related taxes, on certain securities available for sale), noncumulative perpetual preferred stock and any related surplus and minority interests in the equity accounts of fully consolidated subsidiaries. Intangible assets, other than servicing assets ("Servicing Assets") valued in accordance with applicable regulations and purchased credit card relationships ("PCCRs"), generally must be deducted from core capital. Servicing Assets and PCCRs may represent in the aggregate up to 100% of core capital, although the aggregate amount of non-mortgage-related servicing assets and PCCRs may not exceed 25% of core capital.

  "Tangible capital" means core capital less any intangible assets (except for mortgage servicing assets includable in core capital) and investments in subsidiaries that are not "includable subsidiaries" (except as permitted by the regulation).

  For purposes of the risk-based capital requirement, "total risk-based capital" means core capital plus supplementary capital, so long as the amount of supplementary capital that is used to satisfy the requirement does not exceed the amount of core capital. "Supplementary capital" includes, among other things, subordinated debt issued pursuant to OTS regulations, general, valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on certain available-for-sale equity securities. Risk-weighted assets are determined by multiplying certain categories of the savings association's assets, including off-balance sheet equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets as specified in OTS regulations.

  As of December 31, 1998, Dime Savings Bank had core capital and tangible capital of $1.3 billion, which was equal to 5.82% of adjusted total assets, and total risk-based capital of $1.4 billion, which was equal to 10.37% of risk-weighted assets, and exceeded the capital requirements imposed by the OTS.

  In 1991, Congress enacted the "prompt corrective action" provisions of the Federal Deposit Insurance Act, which established five capital-based categories for depository institutions insured by the FDIC: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The OTS must take certain mandatory action and may take other discretionary action against savings associations in the three undercapitalized categories. Under OTS regulations, an institution is treated as well capitalized if its ratio of total risk-based capital to risk-weighted assets is 10% or more, its ratio of core capital to risk-weighted assets is 6% or more, its ratio of core capital to adjusted total assets is 5% or more and it is not subject to any order or directive by the OTS to meet a specific capital level. At December 31, 1998, Dime Savings Bank continued to satisfy the published standards for a well capitalized institution.

Limitations on Capital Distributions

  Savings associations may not make capital distributions (or pay management fees to their holding companies) if, following such distribution, the savings association will be "undercapitalized" as described above. In addition, OTS regulations limit a savings association's ability to pay dividends and make other capital distributions according to its level of capital and income. For this purpose, "capital distributions" include cash dividends, payments to repurchase, redeem, retire or otherwise acquire a savings association's shares, payments to stockholders of another institution in a cash-out merger, other distributions charged against capital and any other transaction that the OTS determines to entail a payout of capital. To the extent that the OTS regulations described below and the prompt corrective action provisions are inconsistent, the prompt corrective action provisions control.

  Under current OTS regulations, a savings association's ability to pay dividends and make other capital distributions depends on its level of regulatory capital as well as its earnings. A savings association that exceeds its regulatory capital requirements both before and after a proposed dividend (or other distribution of capital) (a "Tier 1 Institution") and has not been advised by the OTS that it is in need of more than normal supervision may, after giving notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (1) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets) at the beginning of the calendar year or (2) 75% of its net income over the most recent four-quarter period. In addition, a Tier 1 Institution may make capital distributions in excess of the foregoing limits if the OTS does not object within 30 days after the institution gives notice to the OTS. Under OTS regulation, a Tier 3 Institution (an institution that does not meet its OTS capital requirements) generally cannot make a capital distribution without the prior written approval of the OTS. A Tier 1 Institution that has been notified by the OTS that it is in need of "more than normal supervision" must, under OTS regulations, be treated as a Tier 2 or a Tier 3 Institution. Under OTS regulations, a Tier 2 Institution may, after prior notice but without the approval of the OTS, make capital distributions in an amount up to 75% of its net income during the most recent fourth-quarter period. Dime Savings Bank is currently a Tier 1 Institution. The OTS may also prohibit a proposed capital distribution that would otherwise be permitted by the regulation if the OTS determines that the distribution would constitute an unsafe or unsound practice. In addition, a savings association that has converted from mutual to stock form (such as Dime Savings Bank) may not declare or pay a dividend on, or repurchase, any of its capital stock if the effect of such action would be to reduce the regulatory capital of the institution below the amount required for its liquidation account.

  Beginning on April 1, 1999, OTS regulations dispense with the distinctions between Tier 1, Tier 2 and Tier 3 Institutions and also eliminate the use of the "surplus capital ratio" in determining whether an application must be filed. A savings association will be required to file an application if: (1) it is not eligible for expedited treatment under the OTS application processing rules: (2) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years; (3) the savings association would not be adequately capitalized under the OTS capital regulation following the distribution; or (4) the capital distribution would violate a statute, regulation or agreement with the OTS or a condition imposed by the OTS. A savings association that is not required to file an application may be required to file a notice with the OTS under certain conditions. Assuming that an application is not required, a savings association will be required to file a notice because it is a subsidiary of a holding company. The OTS may disapprove an application or notice if the proposed capital distribution would: (1) make the association undercapitalized, significantly undercapitalized, or critically undercapitalized; (2) raise safety or soundness concerns; or (3) violate a statute, regulation, agreement with the OTS (or with the FDIC), or a condition imposed in an OTS-approved application or notice.

  Also beginning on April 1, 1999, "capital distributions" will include, among other things, payments to repurchase, redeem, retire or acquire the savings association's debt instruments included in total capital or payment of cash or other property to the savings association's owners or affiliates made in connection with a corporate restructuring. Distributions charged against capital will only be included if the savings association would not be "well capitalized" following the distribution.

Transactions with Affiliates

  Under federal law and regulation, transactions between a savings association and its "affiliates," which term includes its holding company and other companies controlled by its holding company, are subject to quantitative and qualitative restrictions. Savings associations are restricted in their ability to engage in certain types of transactions with their affiliates, including transactions that could provide funds to a holding company for the payment of capital distributions. These "covered transactions" generally include

  .  lending or extending credit to an affiliate,

  .  purchasing assets from an affiliate,

  . accepting securities issued by an affiliate as collateral for a loan or extension of credit, and

  . issuing a guarantee, acceptance or letter of credit on behalf of an affiliate.

  Covered transactions are permitted between a savings association and single affiliate up to 10% of the capital stock and surplus of the association, and between a savings association and all of its affiliates up to 20% of the capital stock and surplus of the institution. The purchase of low-quality assets by a savings association from an affiliate is not permitted. Each loan or extension of credit to an affiliate by a savings association must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of credit extended. Notwithstanding the foregoing, a savings association is not permitted to make a loan or extension of credit to any affiliate unless the affiliate is engaged only in activities that the Federal Reserve Board has determined to be permissible for bank holding companies. Savings associations also are prohibited from purchasing or investing in securities issued by an affiliate, other than shares of a subsidiary. Covered transactions between a savings association and an affiliate, and certain other transactions with or benefitting an affiliate, must be on terms and conditions at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. This arm's-length requirement applies to all covered transactions, as well as to (a) the sale of securities or other assets to an affiliate, (b) the payment of money or the furnishing of services to an affiliate, (c) any transaction in which an affiliate acts as agent or broker or receives a fee for its services to the savings association or to any other person, or (d) any transaction or series of transactions with a third party if any affiliate has a financial interest in the third party or is a participant in the transaction or series of transactions.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

Dime

  Dime common stock is traded on the NYSE under the symbol "DME." The following table sets forth, for the indicated periods, the high and low sale prices for Dime common stock as reported on the NYSE Composite Transaction Reporting System, and the cash dividends declared per share of Dime common stock.

                                              Price Range        Cash Dividends
                                              --------------      Declared Per
                                              High      Low          Share
                                              -----    -----     --------------
     1996:
       First.................................  12 3/8   10 5/8        0.00
       Second................................  13 3/8   11 1/2        0.00
       Third.................................  14       11 1/8        0.00
       Fourth................................  16 7/8   13 1/2        0.00
     1997:
       First.................................  18 1/8   14 1/2        0.00
       Second................................  19       14 7/8        0.04
       Third.................................  22 1/16  16 15/16      0.04
       Fourth................................  30 3/8   20 15/16      0.04
     1998:
       First.................................  31 1/4   23            0.04
       Second................................  32 1/2   27 5/8        0.05
       Third.................................  33 1/16  18 1/4        0.05
       Fourth................................  28       17 1/8        0.05
     1999:
       First (through March 19).............. [ . ]    [ . ]         [ . ]

  On December 15, 1998, the last trading day before public announcement of the merger, the closing price per share of Dime common stock on the NYSE was $24 1/4. Past price performance is not necessarily indicative of likely future price performance. Holders of Dime common stock are urged to obtain current market quotations for shares of Dime common stock.

  The holders of Dime common stock are entitled to receive dividends when and if declared by the Dime Board out of funds legally available therefor. The Dime Board periodically considers the payment of dividends on Dime common stock, taking into account Dime's financial condition and level of net income, Dime's future prospects, economic conditions, industry practices and other factors, including restrictions on the payment of dividends.

Lakeview

  Lakeview common stock is quoted on the Nasdaq National Market under the symbol "LVSB." The following table sets forth for the indicated periods the high and low sale prices for Lakeview common stock as reported on the Nasdaq National Market, and the cash dividends declared per share of Lakeview common stock.

                                                    Price Range   Cash Dividends
                                                    ------------   Declared Per
                                                    High    Low       Share
                                                    -----  -----  --------------
     1996:
       First.......................................  7.91   7.18      0.0258
       Second......................................  8.13   7.28      0.0258
       Third.......................................  9.04   7.84      0.0284
       Fourth......................................  9.55   8.07      0.0284
     1997:
       First....................................... 12.44   9.21      0.0284
       Second...................................... 15.69  11.25      0.0313
       Third....................................... 17.13  13.75      0.0313
       Fourth...................................... 17.32  13.63      0.0313
     1998:
       First....................................... 26.75  16.13      0.0625
       Second...................................... 26.50  23.75      0.0625
       Third....................................... 26.57  23.25      0.0625
       Fourth...................................... 29.00  23.00      0.0625
     1999:
       First....................................... 25.25  11.50      0.0625
       Second...................................... 23.88  17.50      0.0625
       Third (through March 19).................... [ . ]  [ . ]       [ . ]

  Share data and historical stock prices have been adjusted for a two-for-one stock split on October 15, 1997 and a 10% stock dividend on November 13, 1996.

                                    EXPERTS

  The consolidated financial statements of Dime and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in Dime's 1997 Annual Report on Form 10-K incorporated by reference in this proxy statement/prospectus have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, included in Dime's 1997 Annual Report on Form 10-K, and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Lakeview as of July 31, 1998 and 1997 and for each of the years in the three-year period ended July 31, 1998, included in Lakeview's 1998 Annual Report on Form 10-K incorporated by reference in this proxy statement/prospectus have been incorporated by reference herein and in the Registration Statement, in reliance upon the report of KPMG LLP, independent certified public accountants included in Lakeview's 1998 Annual Report on Form 10-K, and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                         VALIDITY OF DIME COMMON STOCK

  The validity of the shares of Dime common stock being offered hereby will be passed upon for Dime by Sullivan & Cromwell, New York, New York.

                                 OTHER MATTERS

  As of the date of this proxy statement/prospectus, the Lakeview Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the notice of special meeting as determined by a majority of the Lakeview Board; provided, however, that no proxy that is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement.

                      WHERE YOU CAN FIND MORE INFORMATION

  Dime has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to Lakeview shareholders of the shares of Dime common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Dime and Dime common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this proxy statement/prospectus.

  In addition, Dime and Lakeview file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

   Public Reference Room   New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center        Citicorp Center
         Room 1024                Suite 1300         500 West Madison Street
  Washington, D.C. 20549   New York, New York 10048        Suite 1400
                                                    Chicago, Illinois 60661-
                                                              2511

  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Dime and Lakeview, who file electronically with the SEC. The address of the site is http://www.sec.gov.

  You should also be able to inspect reports, proxy statements and other information about Dime and Lakeview at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The SEC allows Dime and Lakeview to "incorporate by reference" information into this proxy statement/prospectus. This means that Dime and Lakeview can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

  This proxy statement/prospectus incorporates by reference the documents listed below that Dime and Lakeview previously filed with the SEC. They contain important information about the companies and their financial condition.

Dime SEC Filings                                          Period
----------                                                   ----
Annual Report on Form 10-K................
                                            Year ended December 31, 1997
Quarterly Report on Form 10-Q.............
                                            Quarters ended March 31, June 30,
                                            and September 30, 1998

The descriptions of Dime common stock and Rights set forth in the Dime's
Registration Statements on Form 8-A filed pursuant to Section 12 of the Exchange
Act, including any amendment or report
filed with the SEC for the purpose of
updating such descriptions.

Current Reports on Form 8-K...............  December 16, 1998, January 21,
                                            1999 and January 28, 1999

Lakeview SEC Filings
-------------                                             Period
                                                             ----
Annual Report on Form 10-K................  Fiscal year ended July 31, 1998
Quarterly Reports on Form 10-Q............  Quarters ended October 31, 1998 and January 31, 1999
Current Reports on Form 8-K...............  October 8, 1998 and December 17,
                                            1998

  Dime incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  Certain financial and other information relating to Lakeview is contained in this prospectus/proxy statement, including Appendix E.

  Dime has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Dime, as well as all pro forma financial information, and Lakeview has supplied all information relating to Lakeview.

  Documents incorporated by reference are available from Dime and Lakeview without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

           Dime Bancorp, Inc.                    Lakeview Financial Co.
     589 Fifth Avenue, Third Floor                 989 McBride Avenue
        New York, New York 10017             West Paterson, New Jersey 07424
     Attention: Investor Relations           Attention: Sandra L. Coulthart
       Telephone: (212) 326-6170                Telephone: (973) 890-1234

  If you would like to request documents, please do so by April 20 to receive them before the special meeting. If you request any incorporated documents from Dime or Lakeview, Dime or Lakeview will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

  Neither Dime nor Lakeview has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                      Appendix A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         dated as of December 15, 1998

                                    between

                            LAKEVIEW FINANCIAL CORP.

                                      and

                               DIME BANCORP, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    RECITALS

                                   ARTICLE I

                      Certain Definitions; Interpretation

 1.01 Certain Definitions.................................................    1
 1.02 Interpretation......................................................    5

                                   ARTICLE II

                                   The Merger

 2.01 The Merger..........................................................    5
      (a) Structure and Effects of the Merger.............................    5
      (b) Certificate of Incorporation....................................    5
      (c) By-Laws.........................................................    5
      (d) Directors.......................................................    5
      (e) Officers........................................................    5
 2.02 Reservation of Right to Revise Structure............................    6
 2.03 Effective Time......................................................    6
 2.04 Integration.........................................................    6

                                  ARTICLE III

                                 Consideration

 3.01 Consideration.......................................................    6
 3.02 Rights as Shareholders; Stock Transfers.............................    8
 3.03 Fractional Shares...................................................    8
 3.04 Exchange Procedures.................................................    8
 3.05 Anti-Dilution Adjustments...........................................    9
 3.06 Company Stock Options...............................................    9

                                   ARTICLE IV

                           Actions Pending the Merger

 4.01 Forbearances of the Company. .......................................   10
 4.02 Forbearances of the Acquiror. ......................................   12

                                   ARTICLE V

                         Representations and Warranties

 5.01 Disclosure Schedules................................................   13
 5.02 Standard............................................................   13
 5.03 Representations and Warranties of the Company.......................   13
 5.04 Representations and Warranties of the Acquiror......................   21

                                   ARTICLE VI

                                   Covenants

 6.01 Reasonable Best Efforts.............................................   23

                                                                            Page
                                                                            ----
 6.02 Shareholder Approvals...............................................   24
 6.03 Registration Statement..............................................   24
 6.04 Press Releases......................................................   25
 6.05 Access; Information.................................................   25
 6.06 Acquisition Proposals...............................................   25
 6.07 Affiliate Agreements................................................   26
 6.08 Takeover Laws.......................................................   26
 6.09 No Rights Triggered.................................................   26
 6.10 NYSE Listing........................................................   26
 6.11 Regulatory Applications.............................................   26
 6.12 Indemnification.....................................................   26
 6.13 Accountants' Letters................................................   27
 6.14 Notification of Certain Matters.....................................   28
 6.15 Advisory Board......................................................   28
 6.16 Employee Benefits...................................................   28
 6.17 Certain Accounting Policies of the Company..........................   28
 6.18 Special Dividend....................................................   28

                                  ARTICLE VII

                    Conditions to Consummation of the Merger

 7.01 Conditions to Each Party's Obligation to Effect the ................   29
 7.02 Conditions to Obligation of the Company.............................   29
 7.03 Conditions to Obligation of the Acquiror............................   30

                                  ARTICLE VIII

                                  Termination

 8.01 Termination.........................................................   31
 8.02 Effect of Termination and Abandonment...............................   32
 8.03 Termination Fee.....................................................   32

                                   ARTICLE IX

                                 Miscellaneous

 9.01 Survival............................................................   32
 9.02 Waiver; Amendment...................................................   32
 9.03 Counterparts........................................................   32
 9.04 Governing Law.......................................................   32
 9.05 Expenses............................................................   32
 9.06 Notices.............................................................   32
 9.07 Entire Understanding; No Third Party Beneficiaries..................   33

 EXHIBIT A Form of Stock Option Agreement [See Appendix B]
 EXHIBIT B Form of Shareholder Agreement [See Appendix C]
 EXHIBIT C List of Persons to Execute Compensation-Related Agreements
           [omitted]
 EXHIBIT D Form of Subsidiary Combination Agreement [omitted]
 EXHIBIT E Form of Affiliate Letter [omitted]

  AGREEMENT AND PLAN OF MERGER, dated as of December 15, 1998 (this "Agreement"), by and among LAKEVIEW FINANCIAL CORP. (the "Company") and DIME BANCORP, INC. (the "Acquiror").

                                   RECITALS

 A. The Company. The Company is a New Jersey corporation, having its principal place of business in West Paterson, New Jersey.

 B. The Acquiror. The Acquiror is a Delaware corporation, having its principal place of business in New York, New York.

 C. Stock Option Agreement. As a condition and inducement to the Acquiror's willingness to enter into this Agreement, following the execution and delivery of this Agreement, the Company shall enter into a Stock Option Agreement with the Acquiror, in substantially the form of Exhibit A, pursuant to which the Company shall grant to the Acquiror an option to purchase, under certain circumstances, shares of Company Common Stock.

 D. Shareholder Agreements. As a further condition and inducement to the willingness of the Acquiror to enter into this Agreement, shareholders of the Company who are also directors or executive officers of the Company holding the power to vote in the aggregate approximately 30% of the outstanding shares of the Company Common Stock have agreed to enter into agreements with the Acquiror, in the form of Exhibit B hereto, under which each shareholder will agree to vote in favor of this Agreement.

 E. Compensation-Related Agreements. Certain employees and directors of the Company identified on Exhibit C have agreed to execute agreements related to certain compensation matters.

 F. Intention of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

 G. Board Action. The respective Boards of Directors of each of the Acquiror and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                      Certain Definitions; Interpretation

  1.01 Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

    "Acquiror" has the meaning assigned in the preamble to this Agreement.

    "Acquiror Certificate" means the Amended and Restated Certificate of Incorporation of the Acquiror.

    "Acquiror Common Stock" means the common stock, par value $0.01 per share, of the Acquiror.

    "Acquiror Preferred Stock" means the preferred stock, par value $1.00 per share, of the Acquiror.

    "Acquiror Rights" means the rights to purchase Acquiror Stock outstanding from time to time pursuant to the Acquiror Rights Agreement.

    "Acquiror Rights Agreement" means the Stockholders Protection Rights Agreement, dated as of October 20, 1995, between the Acquiror and the First National Bank of Boston, as Rights Agent.

    "Acquiror Stock" means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

    "Acquiror's SEC Documents" has the meaning assigned in Section 5.04(g).

    "Acquisition Proposal" has the meaning assigned in Section 6.06.

    "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

    "Cash Election Shares" has the meaning assigned in Section 3.01(b).

    "Closing Date" has the meaning assigned in Section 2.03.

    "Code" has the meaning assigned in Recital F.

    "Company" has the meaning assigned in the preamble to this Agreement.

    "Company Affiliate" has the meaning assigned in Section 6.07.

    "Company Board" means the Board of Directors of the Company.

    "Company By-Laws" means the Amended and Restated By-laws of the Company.

    "Company Certificate" means the Amended and Restated Certificate of Incorporation of the Company.

    "Company Common Stock" means the common stock, par value $2.00 per share, of the Company.

    "Company Meeting" has the meaning assigned in Section 6.02.

    "Company Reports" has the meaning assigned in Section 5.03(i).

    "Company Stock Option" means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

    "Company Stock Plans" means the Management Stock Bonus Plan and Trust Agreement and 1993 Stock Option Plan.

    "Company's SEC Documents" has the meaning assigned in Section 5.03(g).

    "Compensation Plans" has, with respect to any person, the meaning assigned in Section 5.03(m).

    "Consideration" has the meaning assigned in Section 3.01(a).

    "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

    "Converted Cash Election Shares" has the meaning assigned in Section
  3.01(c).

    "Converted Stock Election Shares" has the meaning assigned in Section
  3.01(c).

    "Costs" has the meaning assigned in Section 6.12(a).

    "DGCL" means the General Corporation Law of the State of Delaware.

    "Disclosure Schedule" has the meaning assigned in Section 5.01.

    "DOL" means the United States Department of Labor.

    "Effective Date" means the date on which the Effective Time occurs.

    "Effective Time" means the date and time at which the Merger becomes effective.

    "Election" has the meaning assigned in Section 3.01(b).

    "Election Deadline" has the meaning assigned in Section 3.04(a).

    "Election Form" has the meaning assigned in Section 3.01(b).

    "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(m).

    "ERISA Affiliate Plan" has the meaning assigned in Section 5.03(m).

    "ESOP" has the meaning assigned in Section 6.16.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "Exchange Agent" has the meaning assigned in Section 3.01(b).

    "Exchange Fund" has the meaning assigned in Section 3.04(b).

    "Exchange Ratio" has the meaning assigned in Section 3.01(a).

    "FDIC" means the Federal Deposit Insurance Corporation.

    "Fee" has the meaning assigned in Section 8.03.

    "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

    "Hazardous Substance" means any substance in any concentration that is:
  (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance which is or may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

    "Indemnified Party" has the meaning assigned in Section 6.12(a).

    "Indemnified Person" has the meaning assigned in Section 5.03(m).

    "Insurance Amount" has the meaning assigned in Section 6.12(b).

    "Insurance Policies" has the meaning assigned in Section 5.03(s).

    "IRS" means the United States Internal Revenue Service.

    "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

    "Loans" means loans, leases, extensions of credit, commitments to extend credit and other assets.

    "Mailing Date" has the meaning assigned in Section 3.04(a).

    "Material Adverse Effect" means, with respect to the Acquiror or the Company, any effect that (1) is both material and adverse to the financial position, results of operations or business of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, other than (A) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates, except to the extent that the effect of such change is materially more severe for the Acquiror or the Company than for depositary institutions in general and (B) payments associated with the Merger as contemplated by this Agreement; or (2) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

    "Merger" has the meaning assigned in Section 2.01.

    "Multiemployer Plan" means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

    "New Certificates" has the meaning assigned in Section 3.04(b).

    "NJBCA" means the New Jersey Business Corporation Act.

    "NJBD" means the New Jersey Department of Banking and Insurance.

    "NYSE" means the New York Stock Exchange, Inc.

    "No-Election Shares" has the meaning assigned in Section 3.01(b).

    "Old Certificates" has the meaning assigned in Section 3.04(a).

    "OTS" means the Office of Thrift Supervision.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Pension Plan" has, with respect to any person, the meaning assigned in
  Section 5.03(m).

    "Per Share Cash Consideration" has the meaning assigned in Section
  3.01(a).

    "Per Share Stock Consideration" has the meaning assigned in Section
  3.01(a).

    "person" means any individual, bank, savings bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

    "Previously Disclosed" means, with respect to the Company or the Acquiror, information set forth in such party's Disclosure Schedule.

    "Proxy Statement" has the meaning assigned in Section 6.03.

    "Registration Statement" has the meaning assigned in Section 6.03.

  "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

    "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "Special Dividend" has the meaning assigned in Section 6.18.

    "Stock Election Shares" has the meaning assigned in Section 3.01(b).

    "Stock Number" has the meaning assigned in Section 3.01(a).

    "Stock-Selected No-Election Shares" has the meaning assigned in Section 3.01(c).

    "Subsidiary" and "Significant Subsidiary" have the meanings assigned to them in Rule 1-02 of Regulation S-X of the SEC.

    "Subsidiary Combination" has the meaning assigned in Section 2.04.

    "Superior Proposal" means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Company Board, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (1) if accepted, is significantly more likely than not to be consummated, and (2) if consummated, is reasonably likely to result in a materially more favorable transaction than the Merger for the Company and its shareholders and other relevant constituencies.

    "Surviving Corporation" has the meaning assigned in Section 2.01.

    "Takeover Laws" has the meaning assigned in Section 5.03(e).

    "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

    "Tax Returns" has the meaning assigned in Section 5.03(p).

    "TRA" has the meaning assigned in Section 5.03(m).

    "Treasury Stock" has the meaning assigned in Section 5.03(b).

  1.02 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute and undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other affiliates, to take appropriate action in connection therewith. References to "knowledge" of a person means knowledge after reasonable diligence in the circumstances. References herein to "transaction contemplated by this Agreement" shall be deemed to include a reference to the Subsidiary Combination and the transactions contemplated by the Stock Option Agreement.

                                  ARTICLE II

                                  The Merger

  2.01 The Merger. At the Effective Time, the business combination contemplated by this Agreement shall occur and in furtherance thereof:

    (a) Structure and Effects of the Merger. The Company shall merge with and into the Acquiror, and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The Acquiror shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Acquiror with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL and NJBCA.

    (b) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Acquiror as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the DGCL.

    (c) By-Laws. The by-laws of the Surviving Corporation shall be the by-laws of the Acquiror as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the certificate of incorporation referred to in section 2.01(b).

    (d) Directors. The directors of the Surviving Corporation shall be the directors of the Acquiror immediately prior to the Effective Time, and such directors shall hold office until such time as their successors shall be duly elected and qualified.

    (e) Officers. The officers of the Surviving Corporation shall be the officers of the Acquiror immediately prior to the Effective Time.

  2.02 Reservation of Right to Revise Structure. At the Acquiror's election, the Merger may alternatively be structured so that (i) the Company is merged with and into any other direct or indirect wholly owned subsidiary of the Acquiror or (ii) any direct or indirect wholly owned subsidiary of the Acquiror is merged with and into the Company; provided, however, that no such change shall (a) alter or change the amount or kind of the Consideration or the treatment of the holders of Company Stock Options, (b) prevent the parties from obtaining the opinions of Malizia, Spidi, Sloane & Fisch, P.C. and Sullivan & Cromwell referred to in Sections 7.02(d) and 7.03(d), respectively, or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

  2.03 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL and, in the office of the Secretary of State of the State of New Jersey, of a certificate of merger in accordance with Section 14A: 10-4.1 of the NJBCA, or at such later date and time as may be set forth in such certificates. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (1) on the date that is the fifth full NYSE trading day (the "Closing Date") to occur after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Effective Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs), or (2) on such date as the parties may agree in writing.

  2.04 Integration. At the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the combination (the "Subsidiary Combination") of the business of The Dime Savings Bank of New York, FSB, with that of Lakeview Savings Bank, pursuant to a merger agreement substantially in the form attached hereto as Exhibit D. The Company agrees to cooperate with the Acquiror and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be requested by the Acquiror to effect the Subsidiary Combination. The Company also agrees to cooperate with the Acquiror and to take all reasonable restructuring steps for regulatory purposes, as may be requested by the Acquiror to merge or otherwise consolidate such legal entities to the extent desirable for regulatory or other reasons.

                                  ARTICLE III

                                 Consideration

  3.01 Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time:

    (1) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of the Company and shares held directly or indirectly by Acquiror, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Sections 3.01(b) and (c), the other provisions of this
  Section 3.01 and possible adjustment as set forth in Section 3.05, either:

      (A) 0.9 (the "Exchange Ratio") of a share of Acquiror Common Stock (the "Per Share Stock Consideration"), or

      (B) $24.26 in cash (such sum, the "Per Share Cash Consideration" and together with the Per Share Stock Consideration, the "Consideration");

  provided, that the aggregate number of shares of Acquiror Common Stock that shall be issued in the Merger (the "Stock Number") shall equal as nearly as practicable the product of (a) sixty-five percent (65%), (b) the Exchange Ratio, and (c) the number of shares of Company Common Stock outstanding as of the Effective Time.

    (2) Each share of the Company Common Stock that, immediately prior to the Effective Time, is held as treasury stock of the Company or held directly or indirectly by Acquiror, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Merger be cancelled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

  (b) Subject to the allocation procedures set forth in Section 3.01(c), each record holder of Company Common Stock will be entitled (1) to elect to receive Acquiror Common Stock for all or some of the shares of Company Common Stock ("Stock Election Shares") held by such record holder, (2) to elect to receive cash for all or some of the shares of Company Common Stock ("Cash Election Shares") held by such record holder or (3) to indicate that such holder makes no such election for all or some of the shares of Company Common Stock ("No-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by Acquiror and reasonably acceptable to Company (an "Election Form"). Any shares of Company Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") shall be a bank or trust company selected by Acquiror and reasonably acceptable to the Company.

  (c) Not later than the 15th day after the Election Deadline, Acquiror shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger as follows:

    (A) Number of Stock Elections Less Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then

      (i) all Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

      (ii) the Exchange Agent shall allocate pro rata from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be Stock-Selected No-Election Shares,

      (iii) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent shall allocate pro rata from among the Cash Election Shares a sufficient number of Cash Election Shares such that the sum of such number and the number of Stock Election Shares and ("Stock-Selected No-Election Shares") shall equal as closely as practicable the Stock Number, and all such selected shares ("Converted Cash Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

      (iv) the No-Election Shares and Cash Election Shares that are not Stock-Selected No-Election Shares or Converted Cash Election Shares (as the case may be) shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

    (B) Number of Stock Elections Greater Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then

      (i) all Cash Election Shares and No-Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

      (ii) the Exchange Agent shall allocate pro rata among the Stock Election Shares a sufficient number of Cash Election Shares ("Converted Stock Election Shares") such that the remainder of (x) Stock Election Shares less (y) the Converted Stock Election Shares shall equal as closely as practicable the Stock Number, and all Converted Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

      (iii) the Stock Election Shares that are not Converted Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

    (C) Exclusion from Allocations in Sections 3.01(c)(A) and (B). For the avoidance of doubt, cash paid by the Company for options as set forth in
  Section 3.06 of this Agreement, at the election of the Company no later than five days prior to the Closing Date, shall not be utilized in determining any allocation as set forth in Sections 3.01(c)(A) and (B) of this Agreement.

  3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

  3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Acquiror shall pay to each holder of Company Common Stock who otherwise would be entitled to a fractional share of Acquiror Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Acquiror Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five consecutive NYSE full trading days immediately preceding the Effective Date.

  3.04 Exchange Procedures.

    (a) Not later than the 30th business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), Acquiror shall mail an Election Form and a letter of transmittal to each holder of record of Company Common Stock. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the 20th day after the Mailing Date (the "Election Deadline") and accompanied by the certificates representing all the shares of Company Common Stock ("Old Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Acquiror shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Acquiror (or of the Exchange Agent) shall be conclusive and binding. Neither Acquiror nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and Acquiror shall also make all computations contemplated by Section 3.01 hereof, and, after consultation with the Company, all such computations shall be conclusive and binding on the former holders of Company Common Stock absent manifest error. Shares of Company Common Stock covered by an Election Form which is not effective shall be treated as if no Election had been made with respect to such shares of Company Common Stock. Once an Election is made it may not be revoked.

    (b) At or prior to the Effective Time, the Acquiror shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of Acquiror Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be issued as Consideration.

    (c) The Surviving Corporation shall cause the New Certificates into which shares of a shareholder's Company Common Stock are converted on the Effective Date and/or any check in respect of any Per Share Cash Consideration, fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery (if not previously delivered) to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder; provided that New Certificates and/or any such check shall not be issued to any Company Affiliate unless and until such Company Affiliate has delivered an agreement pursuant to Section 6.07. No interest will be paid on any Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

    (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (e) No dividends or other distributions on Acquiror Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Acquiror Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be returned to the Acquiror. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Acquiror for payment of the shares of Acquiror Common Stock, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  3.05 Anti-Dilution Adjustments. Should the Acquiror change (or establish a record date for changing) the number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Date by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Acquiror Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

  3.06 Company Stock Options. Prior to the Effective Time, the Company shall take all action necessary to cause each Company Stock Option, whether vested or unvested, exercisable or unexercisable, without any action on the part of the holder to be converted into the right to receive an amount in cash equal to the product of (1) (A) the excess of $24.26 over (B) the exercise price per share subject to such Company Stock Option and (2) the number of Shares subject to such Company Stock Option payable to the holder of such Company Stock Option at any time during the period commencing on the date hereof and ending immediately prior to the Effective Time; provided, that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each Company Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment.

                                  ARTICLE IV

                          Actions Pending the Merger

  4.01 Forbearances of the Company. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

    (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course (provided, however, that the Company shall terminate the use of its trading account) or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

    (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights with respect to Company Common Stock,
  (2) permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, or (5) enter into, or take any action to cause any holders of Company Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Common Stock to vote any shares of Company Common Stock, or cooperate in any formation of any voting trust relating to such shares.

    (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than (1) regular quarterly cash dividends on Company Common Stock in an amount not to exceed $0.0625 per share paid with record and payment dates consistent with past practice and (2) dividends from wholly owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company, as applicable (in each case, except pursuant to Section 6.18, consistent with past practice), on or in respect of, or declare or make any distribution on any shares of its capital stock split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

    (d) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal general increases in salary to individual employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, or (3) to satisfy Previously Disclosed Contracts existing on the date hereof (as such Contracts are modified, as applicable, pursuant to the agreements entered into pursuant to Recital E hereof).

    (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to, the Company or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or (2) to satisfy Previously Disclosed Contracts existing on the date hereof.

    (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

    (g) Acquisitions. Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, or (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, neither the Company nor any of its Subsidiaries will acquire any assets, properties or deposits of another person in any one transaction or a series of related transactions.

    (h) Governing Documents. Amend the Company Certificate, the Company By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of the Company's Subsidiaries.

    (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles, as concurred with by the Company's independent auditors.

    (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

    (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to the Company and its Subsidiaries, taken as a whole.

    (l) Risk Management. Except as required by applicable law or regulation:
  (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

    (m) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (3) cancel, release, assign or modify any material amount of indebtedness of any other Person.

    (n) Loans. Make any loan or advance (1) other than in the ordinary course of business consistent with lending policies as in effect on the date hereof or (2) without prior consultation with Acquiror, other than residential mortgage loans, in excess of $200,000; provided that in the case of clause (1) the Company or any of its Subsidiaries may make any such loan in the event (A) the Company or any of its Subsidiaries has delivered to Acquiror or its designated representative a notice of its intention to make such loan and such additional information as Acquiror or its designated representative may reasonably require and (B) Acquiror or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to Acquiror of the applicable notice of intention.

    (o) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
  Section 368 of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

    (p) Tax Elections. Make any election with respect to Taxes.

    (q) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (o) without first obtaining the Acquiror's consent.

  4.02 Forbearances of the Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to:

    (a) Ordinary Course. Conduct the business of the Acquiror and its Subsidiaries other than in the ordinary and usual course; provided that this Section 4.02(a) shall in no way affect the ability of the Acquiror or its Subsidiaries to engage in any business, asset or deposit acquisition or disposition, or merger, consolidation or other business combination transaction.

    (b) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
  Section 368 of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in
  Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

    (c) Governing Documents. Amend the Acquiror Certificate or the by-laws of the Acquiror in a manner that would be materially adverse to the holders of the Acquiror Common Stock.

    (d) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (c) without first obtaining the Company's consent.

                                   ARTICLE V

                        Representations and Warranties

  5.01 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the Company a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV.

  5.02 Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, (1) is not Previously Disclosed and (2) individually or taken together with all other facts, events or circumstances that should have been Previously Disclosed with respect to any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

  5.03 Representations and Warranties of the Company Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to the
Acquiror:

    (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of New Jersey, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    (b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock, of which 4,818,478 shares are outstanding as of the date hereof. As of the date hereof, 1,623,026 shares of Company Common Stock are held in treasury by the Company (collectively, "Treasury Stock"). The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof and the exercise price of such Company Stock Options are Previously Disclosed.

    (c) Subsidiaries. (1) (A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities (other than to it or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

    (2) The Company has Previously Disclosed a list of all equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind owned beneficially, directly or indirectly by it and the Company has provided to the Acquiror all material information or agreements pertaining to such interest.

    (3) Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    (d) Corporate Power. The Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Lakeview Savings Bank has the requisite power and authority to execute, deliver and perform its obligations as set forth in the Form of Subsidiary Combination Agreement attached hereto as Exhibit D and to consummate the transactions contemplated thereby.

    (e) Corporate Authority and Action. (1) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the Stock Option Agreement and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the Merger. This Agreement and the Stock Option Agreement each is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (2) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby each is exempt from, the requirements of (A) any applicable "moratorium," " control share," "fair price," or other antitakeover laws and regulation of any state (collectively, "Takeover Laws"), including Section 14A-10A of the NJBCA and
  (B) Articles XIV and XV of the Company Certificate.

    (3) The Company has received the opinion of Sandler O'Neill & Partners, L.P. & Company ("Sandler O'Neill"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the shareholders of the Company is fair to the shareholders of the Company from a financial point of view.

    (f) Regulatory Filings; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger and the other transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing of applications and notices, as applicable, with the OTS, the NJBD and the FDIC with respect to the Merger and the Subsidiary Combination and (C) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the Secretary of State of the State of New Jersey pursuant to the NJBCA. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

    (2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Certificate or the Company By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

    (g) SEC Documents; Financial Statements. (1) The Company's Annual Reports on Form 10-K for the fiscal years ended July 31, 1996, 1997 and 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to July 31, 1998 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Company's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

    (2) Since July 31, 1998, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

    (3) Since July 31, 1998, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

    (h) Litigation. Except as disclosed in the Company's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened.

    (i) Compliance with Laws. The Company and each of its Subsidiaries:

      (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

      (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened;

      (3) has received, since December 31, 1997, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company's knowledge, do grounds for any of the foregoing exist), or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

      (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

      (5) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation; and

      (6) since December 31, 1995, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental authority (collectively, the "Company Reports"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

    (j) Material Contracts; Defaults. The Company has Previously Disclosed a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party, including the following categories:

      (1) any Contract that (A) is not terminable at will both without cost or other liability to the Company or any of its Subsidiaries and upon notice of ninety (90) days or less and (B) which provides for fees or other payments in excess of $150,000 per annum or in excess of $250,000 for the remaining term of the Contract;

      (2) any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations);

      (3) any Contract restricting the conduct of business by the Company or any of its Subsidiaries;

      (4) any Contract to which the Company or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee or equity holder of any of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

      (5) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants; and

      (6) any Contract involving the purchase or sale of assets with a book value greater than $250,000 entered into since July 31, 1998.

  Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

    (k) IMC. The Company's Disclosure Schedule sets forth all material facts known to the Company pertaining to the Company's investment in the stock of and line of credit to Industry Mortgage Company.

    (l) Properties. Except as disclosed in the financial statements filed in its SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets which are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

    (m) Employee Benefit Plans. (1) The Company's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, the Company's "Compensation Plans"). Neither the Company Board nor any executive officers of the Company or any of its Subsidiaries has taken or initiated any formal action to create any additional material Compensation Plan or to modify, change or terminate any existing Compensation Plan in any material respect.

    (2) With respect to each Compensation Plan, if applicable, the Company has provided or made available to the Acquiror, true and complete copies of existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement;
  (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) documentation relating to loans made to the Company's employee stock ownership plan and schedules supporting all allocations made under such plan and compliance under Sections 404 and 415 of the Code. Each Form 5500, actuarial report and financial statement referred to in the preceding sentence accurately reflects the contributions, liabilities and funding levels of the applicable Compensation Plan.

    (3) Each of the Compensation Plans has been administered and operated in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Neither the Company, any of its Subsidiaries nor any other person for whom indemnification by the Company or any of its Subsidiaries could apply ("Indemnified Person") has incurred or is likely to incur fiduciary liability under Part 4 of Title I of ERISA with respect to any Compensation Plan. Each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and, except as Previously Disclosed, the Company is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of the Company, any of its Subsidiaries or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to the Company's knowledge, subject the Company or any of its Subsidiaries or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. There is no pending or, to the Company's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Company's Compensation Plans.

    (4) No liability under Title IV of ERISA (other than premiums to the PBGC) has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001 (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of the Company, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation Plan.

    (5) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made or reflected in the Company's SEC Documents. Neither any of the Pension Plans nor ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to, nor are there any circumstances requiring, or which can reasonably be expected to result in, the imposition of any lien on the assets of the Company or any of its Subsidiaries with respect to, any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or
  Section 412(n) of the Code or pursuant to ERISA.

    (6) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such plan. Under each of the Pension Plans, to the Company's knowledge, there has been no adverse change in the financial condition of any Pension Plan (with respect to either assets or benefits) since July 31, 1997.

    (7) No Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of the Company or any of its Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan,
  (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay under any Compensation Plan. The Company and its Subsidiaries may amend or terminate any Compensation Plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

    (8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, as a result of any termination of employment prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of the Company or any of its Subsidiaries under any Compensation Plan or otherwise from the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit.

    (9) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are or would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. None of the Company, the Surviving Corporation or any of their respective Subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

    (10) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to, at or following the Effective
  Time), none of the Acquiror, the Company the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

    (11) The only persons receiving or entitled to receive benefits under the Lakeview Savings Bank's Supplemental Retirement Plan for Senior Officers (the "SERP") are Messrs. Kevin J. Coogan, Kevin M. McCloskey and Anthony A. Gallo. Each of such persons has waived the receipt of any benefits under the SERP prior to the date hereof and no benefits will be payable to any person under the SERP.

    (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (o) Environmental Matters. To the Company's knowledge: (1) the Company and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (2) no property (including buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance except as Previously Disclosed; (3) neither the Company nor any of its Subsidiaries would reasonably be expected to be ruled to be the owner or operator under any Environmental Law of any property in which it has currently or formerly held a Lien; (4) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (6) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (7) the Company, is not aware of any circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that would reasonably be expected to result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) the Company has delivered to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien.

    (p) Tax Matters. (1) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws ("Tax

  Returns") with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by the Company and its Subsidiaries are complete and accurate; (3) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes; (4) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Company's knowledge, has been threatened; (5) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries have been paid in full; (6) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries; (7) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); (8) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (9) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (10) the Company and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (11) the Company and its Subsidiaries have withheld and paid all Taxes that they are required to withhold from compensation income of their employees.

    (q) Risk Management. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

    (r) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

    (s) Insurance. The Company's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

    (t) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by the Company to Sandler O'Neill in an amount and on terms Previously Disclosed.

    (u) Year 2000 Compliance. The Company and its Subsidiaries have taken all reasonable steps necessary to address the software, accounting and recordkeeping issues raised in order for the data processing systems used in the business conducted by the Company and its Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999.

    (v) Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete.

  5.04 Representations and Warranties of the Acquiror. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Acquiror hereby represents and warrants to the Company as follows:

    (a) Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    (b) Acquiror Stock. (1) As of the date hereof, the authorized capital stock of the Acquiror consists solely of 350,000,000 shares of Acquiror Common Stock, of which 111,883,481 shares were outstanding as of November 30, 1998, and 40,000,000 shares of Acquiror Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, other than the Acquiror Rights and except as Previously Disclosed, there are no shares of Acquiror Stock authorized and reserved for issuance, the Acquiror does not have any Rights issued or outstanding with respect to Acquiror Stock, and the Acquiror does not have any commitment to authorize, issue or sell any Acquiror Stock or Rights, except pursuant to this Agreement. The number of shares of Acquiror Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of Acquiror Common Stock, and the number and terms of any Rights, as of November 30, 1998, are Previously Disclosed in the Acquiror's Disclosure Schedule.

    (2) The shares of Acquiror Common Stock to be issued as Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (c) Subsidiaries. Each of the Acquiror's Significant Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    (d) Corporate Power. The Acquiror and each of its Significant Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Acquiror has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and The Dime Savings Bank of New York, FSB has the requisite power and authority to execute, deliver and perform its obligations as set forth in the Form of Subsidiary Combination Agreement attached hereto as Exhibit D and to consummate the transactions contemplated thereby.

    (e) Corporate Authority. The Acquiror has the requisite corporate power and authority, and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the Stock Option Agreement and to consummate the Merger. This Agreement and the Stock Option Agreement each is a valid and legally binding agreement of the Acquiror enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (f) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the

  Acquiror of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the OTS, the NJBD and the FDIC with respect to the Merger and the Subsidiary Combination; (B) approval of the listing on the NYSE of the Acquiror Common Stock to be issued in the Merger (and related Acquiror Rights); (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the Secretary of State of the State of New Jersey pursuant to the NJBCA; and (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Acquiror Common Stock in the Merger. As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

    (2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (g) SEC Documents; Financial Statements. (1) The Acquiror's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Acquiror subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Acquiror's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Acquiror and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Acquiror and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

    (2) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Acquiror.

    (3) Since December 31, 1997, the Acquiror has carried on its business in the ordinary course consistent with past practice except for actions that are permitted pursuant to the proviso of Section 4.02(a).

    (h) Litigation. Except as disclosed in the Acquiror's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Acquiror or any of its Subsidiaries and, to the Acquiror's knowledge, no such litigation, claim or other proceeding has been threatened.

    (i) Compliance with Laws. The Acquiror and each of its Subsidiaries:

    (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

    (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

    (3) has received, since December 31, 1997 no notification or communication from any Governmental Authority (A) asserting that the Acquiror or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Acquiror's knowledge, do any grounds for any of the foregoing exist) or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally); and

    (4) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation.

    (j) No Brokers. No action has been taken by the Acquiror that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by the Acquiror to Credit Suisse First Boston.

    (k) Disclosure. The information Previously Disclosed or otherwise provided to the Company in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Company hereunder are true and complete.

                                  ARTICLE VI

                                   Covenants

  6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

  6.02 Shareholder Approvals. The Company agrees to take, in accordance with applicable law, applicable stock exchange rules, the Company Certificate and the Company By-Laws, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby, and to solicit shareholder approval and adoption (including any adjournment or postponement, the "Company Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Company Board is recommending and, unless the Company Board, after having consulted with and considered the written advice of outside counsel to the Company Board, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with New Jersey law, the Company Board will continue to recommend that the Company's shareholders approve this Agreement and take any other action required to permit consummation of the transactions contemplated hereby.

  6.03 Registration Statement. (a) The Acquiror agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by the Acquiror with the SEC in connection with the issuance of Acquiror Common Stock (and related Acquiror Rights) in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with the Acquiror, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and, provided that the Company and its Subsidiaries have cooperated as required above, the Acquiror agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of the Company and the Acquiror agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Acquiror also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Acquiror all information concerning the Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

  (b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

  (c) The Acquiror agrees to advise the Company, promptly after the Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

  6.04 Press Releases. Each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to the Company, is required by law or regulation and as to which the Company has used its best efforts to discuss with the Acquiror in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or any of its representatives that was not permitted by this Agreement).

  6.05 Access; Information. (a) Each of the Company and the Acquiror agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

  (b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

  (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

  6.06 Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided that, if the Company is not otherwise in violation of this Section 6.06, the Company Board may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if (a) the Company Board, after having consulted with and considered the written advice of outside counsel to the Company Board, has determined in good faith that the provision of such information or the engaging in such negotiations or discussion is required in order to discharge properly the directors' fiduciary duties in accordance with New Jersey law and (b) the Company has received from such person a confidentiality agreement in substantially the same form as entered into by Acquiror. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

  6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to the Acquiror a schedule of each person that, to the Company's knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of it (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act. The Company agrees to use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to the Company and the Acquiror on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit E.

  6.08 Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

  6.09 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the Company Certificate or the Company By-Laws or (b) under any material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by the mandatory provisions under its stock option plans, as applicable).

  6.10 NYSE Listing. The Acquiror agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquiror Common Stock to be issued to the holders of Company Common Stock in the Merger.

  6.11 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party.

  (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

  6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, the Acquiror shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective

Time, to the fullest extent that the Company is permitted to indemnify its directors and officers under applicable law, the Company Certificate and the Company By-Laws as in effect on the date hereof (and Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

  (b) For a period of three years from the Effective Time, Acquiror shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than twice the current amount spent by the Company (the "Insurance Amount") to maintain or procure such directors' and officers' insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.12(b), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to Acquirer's insurance carrier for the purpose of obtaining such insurance.

  (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under
Section 6.12(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

  (d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.12.

  6.13 Accountants' Letters. Each of the Company and the Acquiror shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, letters of KPMG Peat Marwick LLP, independent auditors, dated (1) the date on which the Registration Statement shall become effective and (20 a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72. The Acquiror agrees to bear the expense of the letter referred to in clause (2) above.

  6.14 Notification of Certain Matters. Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

  6.15 Advisory Board. The Acquiror agrees to establish, and to maintain for a period of one year following the Effective Date, an advisory board for New Jersey on which each person who was a director of the Company immediately prior to the Effective Time shall be invited to serve. Each person serving on such advisory board shall be eligible to receive a fee of $20,000 per annum.

  6.16 Employee Benefits. Acquiror agrees that the employees of the Company and its Subsidiaries who are employed by Acquiror or any of its Subsidiaries after the Effective Date will be provided for at least one year after the Effective Date with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Acquiror to similarly situated employees of Acquiror and its Subsidiaries. Acquiror will cause each employee benefit plan of Acquiror and its Subsidiaries in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, the service of such employees with the Company and its Subsidiaries as if such service were with Acquiror and its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Company and its Subsidiaries. Employees of the Company and its Subsidiaries shall not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of the Company or its Subsidiaries in which they are eligible to participate. Employees of the Company and its Subsidiaries will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time and for purposes of determining the entitlement of such employees to sick leave and vacation pay following the Effective Time, the service of such employees with the Company and its Subsidiaries shall be treated as if such service was with the Acquiror and its Subsidiaries.

  The Company and its Subsidiaries will comply with applicable law and the terms of the relevant Compensation Plan with respect to the voting of any Company Common Stock held by any such Plan. The Company's Employee Stock Ownership Plan (the "ESOP") may be terminated as of the Effective Date in accordance with the terms of the ESOP (but not before such date); provided, however, that no distributions may be made to participants in connection with such termination except as directed by Acquiror. The Company will adopt amendments to the ESOP as are reasonably requested by Acquiror in connection with the termination. Contributions to the ESOP and to any profit sharing, defined benefit plan or other pension plan maintained by the Company or any of its Subsidiaries will only be made after the date of this Agreement to the extent approved in writing in advance by Acquiror.

  6.17 Certain Accounting Policies of the Company. Upon the request of the Acquiror, the Company shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror; provided, however, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date, and (2) in no event until the day prior to the Closing Date.

  6.18 Special Dividend. Unless otherwise requested by the Acquiror, immediately prior to the Effective Date, the Company shall cause Lakeview Savings Bank, to pay in cash the maximum dividend (the "Special Dividend") permitted to be paid to the Company under applicable law and regulation.

                                  ARTICLE VII

                   Conditions to Consummation of the Merger

  7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the Acquiror and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

    (a) Shareholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law, the Company Articles and the Company By-laws.

    (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger and the Subsidiary Combination, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that the Acquiror would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

    (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

    (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

    (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (f) Blue Sky Approvals. All permits and other authorizations under the federal and state securities laws (other than that referred to in Section 7.01(e)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of Acquiror Common Stock (and related Acquiror Rights) to be issued in the Merger shall have been received and be in full force and effect.

    (g) Listing. The shares of Acquiror Common Stock (and related Acquiror Rights) to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

  7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by a senior officer of Acquiror to such effect.

    (b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

    (c) Opinion of Counsel. The Company shall have received an opinion, dated the Effective Date, of Sullivan & Cromwell, counsel to the Acquiror, to the effect that the shares of Acquiror Common Stock to be issued as Consideration, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable.

    (d) Tax Opinion of Company's Counsel. The Company shall have received an opinion of Malizia, Spidi, Sloane & Fisch, P.C., counsel to the Company, to the effect that (1) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of the Company to the extent they receive shares of Acquiror Common Stock as Consideration in exchange for shares of Company Common Stock.

    (e) Accountants' Letters. The Company shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, the Acquiror's independent auditors.

  7.03 Conditions to Obligation of the Acquiror. The obligation of the Acquiror to consummate the Merger is also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (c) Payment of Special Dividend. Unless Acquiror otherwise requests, Lakeview Savings Bank shall have paid the Special Dividend.

    (d) Tax Opinion of the Acquiror's Counsel. The Acquiror shall have received an opinion of Sullivan & Cromwell, counsel to the Acquiror, dated the Effective Date, to the effect that the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

    (e) Accountants' Letters. The Acquiror and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, the Company's independent auditors.

                                 ARTICLE VIII

                                  Termination

  8.01 Termination. This Agreement may be terminated and the Merger may be abandoned:

    (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

    (b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:
  (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party.

    (c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

    (d) No Approval. By the Company or the Acquiror, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (2) any shareholder approval required by Section 6.02 herein is not obtained at the Company Meeting.

    (e) Failure to Recommend, Etc. By the Acquiror, if (1) prior to the effectiveness of the Registration Statement, the Company Board shall not have recommended adoption and approval of this Agreement to the Company's shareholders, (2) at any time prior to the receipt of the approval of the Company's shareholders contemplated by Section 7.01(a), the Company Board shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the Acquiror (whether in accordance with Section 6.02 or otherwise) or (3) the Company Board participates in (or authorizes participation in) negotiations regarding the substantive terms of an Acquisition Proposal).

    (f) Acceptance of Superior Proposal. By the Company, if, without breaching Section 6.06, the Company shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the Company Board, after consulting with and considering the written advice of the Company's outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Company unless it delivers to the Acquiror (1) written notice of the Company's intention to terminate at least five days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 8.03.

    (g) Stock Option Agreement, Shareholder Agreements and Compensation-Related Agreements. By the Acquiror, if (1) the Stock Option Agreement shall not have been executed and delivered by the Company by the close of business on the day following the date of execution of this Agreement; (2) shareholders of the Company holding the power to vote in the aggregate approximately 30% of the outstanding shares of Company Common Stock, shall have not executed and delivered Shareholder

  Agreements in the form of Exhibit B hereto by the close of business on the second day following the date of execution of this Agreement; or (3) the employees identified on Exhibit C shall not have executed compensation-related agreements as Previously Disclosed by the Company and the Acquiror by the close of business on the second day following the date of execution of this Agreement.

  8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections
8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

  8.03 Termination Fee. If (1) the Acquiror terminates this Agreement pursuant to Section 8.01(b) (at a time when the Company could not also do so pursuant to Section 8.01(b)) or Section 8.01(e) or (2) the Company terminates this Agreement pursuant to Section 8.01(f), then, within five business days of a termination pursuant to Section 8.01(e) and simultaneously with a termination pursuant to Section 8.01(f), the Company shall pay the Acquiror by wire transfer in immediately available funds a fee of $400,000 (the "Fee").

                                  ARTICLE IX

                                 Miscellaneous

  9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement (1) other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time, or (2) other than those contained in Sections 6.12, 6.15 and in this Article IX, shall survive the Effective Time.

  9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of the Merger by the shareholders of the Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

  9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

  9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

  9.05 Expenses. Subject to Sections 8.03 and 6.13, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses and SEC registration fees shall be shared equally between the Company and the Acquiror.

  9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

  If to the Company, to:

    Kevin J. Coogan
    President and Chief Executive Officer
    Lakeview Financial Corp.
    989 McBride Avenue
    West Paterson, NJ 07424
    Facsimile: (973) 890-1846

  With a copy to:

    Samuel J. Malizia, Esq.
    Malizia, Spidi, Sloane & Fisch, P.C.
    One Franklin Square
    1301 K Street, N.W.
    Suite 700 East
    Washington, D.C. 20005
    Facsimile: (202) 434-4661

  If to the Acquiror, to:

    Chief Financial Officer
    Dime Bancorp, Inc.
    589 Fifth Avenue
    3rd Floor
    New York, New York 10017
    Facsimile: (212) 326-6194

  With a copies to:

    General Counsel
    Dime Bancorp, Inc.
    589 Fifth Avenue
    3rd Floor
    New York, New York 10017
    Facsimile: (212) 326-6110

    Mitchell S. Eitel, Esq.
    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Facsimile: (212) 558-3588.

  9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules, the Stock Option Agreement and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.12, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                                    *  *  *

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          LAKEVIEW FINANCIAL CORP.

                                                    /s/ Kevin J. Coogan
                                          By:__________________________________
                                                   Name: Kevin J. Coogan
                                                Title: President and Chief
                                                     Executive Officer


                                          DIME BANCORP, INC.

                                                   /s/ Lawrence J. Toal
                                          By:__________________________________
                                                  Name: Lawrence J. Toal
                                                Title: President and Chief
                                                     Executive Officer

                                                                     Appendix B

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of December 16, 1998, between LAKEVIEW FINANCIAL CORP., a New Jersey corporation ("Issuer"), and DIME BANCORP, INC., an Delaware corporation ("Grantee").

                                   RECITALS

  A. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of December 15, 1998 (as amended, supplemented or replaced from time to time, the "Merger Agreement") contemplating a business combination between Issuer and Grantee (the "Merger"). Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

  B. As a condition and inducement to the willingness of Grantee to execute (and pursue the transactions contemplated by) the Merger Agreement, and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below).

  C. The Board of Directors of Issuer has approved the Merger Agreement and the transactions contemplated thereby (including the Merger and the grant of the Option (as defined below)) prior to the date hereof.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. Grant of Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 958,877 fully paid and nonassessable shares of the common stock, par value $2.00 per share, of Issuer ("Common Stock") at a price per share equal to $21.50 (such price, as adjusted if applicable, the "Option Price"); provided that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as set forth below.

  2. Exercise of Option. (a) The Holder (as defined below) may exercise the Option, in whole or part, if, but only if, both a Preliminary Event (as defined below) and a Triggering Event (as defined below) occur before the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have sent the written notice of such exercise (as provided in Section 2(e)) within 90 days following the first Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an "Exercise Termination Event": (1) the Effective Time of the Merger; (2) the termination of the Merger Agreement in accordance with the provisions thereof, if such termination occurs prior to the occurrence of an Preliminary Event and is not a termination by Grantee pursuant to Section 8.01(b) or (e) of the Merger Agreement; or (3) the passage of eighteen months (or such longer period as provided in Section 10) after termination of the Merger Agreement, if such termination is concurrent with or follows the occurrence of an Preliminary Event or is a termination by Grantee pursuant to Section 8.01(b) or (e) of the Merger Agreement. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (1) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (2) this Agreement shall automatically terminate upon the termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its representations, warranties, covenants or agreements contained in the Merger Agreement.

  (b) The term "Preliminary Event" shall mean any of the following events or transactions occurring on or after the date hereof:

    (1) Issuer or any Issuer Subsidiary (as defined below), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "1934 Act")) other than Grantee or any Grantee Subsidiary (as defined below) or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger. For purposes of this Agreement:

      (A) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or an Issuer Subsidiary (other than mergers, consolidations or similar transactions (1) involving solely Issuer and/or one or more wholly owned Subsidiaries of the Issuer or (2) in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 50% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of 25% or more of the assets of Issuer or an Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Issuer or an Issuer Subsidiary;

      (B) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

      (C) "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC");

      (D) "Issuer Subsidiary" shall mean any Significant Subsidiary of
    Issuer; and

      (E) "Grantee Subsidiary" shall mean any Subsidiary of Grantee.

    (2) Any person other than the Grantee, any Grantee Subsidiary or the Issuer's employee stock ownership plan shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act);

    (3) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement or the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

    (4) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or an Issuer Subsidiary shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

    (5) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

    (6) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer); or

    (7) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after any person other than Grantee or a Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or both).

  (c) The term "Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (1) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

    (2) The occurrence of the Preliminary Event described in Section 2(b)(1), except that the percentage referred to in clause (z) of Section 2(b)(1)(A) shall be 25%.

  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Event or Triggering Event promptly after becoming aware of the occurrence thereof, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (1) the total number of shares it will purchase pursuant to such exercise and (2) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that, if prior notification to or approval of the Office of Thrift Supervision (the "OTS") or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  (f) At the closing referred to in Section 2(e), the Holder shall (1) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (2) present and surrender this Agreement to Issuer at its principal executive offices; provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f), Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall have been exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of December , 1998, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act, (2) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonable opinion of counsel to the Holder and (3) the legend shall be removed in its entirety if the conditions in the preceding clauses (1) and (2) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(e) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the initial preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  (j) In the event Issuer does not have sufficient authorized but unissued shares of Common Stock to permit exercise of the Option, upon the occurrence of a Triggering Event, for the full number of shares of Common Stock for which the Holder elects to exercise the Option, the Issuer shall make a cash payment to the Holder, at the Closing Date specified in, and in accordance with the other provisions of, this Section 2, in an amount equal to the product of (1) the difference between the Fair Market Value (as defined below) and the Option Price and (2) the number of shares of Common Stock subject to the Option for which the Holder provides notice to Issuer, pursuant to Section 2(e) of this Agreement, of its election to exercise that the Issuer is unable to deliver due to insufficient authorized shares. For purposes of this Section 2(j), Fair Market Value shall mean the average of the "bid" and "ask" prices per share of Common Stock reported by the Nasdaq National Market (as published in The Wall Street Journal or, if not published therein, another authoritative source) for the ten trading days immediately preceding the Closing Date. Upon the payment of the cash amount calculated pursuant to this Section 2(j), the number of Option Shares subject to the Option shall be reduced by the number of shares of Common Stock for which each cash payment is made.

  3. Certain Agreements of Issuer. Issuer agrees: (1) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (2) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event that, under the Home Owners' Loan Act, as amended (the "HOLA"), or any state or other federal banking law, prior approval of or notice to the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto and (3) promptly to take all action provided in Sections 5 and 8 as and when required pursuant to such Sections.

  4. Exchange of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer from Holder of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft, destruction or mutilation) of reasonably satisfactory indemnification by Holder, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date in substitution for the lost, stolen, destroyed or mutilated Agreement.

  5. Adjustments. In addition to the adjustment provided for in Section 1, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

    (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding; and

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in Section 5(a), the Option Price shall be adjusted by multiplying the Option Price immediately prior to the adjustment by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

  6. Registration under Securities Laws. Upon the occurrence of the first Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve months (or such later period as provided in Section 10) of such Triggering Event (whether on its own behalf or on behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee (it being understood and agreed that Grantee shall use its reasonable efforts to ensure that any such sale or disposition shall be effected on a widely distributed basis so that upon consummation thereof, no purchaser or transferee shall beneficially own more than 2% of the Common Stock then outstanding). Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand no more than two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees), except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided that, after any such required reduction, the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided, further, that, if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve month period referred to in the first sentence of this section shall be increased to twenty-four months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this
Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

  7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined below) (1) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (A) the amount by which the market/offer price (as defined below) exceeds the Option Price (B) multiplied by the number of shares for which this Option may then be exercised and (2) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (1) the highest price per share of Common Stock paid by any person that acquires beneficial ownership of 50% or more of the then outstanding Common Stock, (2) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer entered into after the date hereof and prior to the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be,
(3) the highest last sale price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (4) in the event of a sale of all or any substantial part of Issuer's or Issuer's Subsidiary's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer or Issuer Subsidiary as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale on a fully-diluted basis. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer. Notwithstanding anything to the contrary herein, neither the Option Repurchase Price nor the Option Share Repurchase Price in the aggregate shall be less than the Surrender Price (as defined in Section 11).

  (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within ten business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law, regulation and administrative policy from so delivering.

  (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided that, if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (1) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering and (2) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this Section 7(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

  (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

    (1) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

    (2) The consummation of any Acquisition Transaction described in Section 2(b) (1) hereof, except that the percentage referred to in clause (z) of the definition of Acquisition Transaction shall be 50%.

  8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (1) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (2) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (3) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (A) the Acquiring Corporation (as defined below) or (B) any person that controls the Acquiring Corporation.

  (b) The following terms have the meanings indicated:

    (1) "Acquiring Corporation" shall mean (A) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (B) the acquiring person in a plan of exchange in which Issuer is acquired, (C) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (D) the transferee of all or substantially all of Issuer's assets (or the assets of an Issuer Subsidiary).

    (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (3) "Assigned Value" shall mean the market/offer price, as defined in
  Section 7(a).

    (4) "Average Price" shall mean the average closing or last sale price (as the case may be) of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that, if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option; provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (1) the value of the Substitute Option without giving effect to the limitation in this Section 8(e) over (2) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to Issuer.

  (f) Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

  9. Repurchase of Substitute Option. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which the Highest Closing Price (as defined below) exceeds the exercise price of the Substitute Option (y) multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing or last sale price (as the case may be) for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

  (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law, regulation and administrative policy from so delivering.

  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided that, if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (1) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering and (2) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the

Substitute Option Issuer described in the first sentence of this Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

  10. Extension of Time Periods. The time periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods, (b) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights and (c) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

  11. Surrender Value. (a) Grantee in its sole discretion may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Grantee or any affiliate thereof) to Issuer in exchange for a cash payment equal to the Surrender Price (as defined herein); provided, however, that Grantee may not exercise its rights pursuant to this Section 11 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to the sum of (1) $5,500,000 and (2) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus the sum of (3) if applicable, the amount of the net cash profit, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, and (4) the amount of any Fee paid pursuant to the Merger Agreement.

  (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 11 by surrendering for such purchase to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (1) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 11 and (2) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

  (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of Surrender pursuant to Section 11(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (1) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (2) Grantee may revoke such notice of surrender by delivery of a notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 11(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 11).

  (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 11 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

  12. Representations and Warranties. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the

  Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and to permit it to issue, that number of shares of Common Stock equal to the maximum number of shares of Common Stock issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

  13. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Preliminary Event or Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following the date of such Preliminary Event or Triggering Event; provided that until the date 15 days following the date on which the OTS has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (d) any other manner approved by the OTS.

  14. Filings and Consents. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS under the HOLA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

  15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

  16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1 hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses or numbers of the parties set forth in the Merger Agreement.

  18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

  19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  21. Entire Agreement, Etc. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings in respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                                   *   *   *

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the first date written above.

                                          DIME BANCORP, INC.

                                                   /s/ Lawrence J. Toal
                                          By:__________________________________
                                                  Name: Lawrence J. Toal
                                                Title: President and Chief
                                                     Executive Officer

                                          LAKEVIEW FINANCIAL CORP.

                                                    /s/ Kevin J. Coogan
                                          By:__________________________________
                                                   Name: Kevin J. Coogan
                                                Title: President and Chief
                                                     Executive Officer

                                                                     Appendix C

                         FORM OF SHAREHOLDER AGREEMENT

  SHAREHOLDER AGREEMENT, dated as of December 15, 1998 (this "Agreement"), by and between DIME BANCORP, INC. (the "Acquiror") and the shareholder of the Company (the "Company") identified as the signatory hereto (the
"Shareholder").

  WHEREAS, the Acquiror is prepared to enter into an agreement and plan of merger with the Company substantially in the form previously provided to Shareholder (the "Merger Agreement") simultaneously with the execution of this Agreement;

  WHEREAS, the Acquiror would not enter into the Merger Agreement unless the Shareholder enters into this Agreement;

  WHEREAS, each Shareholder will benefit directly and substantially from the Merger Agreement.

  NOW, THEREFORE, in consideration of the Acquiror's entry into the Merger Agreement, the Shareholder agrees with the Acquiror as follows:

  1. The Shareholder represents and warrants that (a) he, she or it owns or controls (regardless of in what capacity) the number of shares of the Company set forth on the signature page hereof (the "Owned Shares") free from any lien, encumbrance or restriction whatsoever and with full power to vote the Owned Shares without the consent or approval of any other person and (b) this Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms. For all purposes of this Agreement, Owned Shares shall include any shares of the Company as to which beneficial ownership is acquired after the execution hereof.

  2. The Shareholder irrevocably and unconditionally agrees that he, she or it will (a) vote all of the Owned Shares in favor of the Merger Agreement and the merger provided for therein (the "Merger") at any meeting or meetings of the Company's shareholders called to vote upon the Merger Agreement and the Merger and (b) will not vote such shares (or otherwise provide a proxy or consent with respect thereto) in favor of any other Acquisition Proposal (as defined in the Merger Agreement).

  3. The Shareholder agrees that he, she or it will not (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares if the effect thereof is to avoid Shareholder's obligations hereunder and (b) take any action or omit to take any action which would prohibit, prevent or preclude Shareholder from performing its obligations under this Agreement.

  4. The Shareholder agrees to take all reasonable actions and make such reasonable efforts to consummate the Merger and effect the other transactions contemplated by the Merger Agreement; provided that, only insofar as such Shareholder is doing so in his or her capacity of a director or officer of the Company, this Section 4 shall not require Shareholder to take any action that would constitute a failure by Shareholder properly to discharge his or her fiduciary duties under applicable law.

  5. The Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Shareholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and that the Shareholder waives the posting of any bond or security in connection with any proceeding related thereto.

  6. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).

  7. The Shareholder agrees to execute and deliver all such further documents, certificates and instruments and take all such further reasonable action as may be necessary or appropriate, in order to consummate the transactions contemplated hereby.

  8. This Agreement shall terminate upon the later to occur of (a) the first year anniversary of its execution by Shareholder and (b) the date of termination of the Merger Agreement.

  IN WITNESS WHEREOF, the Shareholder and the Acquiror have duly executed this Agreement as of the date first above written.

                                          DIME BANCORP, INC.

                                          By:__________________________________
                                            Name:
                                            Title:

                                          SHAREHOLDER

                                          __________________________________ or

                                          _____________________________________

                                          By:__________________________________
                                            Name:
                                            Title:

                                          Number of Owned Shares: _____________

                                                                     Appendix D

[Letter head of Sandler O'Neill appears here]

                                                                Sandler O'Neill

       , 1999

Board of Directors
Lakeview Financial Corp.
989 McBride Avenue
West Paterson, NJ 07424

Gentlemen:

  Lakeview Financial Corp, ("Lakeview") and Dime Bancorp, Inc. ("Dime") have entered into an Agreement and Plan of Merger, dated as of December 15, 1998 (the "Agreement"), pursuant to which Lakeview will be merged with and into Dime (the "Merger"). Upon consummation of the Merger, each share of Lakeview common stock, par value $2.00 per share, issued and outstanding immediately prior to the Merger (the "Lakeview Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 0.9 of a share of Dime common stock, par value $.01 per share (together with the rights attached thereto issued pursuant to the Stockholders Protection Rights Agreement dated as of October 20, 1995 between Dime and First National Bank of Boston, as Rights Agent), or (b) $24.26 in cash, subject to the election, allocation and proration procedures set forth in the Agreement which generally provide, among other things, that 35% of the aggregate merger consideration will be paid in cash and 65% will be paid in stock (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Lakeview Shares.

  Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things; (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated December 15, 1998, by and between Lakeview and Dime;
(iii) certain publicly available financial statements of Lakeview and other historical financial information provided by Lakeview that we deemed relevant;
(iv) certain publicly available financial statements of Dime and certain other publicly available historical financial information that we deemed relevant;
(v) certain internal financial analyses and forecasts of Lakeview prepared by and reviewed with management of Lakeview and the views of senior management of Lakeview regarding Lakeview's past and current business, operations, results thereof, financial condition and future prospects; (vi) the pro forma impact of the Merger; (vii) the publicly reported historical price and trading activity for Lakeview's and Dime's common stock, including a comparison of certain financial and stock market information for Lakeview and Dime with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Board of Directors
Lakeview Financial Corp.
        , 1999
                                                                Sandler O'Neill
Page 2

  In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Lakeview or Dime or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Lakeview or Dime nor have we reviewed any individual credit files relating to Lakeview or Dime. We have assumed that the respective allowances for loan losses for both Lakeview and Dime are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections prepared by and reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the future financial performance of Lakeview and that such performance will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Lakeview's or Dime's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Lakeview and Dime will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Dime common stock will be when issued to Lakeview's shareholders pursuant to the Agreement or the prices at which Lakeview's or Dime's common stock will trade at any time.

  We have acted as Lakeview's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Lakeview and Dime. We may also actively trade the debt and equity securities of Lakeview and Dime for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Lakeview Financial Corp.
        , 1999
                                                                Sandler O'Neill
Page 3

  Our opinion is directed to the Board of Directors of Lakeview in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Lakeview as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Lakeview's and Dime's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

  Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of Lakeview Shares.

                                          Very truly yours,

                                                                      Appendix E

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           -------------------------

                                  FORM 10-K/A
(Mark One)
         ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
|X|      EXCHANGE ACT OF 1934

For the fiscal year ended           July 31, 1998
                          --------------------------------------------------

                                    - or -

         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
|_|      EXCHANGE ACT OF 1934

For the transition period from                   to
                              ------------------    ---------------------

Commission Number:      0-25106
                        -------


                            LAKEVIEW FINANCIAL CORP.
            -------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)

                New Jersey                                                       22-3334052
---------------------------------------------                                ------------------
(State or other jurisdiction of incorporation                                (I.R.S. Employer
  or organization)                                                           Identification No.)

1117 Main Street, Paterson, New Jersey                                             07503
--------------------------------------                                       -------------------
(Address of principal executive offices)                                           Zip Code

Registrant's telephone number, including area code:   (973) 890-1234
                                                     -----------------

Securities registered pursuant to Section 12(b) of the Act:       None
                                                             -----------------

Securities registered pursuant to Section 12(g) of the Act:

                                  Common Stock, par value $2.00 per share
                                  ---------------------------------------
                                             (Title of Class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. YES  X      NO
                                              ---        ---

     Indicate by check mark if disclosure of delinquent  filers  pursuant to
Item 405 of Regulation S-K (ss.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the voting stock held by non-affiliates of the Registrant, based on the closing price of the registrant's Common Stock on October 13, 1998 was $38.1 million.

     As of October 13, 1998 there were issued and outstanding 4,818,478 shares of the Registrant's Common Stock.

                        DOCUMENTS INCORPORATED BY REFERENCE

1. Portions of Annual Report to Stockholders for the Fiscal Year Ended July 31, 1998. (Parts II and IV)
2. Portions of Proxy Statement for the 1998 Annual Meeting of Stockholders. (Part III)

Part I

     Lakeview Financial Corporation (the "Company") may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission (including this Annual Report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements involve risks and uncertainties,  such as statements of the Company's plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the board of governors of the federal reserve system, inflation, interest rates, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for the Company's products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes, acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing the risks resulting from these factors.

     The Company  cautions that the listed  factors are not  exclusive.  The
Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Item 1.  Business
-----------------

General

     The Company, a New Jersey Corporation, is a unitary savings and loan holding company. The principal asset of the Company consists of 100% of the issued and outstanding shares of common stock of Lakeview Savings Bank ("Lakeview" or the "Savings Bank"). On February 27, 1998, the Company acquired Westwood Financial Corporation ("Westwood"), the holding company of Westwood Savings Bank ("Westwood Bank"), Westwood, New Jersey. With the completion of the Westwood Acquisition, the Company added two additional Bergen County branches and three additional ATM's, bringing the total branch network to ten branches and nine ATM's. In September 1998, the Company's eleventh branch office was opened in Fairview, Bergen County, New Jersey.

     The principal business of the Savings Bank is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one- to four family residences and the purchase of mortgage-backed securities. The Savings Bank also originates home equity loans.

     On October 8, 1998, the Company announced that the Company's Board of Directors has been evaluating strategic alternatives in order to maximize shareholder value. Included in the Company strategic alternatives is a possible sale of the Company; however, at this time, it is not possible to determine whether the Company will receive any expressions of interest or, if so, whether any such expressions of interest will be acceptable or result in the Company entering into negotiations with any potential acquirer. The Company has retained Sandler O'Neill & Partners, L.P. to assist in its evaluation of its alternatives. As a matter of policy, the Company does not intend to comment publicly concerning any proposals that may be received or any possible negotiations the Company may enter into in connection with any such proposals until the Company determines that public disclosure would be appropriate.

Competition

     The Savings Bank's primary market area consists of Bergen and Passaic counties in northern New Jersey, and is one of many financial institutions serving this market area. The competition for deposit products comes from other insured financial institutions such as commercial banks, thrift institutions and credit unions in the Savings Bank's market area. Deposit competition also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition comes from other insured financial institutions such as commercial banks, thrift institutions and credit unions.

Lending Activities

         Loan Portfolio Data. The following table sets forth the composition of the Savings Bank's loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses, loans in process, and deferred loan origination fees and costs.


                                             1994                1995              1996              1997                1998
                                     ------------------ ------------------- ----------------  -----------------  -------------------

                                          $         %         $        %        $        %         $       %          $          %
                                         ---       ---       ---      ---      ---      ---       ---     ---        ---        ---
                                                                         (Dollars in thousands)
TYPE OF LOAN:
 Real Estate Loans:
  Construction loans:
    Residential (1-4 family)..........$    190     .13%  $    915     .63% $    863      .52%   $    --      --%  $    300      .10%

    Multi-family/commercial...........     550     .40         --      --        --       --        377     .16      1,797      .61
                                      --------    ----    -------  ------   -------   ------    ------- -------     ------    -----
    Total construction loans..........     740     .53        915     .63       863      .52        377     .16      2,097      .71
  Residential (1-4 family)............  79,383   57.33     84,051   57.81    84,006    50.35     82,647   36.22     99,184    33.97
  Multi-family/Commercial.............  20,879   15.08     22,186   15.26    33,063    19.81     68,192   29.89     79,386    27.19
  Commercial loans....................      --      --         --      --       697      .42      8,982    3.94     14,186     4.86
  Home equity, second mortgage and
        home improvement loans........  36,223   26.16     37,221   25.60    46,705    27.99     66,057   28.95     93,633    32.07
Consumer Loans:
  Passbook account loans..............   1,242     .90      1,022     .70     1,517      .91      1,914     .84      3,508     1.20
  Student loans.......................       6      --          1      --        --       --         --      --         --       --
                                      --------  ------    -------  ------  --------   ------    ------- -------  ---------   ------
  Total loans.........................$138,473  100.00%  $145,396  100.00% $166,851   100.00%  $228,169  100.00%  $291,994   100.00%
                                       =======  ======    =======  ======   =======   ======    =======  ======    =======   ======

TYPE OF SECURITY:
Real Estate Loans
  1-4 family..........................$116,346   84.02%  $119,885   82.46% $124,467    74.60%  $133,852   58.66%  $174,191    59.66%

Multi-Family/Commercial...............  20,879   15.08     24,488   16.84    40,170    24.07     83,421   36.56    100,109    34.28
Consumer Loans:
  Passbook accounts...................   1,242     .90      1,022     .70     1,517      .91      1,914     .84      3,508     1.20
  Student loans.......................       6      --          1      --        --       --         --      --         --       --
Commercial loans......................      --      --         --      --       697      .42      8,982    3.94     14,186     4.86
                                      -------- -------   --------  ------   -------   ------    ------- -------     ------   ------
  Total loans.........................$138,473  100.00%  $145,396  100.00% $166,851   100.00%  $228,169  100.00%  $291,994   100.00%
                                       ======= =======    =======  ======   =======   ======   =======   ======    =======   ======


     One- to Four Family Mortgage Loans. The Savings Bank offers first mortgage loans secured by one- to four family residences in the Savings Bank's market area. Typically, such residences are single family homes that serve as the primary residence of the owner. Additionally, this loan category includes a relatively small amount of loans collateralized by mixed use properties which are primarily residential, but have some commercial use as well. The Savings Bank currently offers 15 and 30 year fixed-rate mortgage loans, 15 year balloon mortgage loans with five to seven year maturities, and adjustable rate mortgage ("ARM") loans with one, three or five year adjustment periods and 15 to 30 year maturities. The Savings Bank retains ARM loans, 15 year fixed-rate mortgages and balloon mortgage loans. Fixed-rate loans with more than 15 year maturities are sold in the secondary market.

     Monthly payments on balloon loans are based on a 15 year amortization schedule. Renewal of balloon mortgage loans is based on the credit history as well as the current qualification of the borrower at time of renewal. The Savings Bank offers balloon mortgages in an effort to make its mortgage loan portfolio more interest rate sensitive. Interest rates charged on fixed-rate loans are competitively priced based on the local competitive market. Loan origination fees on these loans are generally up to 2% of the loan amount depending on the interest rate accepted by the borrower.

     Balloon loans pose a different credit risk from 15 year mortgage loans.
The balloon loans mature in five to seven years but payments are based on a fifteen year amortization schedule. At the time of the loan's maturity, the borrower must either pay the balloon payment or refinance the loan. If the borrower is ineligible for refinancing at the time of loan maturity and cannot make the large balloon payment, the loan will go into default. In the case of standard mortgage loans, payments are spread out evenly over the term of the loan, thereby decreasing this credit risk.

     The Savings Bank currently offers ARM loans with interest rates that adjust every one, three or five years with a maximum rate increase cap of 2% per year, and a lifetime cap of 6%. The interest rate on these mortgages since 1985 has been the U.S. Treasury bill rate plus 3%. As of July 31, 1998, one year, three year, and five year ARM loans totaled $34.0 million or 34.2% of the one-to four family portfolio. ARM loans are originated for a term of up to 30 years. The Savings Bank originates one- to four family residential mortgage loans in amounts up to 80% of the appraised value of the mortgaged property. The Savings Bank retains the ARM loans it originates for its loan portfolio.

     Generally, ARM loans pose credit risks different than the risks inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Savings Bank attempts to reduce this credit risk by qualifying ARM loan borrowers based on the first full interest rate adjustment. The Savings Bank does not originate ARM loans which provide for negative amortization.

     The Savings Bank also offers 15 year fixed-rate mortgage loans. Interest rates charged on fixed-rate loans are competitively priced based on the Federal Home Loan Mortgage Corporation ("FHLMC") buy rates. Loan origination fees on these loans are generally 2% of the loan amount. The Savings Bank retains these 15 year mortgage loans for its loan portfolio.

     Multi-Family and Commercial Real Estate. The Savings Bank originates multi-family real estate loans usually secured by property located in the Savings Bank's primary market area. The Savings Bank's commercial real estate loans are secured by such property as mixed use and office buildings, small retail stores and industrial buildings. The Savings Bank's multi-family and commercial real estate loans are five or seven year balloon mortgages with amortization periods typically of 15 years and loan to value ratios of 80% or less.

     Multi-family   and  commercial  real  estate  may  entail   significant
additional credit risks compared to one- to four family residential lending. Commercial and multi-family real estate mortgage loans may involve large loan balances to single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the real estate market or in the general economy.

     Home Equity, Second Mortgage and Home Improvement Loans. The Savings Bank originates home equity, second mortgage and home improvement loans secured by one-family residences. These loans generally are originated as adjustable rate loans which adjust monthly and have terms of from 15 to 30 years. No loan origination fee is usually charged on these loans. Loans made on owner-occupied, one-family residences are generally subject to a 70% combined loan-to-value limitation, including any other outstanding mortgages or liens, and are made at an adjustable rate of 185 points over the prime rate. Loans on non-owner occupied properties are limited to a 65% loan to value ratio, and are made at an adjustable rate of 210 points over the prime rate.

     Commercial Loans. On January 12, 1996, the Savings Bank granted to Industry Mortgage Company ("IMC") a line of credit for $7 million with an interest rate of 10%. At July 31, 1998, $ 6.8 million was outstanding. To date, such loan is not in compliance with the Savings Bank's loans to one borrower limit. In addition, the Company has a 5.40% investment in IMC. See "-- Loans to One Borrower."

Loan Maturity Table

         The following table sets forth the maturity of the Savings Bank's loan portfolio at July 31, 1998. The table does not include prepayments or scheduled principal repayments. Prepayments and scheduled principal repayments on loans totaled $42.0 million during the year ended July 31, 1998. Adjustable-rate mortgage loans are shown as maturing based on contractual maturities.

                                                                   Home Equity,
                                                   Multi-Family   Second Mortgage
                                     1-4 Family         and          and Home
                                     Real Estate    Commercial      Improvement    Commercial
                                      Mortgage    Real Estate(2)     Loans(1)        Loans        Total
                                      --------    --------------     --------        -----        -----
                                                                   (In thousands)
Amounts Due:
Within 3 months...............      $    842        $ 2,123         $ 5,625        $ 1,351     $  9,941
3 months to 1 Year............         1,275          1,671           4,793          8,910       16,649
                                      ------         ------          ------         ------      -------
                                       2,117          3,794          10,418         10,261       26,590
After 1 year:
  1 to 3 years................         6,228          3,771           5,981          1,525       17,505
  3 to 5 years................         6,009          9,144          22,488          2,400       40,041
  5 to 10 years...............        19,965         18,581          20,810              -       59,356
  10 to 20 years..............        38,896         41,094          37,144              -      117,134
  Over 20 years...............        25,969          5,099             300              -       31,368
                                      ------         ------          ------        -------      -------
Total due after one year......        97,067         77,689          86,723          3,925      265,404
                                      ------         ------          ------         ------      -------

Total amount due..............       $99,184        $81,483         $97,141        $14,186     $291,994
                                      ======         ======          ======         ======      =======

----------------------------
(1)  Also includes passbook and student loans.
(2)  Also includes construction loans.

         The following table sets forth the dollar amount of all loans due after July 31, 1999, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                             Floating or
                                             Fixed Rates   Adjustable Rates     Total
                                             -----------   ----------------     -----
                                                           (In thousands)

One-to four family.....................        $ 63,584       $ 33,783        $ 97,367
Multi-family and commercial real estate          21,138         56,251          77,389
Home equity, second mortgage and
  home improvement loans...............          56,217         30,506          86,723
Commercial loans.......................               -          3,925           3,925
                                               --------        -------         -------
  Total................................        $140,939       $124,465        $265,404
                                                =======        =======         =======

         Loan Approval Authority and Underwriting. Upon receipt of any loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure a first mortgage proposed loan is undertaken by an independent fee appraiser approved by the Board of Directors. In connection with the loan approval process, the Savings Bank's loan officers analyze the loan applications and the property involved. All loans are processed at the Savings Bank's office by the Savings Bank's loan servicing department. The Savings Bank originates residential first mortgage loans that conform to the FHLMC and Federal National Mortgage Association ("FNMA") guidelines, so that such loans can be sold if the Savings Bank desires to do so.

         All mortgage loans are underwritten under guidelines and policies issued by the Board of Directors. The Savings Bank's Loan Committee reviews all loans and the full Board of Directors then ratifies the actions of the staff and committee in regard to all loans except consumer loans and passbook loans. Fixed rate loans with terms of 30 years are immediately sold after funding to FHLMC or other private secondary mortgage market purchasers depending on the attractiveness of the pricing.

         Loan applicants are promptly notified of the decision of the Savings Bank by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate basis, amortization term, a brief description of real estate to be mortgaged to the Savings Bank, and the notice of requirement of insurance coverage to be maintained to protect the Savings Bank's interest. The Savings Bank requires title, fire and casualty insurance for all first mortgage loans, as well as an escrow account for the payment of real estate taxes. Disability insurance is available but not required.

         Loan Commitments. The Savings Bank generally grants commitments to fund real estate mortgage loans for periods of up to 90 days at a specified term and interest rate. These are primarily for fixed-rate loans. The total amount of the Savings Bank's commitments to originate loans as of July 31, 1998 was $5.3 million.

         Loans to One Borrower. Regulations limit loans-to-one borrowers in an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral. At July 31, 1998, the Savings Bank's maximum loan-to-one borrower limit was $5.4 million and its largest loans to one borrower relationship was a commercial line of credit (the "IMC line of credit") with $6.8 million outstanding. The second largest loans to one borrower relationships are aggregated loans of $5.5 million outstanding, secured by multi-family properties in Englewood Cliffs and Glenrock, New Jersey. Such loans were in compliance with regulations applicable at the time the loans were originated. The Savings Bank is currently in the process of remedying such non-compliance. Both loans are performing in accordance with contractual terms.

         Non-Performing Loans and Asset Classification. The Savings Bank's collection policy provides for a late charge to be added to the amount due when a loan is 15 days past due. The borrower is immediately notified of the assessment and payment is requested. Periodic contacts are made at 30 day intervals. At 60 days past due, a letter is sent by the Savings Bank's attorney. At 120 days, the attorney is authorized to take final action up to initiation of foreclosure proceedings, if deemed warranted.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Loans are placed on a non-accrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         The following table sets forth information with respect to the Savings Bank's non-performing assets for the periods indicated. During the periods indicated the Savings Bank had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15 ("SFAS 15").

                                                                          At July 31,
                                               -----------------------------------------------------------------------
                                                  1994           1995           1996           1997           1998
                                                  ----           ----           ----           ----           ----
                                                                       (Dollars In thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
 Permanent loans secured by 1-4 family
    dwelling units(1)........................   $   8,362      $   3,143      $   2,316      $    3,007     $    1,884
  All other mortgage loans...................         566            229            101             804            910
                                                ---------      ---------      ---------      ----------     ----------
Total........................................   $   8,928      $   3,372      $   2,417      $    3,811     $    2,794
                                                 ========       ========       ========       =========      =========
Real estate owned (net of allowance).........   $   3,762      $   3,608      $   1,667      $    1,929     $      505
                                                 ========       ========       ========       =========      =========
Other non-performing assets..................   $      --      $     850      $     494      $       --     $       --
                                                 ========       ========       ========       =========      =========
Total non-performing assets..................   $  12,690      $   7,830      $   4,578      $    5,740     $    3,299
                                                 ========       ========       ========       =========      =========
Total non-performing loans to
  net loans..................................        6.56%          2.37%          1.48%           1.70%           .97%
                                                     ====           ====           ====            ====           ====
Total non-performing loans to
  total assets...............................        2.16%           .80%           .53%            .75%           .47%
                                                     ====           ====           ====            ====           ====
Total non-performing assets to total assets..        3.07%          1.87%          1.00%           1.13%           .56%
                                                     ====           ====           ====            ====           ====

------------------------
(1) Includes home equity, home improvement and second mortgage loans.

         Management of the Savings Bank regularly reviews the loan portfolio in order to identify potential problem loans, and classifies any potential problem loan as a special mention, substandard, doubtful, or loss asset according to the Department classification of asset regulations. The Savings Bank does not accrue interest on any loan that is 90 days or more delinquent. Potential problem loans that have not been recorded as non-accrual loans as of July 31, 1998, totalled $5.5 million, or .93% of total assets. These loans are accruing but classified by the Savings Bank as substandard.

         For the year ended July 31, 1998, interest income amounting to approximately $242,000, would have been recognized if interest on loans 90 days or more in arrears had been recorded based on original contract terms.

         Classified Assets. OTS regulations provide for a classification system for problem assets of insured institutions. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that does not currently warrant classification in one of the aforementioned categories.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         In accordance with its classification of assets policy, the Savings Bank regularly reviews the problem assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations. At July 31, 1998, the Savings Bank had classified $686,000 as special mention, $7.4 million as substandard, $678,000 as doubtful, and $38,000 as loss.

         Mortgage Loans Purchased from Capital Resources. At July 31, 1998, the Savings Bank had approximately $2.7 million of residential real estate second mortgage loans that were acquired from Capital Resources, a now defunct mortgage company. Of this total amount, $643,000 was classified as non-accrual loans and $2.0 million was classified as performing loans. However, based upon management's review, $640,000 of these performing loans were considered potential problem loans. At July 31, 1998, the Savings Bank allocated $934,000 of the loan loss allowance to the mortgage loans purchased from Capital Resources.

         Real Estate Owned. Real estate acquired by the Savings Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. Real estate acquired in settlement of loans is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value, minus estimated cost to sell.

         Allowances for Loan Losses. It is management's policy to provide for losses on unidentified loans in its loan portfolio. A provision for loan losses is charged to operations based on management's evaluation of the potential losses that may be incurred in the Savings Bank's loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers the Savings Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions.

         The following table sets forth the allocation of the Savings Bank's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses that may occur within the loan category because the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

Analysis of the Allowances for Losses on Loans and Real Estate Owned

         The following tables set forth information with respect to the Savings Bank's allowance for loan losses and REO at the dates indicated:

                                                                         At or for the year ended July 31,
                                                      --------------------------------------------------------------------------
                                                        1994           1995            1996              1997           1998
                                                        ----           ----            ----              ----           ----
                                                                              (Dollars in thousands)
Total loans outstanding, net of allowance............ $136,143       $142,123        $163,457          $224,564       $286,869
                                                       =======        =======         =======           =======        =======

Average loans outstanding............................ $136,165       $139,442        $155,497          $192,822       $252,935
                                                       =======        =======         =======           =======        =======

Allowance balance (at beginning of
  period)............................................ $  2,638       $  1,714        $  2,535           $ 3,073      $   3,411
Acquired from Westwood...............................       --             --              --                --            428
Provision (credit):
  Residential........................................    1,842          1,493             384               361            800
  Commercial real estate.............................      (77)          (145)            278               500            550
  Consumer...........................................      282             28               2                --             --
  Commercial.........................................       --             --              --               100            150
Charge-offs:
  Residential........................................   (3,069)        (1,381)           (418)             (610)          (614)
  Commercial real estate.............................       --             --              --               (89)          (373)
  Consumer...........................................       (1)           (24)            (11)               --             --
Recoveries:
  Residential........................................       99            850             303                76            126
                                                       -------        -------         -------           -------       --------
Allowance balance (at end of period)................. $  1,714       $  2,535        $  3,073          $  3,411      $   4,478
                                                       =======        =======         =======           =======       ========
Allowance for loan losses as a percent
  of total loans outstanding, net....................     1.26%          1.78%           1.88%             1.52%          1.56%
Net loans charged off as a percent of
  average loans outstanding..........................     2.18%           .40%            .08%              .32%           .34%

                                                                              At or for the year ended July 31,
                                                       -------------------------------------------------------------------------
                                                         1994            1995            1996              1997           1998
                                                         ----           -----            ----              ----           ----
                                                                                    (In thousands)
Total real estate owned, net of allowance........      $ 3,762         $3,608          $1,667            $1,929         $  505
                                                        ======          =====           =====             =====          =====
Allowance balance - beginning....................      $   823         $  188          $   --            $   --         $   --
Provision........................................          713            502             654                44             58
Net charge-offs..................................       (1,348)          (690)           (654)              (44)           (58)
                                                        ------          -----           ------            ------         -----
Allowance balance - ending.......................      $   188         $   --          $    --           $    --        $   --
                                                        ======          =====           ======            ======         =====

Analysis of the Allowance for Loan Losses

         The following table sets forth the allocation of the allowance by category, which management believes can be allocated only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future loss and does not restrict the use of the allowance to absorb losses in any category:

                                                                                  At July 31,
                                        --------------------------------------------------------------------------------------------

                                              1994                 1995              1996              1997              1998
                                        ------------------  -----------------  ----------------- ----------------- -----------------

                                                Percent of         Percent of         Percent of        Percent of        Percent of
                                                 Loans in           Loans in           Loans in          Loans in          Loans in
                                                 Category          Category            Category          Category          Category
                                                 to Total           to Total           to Total          to Total          to Total
                                        Amount    Loans      Amount  Loans     Amount    Loans   Amount   Loans    Amount    Loans
                                        ------   -------     ------ --------   ------   ------  -------   -------  ------   -------
                                                                             (Dollars in thousands)
Residential(1)........................   $1,458     84.02%   $2,420    82.46%  $2,689    74.60%  $2,681     58.66% $2,880     59.66%

Multi-family/Commercial real estate...      250     15.08       106    16.84      384    24.07      630     36.56   1,348     34.28
Consumer..............................        6       .90         9      .70       --      .91       --       .84      --      1.20
Commercial............................       --        --        --       --       --      .42      100      3.94     250      4.86
                                        -------    ------    ------   ------   ------   ------   ------    ------  ------    ------
                                         $1,714    100.00%   $2,535   100.00%  $3,073   100.00%  $3,411    100.00% $4,478    100.00%
                                          =====    ======     =====   ======    =====   ======    =====    ======   =====    ======

(1) Includes residential construction, home equity, second mortgage and home improvement loans.

Investment Activities and Mortgage-Backed Securities

         General. Income from investment securities provides a significant source of income for the Savings Bank. The Savings Bank maintains a portfolio of investment securities such as U.S. government and agency securities, non-governmental securities, and interest-bearing deposits, in addition to the Savings Bank's mortgage-backed securities held to maturity portfolio. The amount of short-term investments reflects management's response to the significantly increasing percentage of savings deposits with short maturities. It is the intention of management to maintain shorter maturities in the Savings Bank's investment portfolio in order to better match the interest rate sensitivities of its assets and liabilities. However, during periods of rapidly declining interest rates, such investments also decline at a faster rate than does the yield on long-term investments.

         Investment decisions are made within policy guidelines established by the Board of Directors. The investment policy of the Savings Bank established by the Board of Directors is based on its asset/liability management goals. The intent of the policy is to establish a portfolio of high quality, diversified investments in order to optimize net interest income within acceptable limits of safety and liquidity.

         Purchases of securities other than equity securities are generally made with the intent of holding them to maturity. Currently, the policy is to invest in instruments with an expected average life of five to ten years, to be held to maturity. Investments and mortgage-backed securities held to maturity are recorded at amortized cost. Premiums are amortized and discounts accreted on a level yield method over the life of the investment.

         The Savings Bank maintains a portfolio of investments available for sale and trading to enhance total return on investments and reduce interest rate and credit risk. These investments are accounted at market value. The Savings Bank's Investment Policy designates what securities may be maintained in this portfolio. The Savings Bank's trading portfolio is comprised of U.S. agency securities. As of July 31, 1998, there were no trading securities outstanding and the available for sale portfolio was comprised of mortgage-backed securities, U.S. agency securities, and equity securities.

         Mortgage-Backed Securities. The Savings Bank's mortgage-backed securities, or pass-through certificates, represent a participation interest in a pool of single-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interest in the form of securities, to investors such as the Savings Bank. Such quasi-governmental agencies that guarantee the payment of principal and interest to investors include the FHLMC, Government National Mortgage Association ("GNMA"), or the Federal National Mortgage Association ("FNMA"). Pass-through certificates typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates and maturities that are within a specified range. The underlying pool of mortgages can be composed of either fixed rate mortgage loans or ARM loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, (i.e., fixed rate or adjustable rate) as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC, FNMA and GNMA make up a majority of the pass-through market. Generally, the Savings Bank purchases mortgage-backed securities guaranteed by GNMA and FNMA and participation certificates issued by the FHLMC. GNMA mortgage-backed securities are certificates issued and backed by the GNMA and are secured by interests in pools of mortgages which are fully insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Veterans' Administration ("VA"). FHLMC mortgage-backed securities are participation certificates issued and guaranteed by the FHLMC and secured by interests in pools of conventional mortgages originated by savings associations.

         Mortgage-backed securities provide for monthly payments of principal and interest and generally have contractual maturities ranging from five to thirty years. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

         The Savings Bank also purchases mortgage-backed securities and collateralized mortgage obligations ("CMOs") issued by government agencies, private issuers and financial institutions, some of which are qualified under the Internal Revenue Code of 1986, as amended (the "Code"), as Real Estate Mortgage Investment Conduits ("REMICs"). CMOs and REMICs (collectively CMOs) have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by governmental agencies, governmental sponsored enterprises and special purpose entities, such as trusts, corporations or partnerships, established by financial institutions or other similar institutions. Some CMO instruments are most like traditional debt instruments because they have stated principal amounts and traditionally defined interest-rate terms. Purchasers of certain other CMO instruments are entitled to the excess, if any, of the issuer's cash inflows, including reinvestment earnings, over the cash outflows for debt service and administrative expenses. These mortgage related instruments may include instruments designated as residual interests, which represent an equity ownership interest in the underlying collateral, subject to the first lien of the investors in the other classes of the CMO. Certain residual CMO interests may be riskier than many regular CMO interests to the extent that they could result in the loss of a portion of the original investment. Moreover, cash flows from residual interests are very sensitive to prepayments and, thus, contain a high degree of interest-rate risk.

         At July 31, 1998, the Savings Bank's investment in CMOs did not include any residual interests or interest-only or principal-only securities. As a matter of policy, the Savings Bank does not invest in residual interests of CMOs or interest-only and principal-only securities. The CMOs held by the Savings Bank at July 31, 1998 consisted of floating rate and fixed rate tranches. The interest rate of a majority of the Savings Bank's floating-rate securities adjusts monthly and provides the institution with net interest margin protection in an increasing market interest rate environment. The securities are backed by mortgages on one-to-four family residential real estate and have contractual maturities up to 30 years. The securities are primarily PACs and TACs (Planned and Targeted Amortization Classes) and are designed to provide a specific principal and interest cash-flow.

         Private issued CMOs tend to have greater prepayment and credit risk than those issued by government agencies or government sponsored enterprises (e.g., FHLMC, FNMA, and GNMA) generally because they often are secured by jumbo loans (i.e., loans with aggregate outstanding balances above the limit for purchases by FHLMC or FNMA). At July 31, 1998, the Savings Bank had CMOs with an aggregate carrying amount (including discounts and premiums) of $43.4 million, of which $8.6 million, or 19.8% were privately issued. To minimize the risk of private issued CMOs, the Savings Bank only purchases those CMOs rated AA or better by one of the rating agencies.

         Mortgage-backed  securities  generally  yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed and related securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Savings Bank in the event that the Savings Bank determined to utilize borrowings as a source of funds. Mortgage-backed securities issued or guaranteed by the GNMA, FNMA or the FHLMC (except interest-only securities or the residual interests in CMOs) are weighted at no more than 20.0% for risk-based capital purposes, compared to a weight of 50.0% to 100.0% for residential loans.

Investment Portfolio

         The following table sets forth the carrying value of the Company's investment portfolio, short-term investments, and Federal Home Loan Bank ("FHLB") stock at the dates indicated. At July 31, 1998, the market value of the investment securities that are held to maturity was $83.1 million and the market value of investment securities available for sale was $37.9 million, with a cost basis of $29.6 million.

                                                                                         At July 31,
                                                       -------------------------------------------------------------------------
                                                         1994             1995              1996              1997         1998
                                                        ------           ------            ------            ------       ------
                                                                                       (In thousands)
Investment Securities:
 U.S. agency securities available for sale(1)..       $     --          $     --          $ 58,045         $ 48,781     $  2,995
 U.S. agency securities held to maturity.......         61,662            55,738            40,821           42,682       81,965
 Mortgage-backed securities held to
  maturity.....................................        173,067           175,375           121,462          102,249      101,771
 Equity securities available for sale(1).......         11,269             8,567            12,601           41,846       21,862
 Municipal bonds available for sale(1).........             --                --             3,083               --           --
 Municipal bonds held to maturity..............             --                --                --               --        1,866
 GNMA mortgage-backed securities
   available for sale(1).......................             --                --             4,684            4,192        3,352
 FNMA/FHLMC CMO securities
   available for sale(1).......................             --                --             2,034            1,489        1,038
 Private Issue CMO securities
   available for sale(1).......................             --                --             9,521            9,284        8,620
 Equity securities restricted for sale(2)......             --                --             7,806               --           --
 Other Securities..............................            975                --                --               --           --
                                                       -------           -------           -------          -------      -------
   Total Investment Securities.................        246,973           239,680           260,057          250,523      223,469
 Interest-bearing deposits.....................             --             5,632                --               --           --
 Federal funds sold............................            850                --                --               --       39,900
 FHLB stock....................................          1,856             2,587             2,587            3,550        4,626
                                                       -------           -------           -------          -------      -------
   Total Investments...........................       $249,679          $247,899          $262,644         $254,073     $267,995
                                                       =======           =======           =======          =======      =======


---------------------
(1)      Carried at market value.
(2) In 1996, equity securities restricted for sale ("IMC investment") were carried at cost due to restrictions on the sale or transfer of these securities. During the fourth quarter ended July 31, 1997, the restrictions were changed and the securities were reclassified to the available for sale portfolio and such securities are carried at market value.

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Savings Bank's investment securities portfolio at July 31, 1998 by contractual maturity. The expected maturities may differ from contractual maturities due to the terms of the securities which may have callable or prepayment obligations.

                                                          After One Through  After Five Through       Over
                                        One Year or Less     Five Years          Ten Years         Ten Years           Totals
                                        ----------------- -----------------  ------------------  ----------------  ----------------
                                        Carrying  Average Carrying  Average  Carrying  Average   Carrying Average  Carrying Average
                                          Value    Yield    Value    Yield     Value    Yield      Value   Yield    Value    Yield
                                        --------   ------ --------  -------  --------  --------  --------  ------  --------  ------
                                                                           (Dollars in thousands)
U. S. agency securities available
 for sale...............................  $ 2,995   5.34%  $    --      --%  $    --      --%  $     --       --% $  2,995    5.34%
U.S. agency securities held to maturity.    3,500   5.49     1,500    6.71    22,000    7.27     54,965     7.47    81,965    7.32
Mortgage-backed securities held to
 maturity...............................    8,887   6.17    25,127    5.83    13,934    6.16     53,823     6.14   101,771    6.07
Equity securities available for sale(1).   21,862    .51        --      --        --      --         --       --    21,862     .51
Municipal bonds held to maturity........    1,459   3.55       407    5.25        --      --         --       --     1,866    3.92
FHLB stock(1)...........................    4,626   7.43        --      --        --      --         --       --     4,626    7.43
GNMA mortgage-backed securities
  available for sale....................       --     --        --      --        --      --      3,352     8.26     3,352    8.26
FNMA/FHLMC CMO's
  available for sale....................       --     --        --      --        --      --      1,038     6.84     1,038    6.84

Private issue CMO's
  available for sale....................       --     --        --      --        --      --      8,620     6.36     8,620    6.36
Federal funds...........................   39,900   5.50        --      --        --      --         --       --    39,900    5.50
                                           ------          -------          --------           --------            -------
  Total.................................  $83,229   4.29%  $27,034    5.75%  $35,934    6.74%  $121,798     6.82% $267,995    5.92%
                                           ======   ====    ======    ====    ======    ====    =======     ====   =======    ====


------------------
(1) Equity securities and other securities have been classified as maturing in one year or less, since they have no stated maturity.

Sources of Funds

         General. Deposits are the major source of the Savings Bank's funds for lending and other investment purposes. In addition to deposits, the Savings Bank derives funds from loan and mortgage-backed securities principal repayments, and maturities of investment securities. Loan and mortgage-backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions.

         Deposits. The Savings Bank offers a wide variety of deposit accounts, although a majority of such deposits are in fixed-term, market-rate certificate accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate. The Savings Bank's deposits are typically obtained from the area in which its offices are located. The Savings Bank had no brokered certificates of deposits as of July 31, 1998.

     Deposit Portfolio. Deposits in the Savings Bank as of July 31, 1998, were represented by various types of savings programs described below.

                                                    Weighted       Minimum                           Percentage of       Average
Category                         Term            Average Rates  Balance Amount        Balance        Total Deposits      Balance
--------                         ----            -------------  --------------        -------        --------------      -------
                                                                                (Dollars in thousands)
NOW Accounts                     None                 1.31%      $   250            $ 73,335               16.05%       $ 61,072
Regular Savings and Club
Accounts                         None                 2.24           100              93,213               20.40          82,427
Money Market Checking
Accounts                         None                 2.35         2,500              10,763                2.36           8,805
Money Market Passbook
Accounts                         None                 2.54         7,500              16,917                3.70          17,289

Certificates of Deposit:

Fixed Term, Fixed Rate           3-6 Months           4.51         2,500              28,324                6.20          31,592
Fixed Term, Fixed Rate           7-12 Months          5.43           500             177,910               38.94         135,921
Fixed Term, Fixed Rate           13-30                5.29           500              39,103                8.56          48,683
                                 Months
Fixed Term, Fixed Rate           31-120               5.43           500              16,600                3.63          16,158
                                 Months
Fixed Term, Variable Rate        18 Months            5.26           500                 715                 .16             742
                                                                                     -------              ------         -------
                                 Total                                              $456,880              100.00%       $402,689
                                                                                     =======              ======         =======

         Certificates of Deposit with Balances Greater Than $100,000. The following table indicates the amount of the Savings Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of July 31, 1998.

                                             Certificates
Maturity Period                              of Deposits
---------------                             --------------
                                            (In thousands)
Within three months...................         $  8,199
Three through six months..............           10,454
Six through twelve months.............           10,160
Over twelve months....................            1,786
                                                 ------
                                                $30,599
                                                 ======

         Borrowings. Although deposits are the Savings Bank's primary source of funds, the Savings Bank's policy has been to utilize borrowings as an alternative or less costly source of funds. The Savings Bank obtains advances from the FHLB of New York. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of New York will advance to member institutions, including the Savings Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB of New York. The maximum amount of FHLB of New York advances to a member institution generally is reduced by borrowings from any other source.

         The Savings Bank utilizes the Regular Advance Program of the FHLB of New York under an advances, collateral, pledge and security agreement. The program offers a wide range of interest rates and maturities on advances that are collateralized by various assets. At July 31, 1998, the Savings Bank had $55.0 million outstanding under the Regular Advance Program. The Savings Bank will continue to use this program in the future to meet long term operating needs.

         The Savings Bank utilizes the FHLB Overnight Line of Credit Program. The line of credit has a variable rate of interest and matures daily. The maximum amount that can be borrowed under this program is approximately $62.8 million. The line of credit has a term of one year and expired in August 1998. This program has the same collateral requirement as the Regular Advance Program. At July 31, 1998, the Savings Bank had no borrowings outstanding under this program.

         The Savings Bank has a blanket pledge with the FHLB of New York and has pledged all of its stock in the FHLB, federal funds sold, U.S. agency securities, certain qualifying loans, and mortgage-backed securities.

         The following tables set forth certain information regarding borrowings by the Savings Bank.

                                                                                           As of July 31,
                                                            ---------------------------------------------------------------------
                                                                 1994            1995            1996            1997       1998
                                                                 ----            ----            ----            ----       ----
Weighted average rate paid on:
  FHLB advances/line of credit............................      4.44%           5.81%           5.79%           5.53%       5.64%
  Reverse Repurchase Agreements...........................        --              --            6.33            5.47         --
  Line of credit..........................................        --              --              --            8.00        8.08
  ESOP....................................................      7.54            8.96            9.12            6.16        5.93



                                                                                  During the Year Ended July 31,
                                                            ---------------------------------------------------------------------
                                                                1994            1995            1996            1997      1998
                                                                ----            ----            ----            ----      ----
                                                                                           (In thousands)
Maximum amount of borrowings outstanding during the year:
  FHLB advances/line of credit............................  $ 51,909        $ 32,000        $ 50,460        $ 68,500     $89,900
  Reverse Repurchase Agreement............................        --              --          20,000          40,000          --
  Line of credit..........................................        --              --              --           2,000       9,450
  ESOP....................................................     1,100           1,021             859           2,354       8,782

Maximum  amount  of  short-term  borrowings  outstanding
  at any  month end with respect to:
  FHLB advances/line of credit............................   $36,000         $30,500         $49,450         $67,750     $85,250
  Reverse Repurchase Agreement............................        --              --          20,000          20,000          --
  Line of credit..........................................        --              --              --           2,000       9,450
  ESOP....................................................     1,100           1,021             859           2,354       8,782


Subsidiaries

Branchview, Inc. ("Branchview")

         Branchview, a New Jersey corporation owned by the Company, has a 5.40% interest in IMC. IMC is a mortgage banking company involved in the origination and securitization of equity mortgage products. At July 31, 1998, the market value of the IMC stock was $16.6 million with a cost basis of $7.8 million. On October 16, 1998, IMC announced that they intend to explore financial and strategic alternatives including the possible sale of IMC. At such date the market value of the IMC stock decreased to $1.8 million. For further information please refer to the Annual Report - Note 22 to the Consolidated Financial Statements.

Lakeview Mortgage Depot, Inc. ("LMD")

         LMD, a New Jersey mortgage corporation, is 90% owned by the Company and was formed in October 1995. For the year ended July 31, 1998, the Company recorded net consolidated income before taxes of $62,000. During fiscal 1998, LMD closed its Pennsylvania office and its sole office is located in New Jersey.

Lakeview Investment Services, Inc. ("LISI")

         LISI was organized by the Savings Bank to provide brokerage and insurance services to the Savings Bank's customers, utilizing the services of Cross Marketing, Inc., a registered broker dealer. LISI is not a significant source of revenues or expenses.

Lakeview Credit Card Services, Inc. ("LCCS")

         LCCS, a wholly owned subsidiary of the Savings Bank was formed in January 1996. On October 1, 1996, LCCS entered into a joint venture agreement with IMC Credit Card, Inc., ("IMCC") a wholly owned subsidiary of IMC, to market secured credit cards through IMCC's retail loan centers and correspondents. The Savings Bank dissolved the Agreement during 1998 and LCCS is currently inactive.

North Properties, Inc. ("North Properties")

         North Properties, a wholly owned subsidiary of the Savings Bank, was formed in May 1997 to hold real estate owned properties.

Market Risk

         Market risk is the risk of loss from adverse changes in market prices and rates. The Savings Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Savings Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Savings Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

         The principal objective of the Savings Bank's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Savings Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Savings Bank seeks to minimize the vulnerability of its operations to changes in interest rates. The Savings Bank's Board of Directors reviews their interest rate risk position quarterly. The Savings Bank's Asset/Liability Committee is comprised of the Savings Bank's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Savings Bank's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Savings Bank's portfolio and the Savings Bank's exposure limits.

         The Savings Bank utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 15 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling substantially all fixed-rate conforming mortgage loans with terms of thirty years without recourse and on a servicing-retained basis; and
(3) investing primarily in adjustable-rate mortgage-backed securities, which may generally bear lower yields as compared to longer term investments, but which better position the Savings Bank for increases in market interest rates, and holding the majority of these securities as available for sale. The Savings Bank currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.

         Net Portfolio Value. The Savings Bank's interest rate sensitivity in monitored by management through the use of the inhouse model which estimates the change in the Savings Bank's net portfolio value ("NPV") over a range of interest rate scenarios. The NPV is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current value of off-balance sheet items. The market values are estimated through two cash flow-based valuation methodologies and an option-based valuation model: (1) static discounted cash flow analysis, (2) an option-based pricing analysis (modified discounted cash flow analysis to value embedded options), and (3) the Black-Scholes model to value-off balance sheet items. The change in NPV measures an institution's vulnerability to changes in interest rates by estimating the change in the market value of an institution's assets, liabilities, and off-balance sheet contracts in response to an instantaneous change in the general level of interest rates.

         The following table lists the Savings Bank's percentage changes in NPV assuming an immediate change of plus or minus of up to 400 basis points from the level of interest rates at July 31, 1998. As the table shows, increases in interest rates would result in decreases in the Savings Bank's NPV, while decreases in interest rates would result in increases in the Savings Bank's NPV. All market risk instruments presented in this table are held to maturity or available for sale. The Savings Bank has no trading securities.

   Changes In
   Market Rate
 Interest Rates
    In Basis                                         NPV as a % of Portfolio
     Points             Net Portfolio Value              Value of Assets
 -------------   ---------------------------------- -------------------------

                                                                Basis Points
  (Rate Shock)     Amount     $ Change    % Change   NPV Ratio %   Change
 -------------   ---------   -----------  ---------  -----------  --------
                              (Dollars in thousands)
       +400        35,185     (21,352)      (38)       6.68         (316)
       +300        42,675     (13,862)      (25)       7.90         (194)
       +200        48,977      (7,560)      (13)       8.85          (99)
       +100        54,111      (2,426)       (4)       9.57          (27)
          0        56,537           -         -        9.84            -
       -100        60,288       3,751         7       10.29           45
       -200        61,319       4,782         8       10.31           47
       -300        59,870       3,333         6        9.96           12
       -400        59,047       2,510         4        9.70          (14)

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Savings Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Savings Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Savings Bank's net interest income and will differ from actual results.

         The following table shows the Savings Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at July 31, 1998. Market risk sensitive instruments are generally defined as on-and-off-balance sheet derivatives and other financial instruments.

Expected Maturity/Principal Repayment at July 31,

                              Interest                                                        Total                        Fair
                                Rates     1999      2000       2001     2002       2003   Thereafter     Balance (1)       Value
                              --------  ---------  --------  -------- ---------  --------  ----------    -----------    ----------
                                                                      (Dollars in thousands)
Interest-earning assets
-----------------------
Mortgage loans..............     8.33%   $ 21,171   $16,660   $17,413   $15,647   $14,709     $95,067     $180,667       $181,433
Home equity, second
  mortgage and home
  improvements loans........     9.01%     18,468     9,803     8,568    13,126    11,195      35,981       97,141         97,553
Commercial loans............     9.88%     10,574     1,477       266     1,375       494          --       14,186         14,541
Mortgage-backed
  securities held
  to maturity...............     6.07%      9,646    15,394    24,691     6,033    12,631      33,376      101,771        101,798
Investment securities held
  to maturity(1)............     6.71%    108,773     5,697     1,533        --        --      12,354      128,357        127,635
Securities available for
  sale......................     3.08%     26,158     1,171     1,054       948       853       7,683       37,867         37,867

Interest-bearing liabilities
----------------------------
NOW and money market
  accounts..................     1.38%      2,691    29,767    29,767    10,370    10,370      18,050      101,015        101,015
Savings and clubs
  accounts..................     2.24%         --    27,964    27,964     9,321     9,321      18,643       93,213         93,213
Certificates of deposits....     5.31%    238,165    17,734     4,855       814       983         101      262,652        266,215
FHLB of New York
  advances..................     5.43%     10,000    30,000        --        --        --      15,000       55,000         63,086
Line of credit..............     8.25%      9,928        --        --        --        --          --        9,928          9,928
ESOP debt...................     8.40%        314       314       314       314       314       7,213        8,783          8,783

---------------
(1)      Includes federal funds totaling $39.9 million.

         Expected maturities are contractual matures adjusted for prepayments of principal. The Savings Bank uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Savings Bank's historical experience. The Savings Bank's average Constant Prepayment Rate ("CPR") on its total fixed-rate portfolio is 10%, and 8% on its adjustable-rate portfolio for interest-earning assets (excluding investment securities, which do not have prepayment features). For deposit liabilities, in accordance with standard industry practice and the Savings Bank's own historical experience, decay factors used to estimate NOW, money market accounts, and savings accounts were 0% to 30%, 12.5% to 25% and 0% to 30%, respectively.

Employees

         At July 31, 1998, the Savings Bank had 70 full-time and 42 part-time employees. None of the Savings Bank's employees are represented by a collective bargaining group. The Savings Bank believes that its relationship with its employees is good.

                                   REGULATION

         Set forth below is a brief description of certain laws which related to the regulation of the Company and the Savings Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Company Regulation

         General. The Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of the Association and not for the benefit of stockholders of the Holding Company.

         Qualified Thrift Lender Test. As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions, provided the Association satisfies the Qualified Thrift Lender ("QTL") test. If the
Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than the Association or any other SAIF-insured savings association) would become subject to restrictions applicable to bank holding companies unless such other associations each also qualify as a QTL and were acquired in a supervisory acquisition. See "-- Regulation of the Savings Bank - Qualified Thrift Lender Test."

         Insurance of Deposit Accounts. The deposit accounts held by the Savings Bank are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         As a member of the SAIF, the Savings Bank pays an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits. The FDIC also maintains another insurance fund, the Savings Bank Insurance Fund ("BIF"), which primarily insures commercial bank deposits. In 1996, the annual insurance premium for most BIF members was lowered to $2,000. The lower insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

         Effective September 30, 1996, federal law was revised to mandate a one-time special assessment on SAIF members such as the Savings Bank of approximately .657% of deposits held on March 31, 1995. Beginning January 1, 1997, the deposit insurance assessment for most SAIF members was reduced to
 .064% of deposits on an annual basis through the end of 1999. During this same period, BIF members will be assessed approximately .013% of deposits. After 1999, assessments for BIF and SAIF members should be the same. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed the Savings Bank declined by approximately 70%.

         Capital Requirements. Under FDIC regulations, the Savings Bank is required to maintain a minimum leverage capital requirement consisting of a ratio of Tier 1 capital to total risk-weighted assets of 4%. For institutions other than those most highly rated by the FDIC, an additional "cushion" of at least 100 to 200 basis points is required. Tier 1 capital is the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less certain intangible assets, deferred tax assets, certain identified losses and certain investments in securities subsidiaries. As a SAIF-insured, state-chartered bank, the Savings Bank must currently also deduct from Tier 1 capital an amount equal to its investments in, and extensions of credit to, subsidiaries engaged in certain activities not permissible for national banks.

         In addition to the leverage ratio, the Savings Bank must maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least
8.0%, of which at least four percentage points must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of over 20 years and certain other capital instruments. The includable amount of Tier 2 capital cannot exceed the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions. Under the FDIC risk-weighted system, all of a bank's balance sheet assets and the credit equivalent amounts of certain off-balance sheet items are assigned to risk weight categories. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category. The sum of these weighted values equals the bank's risk-weighted assets.

         Pursuant to New Jersey banking law the minimum leverage capital for a depository institution is a ratio of Tier 1 capital to total risk-weighted assets of four percent. However, the Commissioner of the Department may require a higher ratio for a particular depository institution. New Jersey banking law requires that a depository institution maintain qualifying capital of at least eight percent of its risk weighted assets. At least four percent of this qualifying capital shall be in the form of Tier 1 capital. For purposes of New Jersey banking law, risk weighted assets, Tier 1 capital, and total assets are defined in the same manner as in the FDIC regulations.

         The Savings Bank was in compliance with both the FDIC and New Jersey capital requirements at July 31, 1998.

         Capital Distributions. Earnings of the Savings Bank appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Savings Bank on the amount of earnings removed from the reserves for such distributions.

         Dividends payable by the Savings Bank to the Company and dividends payable by the Company to stockholders are subject to various additional limitations imposed by federal and state laws, regulations and policies adopted by federal and state regulatory agencies. The Savings Bank is required by federal law to obtain FDIC approval for the payment of dividends if the total of all dividends declared by the Savings Bank in any year exceed the total of the Savings Bank's net profits (as defined) for that year and the retained net profits (as defined) for the preceding two years, less any required transfers to surplus. Under New Jersey law, the Savings Bank may not pay dividends unless, following payment, the capital stock of the Savings Bank would be unimpaired and
(a) the Savings Bank will have a surplus of not less than 50% of its capital stock, or, if not, (b) the payment of such dividends will not reduce the surplus of the Savings Bank.

         Under applicable regulations, the Savings Bank would be prohibited from making any capital distributions if, after making the distribution, the Savings Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%, unless a higher ratio is required by the Commissioner of the Department.

         Federal Home Loan Bank System. The Savings Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. The FHLB of New York is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. The FHLB of New York makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, the Savings Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year.

         Qualified Thrift Lender Test. The Savings Bank must maintain an appropriate level of certain investments ("Qualified Thrift Investments") and otherwise qualify as a "Qualified Thrift Lender" ("QTL"), in order to continue to enjoy full borrowing privileges from the FHLB of New York. The required percentage of Qualified Thrift Investments is 65% of portfolio assets. In addition, savings banks may include shares of stock of the Federal Home Loan Banks, FNMA and FHLMC as qualifying QTL assets. Compliance with the QTL test is measured on a monthly basis in nine out of every 12 months. As of July 31, 1998, the Savings Bank was in compliance with its QTL requirement.

         Federal Reserve System. The Board of Governors of the Federal Reserve System (the "FRB") requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy the liquidity requirements that are imposed by the NJDB. At July 31, 1998, the Savings Bank met these reserve requirements.

Item  2.  Properties and Equipment
----------------------------------

         The Company and the Savings Bank operate from their main office and 10 branch offices. Of the total, the Savings Bank leases three branch offices and all other branch offices are owned by the Savings Bank.

Item 3.  Legal Proceedings
--------------------------

         There are various claims and lawsuits in which the Company or the Savings Bank are periodically involved, such as claims to enforce liens, condemnation proceedings on properties in which the Savings Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the Savings Bank's business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits.

Item 4.  Submission of Matters to a Vote of Security Holders
------------------------------------------------------------

         None.

                                     PART II

Item 5.  Market for Common Equity and Related Stockholder Matters
-----------------------------------------------------------------

         The information contained in the section captioned "Market For Common Stock" in the Management Discussion and Analysis of Financial Condition and Results of Operations of the Company's Annual Report to Shareholders for fiscal year ended July 31, 1998 (the "Annual Report") is incorporated herein by reference.

Item 6.  Selected Financial Data
--------------------------------

         The information contained in the section captioned "Selected Financial Data" of the Annual Report is incorporated herein by reference.

Item 7.  Management's Discussion and Analysis or Plan of Operation
------------------------------------------------------------------

         The information contained in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report is incorporated herein by reference.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk
--------------------------------------------------------------------

         Refer to Market Risk disclosure beginning on page 20.

Item 8.  Financial Statements
-----------------------------

         The   Company's   financial   statements   listed  under  Item  14  are
incorporated herein by reference.

Item 9. Change In and Disagreements with Accountants on Accounting and Financial Disclosure
--------------------------------------------------------------------------------

         Not applicable.

                                    PART III

Item 10.  Directors and Executive Officers
------------------------------------------

         The information contained under the sections captioned "Section 16(a) Beneficial Ownership Reporting Compliance," "I - Information with Respect to Nominees for Directors, Directors Continuing In Office, and Executive Officers" and "Biographical Information" in the Proxy Statement is incorporated herein by reference.

Item 11.  Executive Compensation
--------------------------------

         The information contained under the section captioned "Director and Executive Compensation" in the Proxy Statement is incorporated herein by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management
------------------------------------------------------------------------

         (a)      Security Ownership of Certain Beneficial Owners

                  Information required by this item is incorporated herein by reference to the first chart in the section captioned "I - Information with Respect to Nominees for Director, Directors Continuing in Office, and Executive Officers" in the Proxy Statement.

         (b)      Security Ownership of Management

                  Information required by this item is incorporated herein by reference to the first chart in the section captioned "I - Information with Respect to Nominees for Director, Directors Continuing in Office, and Executive Officers" in the Proxy Statement.

         (c) Management of the Registrant knows of no arrangements, including any pledge by any person of securities of the Registrant, the operation of which may at a subsequent date result in a change in control of the Registrant.

Item 13.  Certain Relationships and Related Transactions
--------------------------------------------------------

         The  information   contained  under  the  section  captioned   "Certain
Relationships and Related Transactions" in the Proxy Statement is incorporated herein by reference.

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K
--------------------------------------------------------------------------

         (a) Listed below are all financial statements and exhibits filed as part of this report.

                  (1) The consolidated balance sheets of Lakeview Financial Corp. and subsidiaries as of July 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended July 31, 1998, together with the related notes and the independent auditors' report of KPMG Peat Marwick LLP, independent certified public accountants.

                  (2)   Schedules omitted as they are not applicable.

                  (3)   Exhibits

                  The following exhibits are filed as part of this report.

                   3.1  Certificate of Incorporation of Lakeview Financial
                        Corp.*
                   3.2  Bylaws of Lakeview Financial Corp.*
                   4    Stock Certificate of Lakeview Financial Corp.*
                  10.1  Form of Lakeview Savings Bank 1993 Stock Option Plans*
                  10.2  Lakeview Savings Bank Management Stock Bonus Plan and
                        Trust Agreement*
                  10.3  Employment Agreements**
                  10.4  Supplemental Retirement Plan for Senior Officers***
                  13    Portions of the 1998 Annual Report to Stockholders
                  21    Subsidiaries of the Registrant (See-"Part I -
                        Business").
                  23    Independent Auditors' Consent
                  27    Financial Data Schedule (electronic filing only)

------------------
* Incorporated herein by reference to the registration statement on Form S-4 (File No. 33-77646).
** Incorporated herein by reference to the Form 10-K for fiscal year ended July 31, 1994.
*** Incorporated herein by reference to the Form 10-K for fiscal year ended July 31, 1996.

         (b)      On October 8, 1998, the Company filed a Form 8-K reporting the
                  announcement   of  the   Company's   evaluation  of  strategic
                  alternatives in order to maximize shareholder value.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized as of October 21, 1998.

                                            LAKEVIEW FINANCIAL CORP.



                                       By:  /s/Kevin J. Coogan
                                            ------------------------------------
                                            Kevin J. Coogan
                                            President, Chief Executive
                                            Officer and Director

         Pursuant to the requirement of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities as of October 21, 1998.

By:  /s/Kevin J. Coogan                         By:
     -----------------------------------            ----------------------------
     Kevin J. Coogan                                Leo J. Dean
     President, Chief Executive Officer             Director
     and Director




By:  /s/Leo J. Costello                         By: /s/Michael R. Rowe
     -----------------------------------            ----------------------------
     Leo J. Costello                                Michael R. Rowe
     Chairman of the Board                          Director



By:  /s/Robert J. Davenport                     By: /s/Dennis D. Pedra
     -----------------------------------            ----------------------------
     Robert J. Davenport                            Dennis D. Pedra
     Director                                       Director



By:                                             By: /s/Anthony G. Gallo
     -----------------------------------            ----------------------------
     Vincent A. Scola                               Anthony G. Gallo
     Director                                       Vice President and Chief
                                                    Financial Officer

                                   EXHIBIT 13

                                                                       FOCUS '99

Selected Financial Data

The following table sets forth certain  information  concerning the consolidated
financial   condition  and  operating  data  of  Lakeview  Financial  Corp.  and
Subsidiaries at the dates indicated:

                                                                                          July 31
                                                                 1994          1995        1996          1997         1998
---------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands, except share data)
Selected Financial Condition Data:
Total assets................................................. $ 413,725    $ 419,212    $ 457,860     $505,882     $593,856
Loans receivable, net........................................   136,143      142,123      163,457      224,564      286,869
Mortgage-backed securities held to maturity..................   173,067      175,375      121,462      102,249      101,771
Investment securities held to maturity.......................    62,637       55,738       40,821       42,682       83,831
Securities available for sale................................    11,269        8,567       89,967      105,592       37,867
Excess of cost over fair-value of net assets acquired, net...    12,817       11,497       10,176        8,856       18,643
Deposits.....................................................   344,915      343,489      354,247      370,787      456,880
Total borrowings.............................................    19,021       19,859       54,721       63,604       73,711
Stockholders' equity.........................................    46,982       49,440       45,760       61,809       56,607
Stated book value per share (1)..............................      7.30         8.51         9.18        13.71        11.60
Tangible book value per share (1)............................      5.30         6.53         7.14        11.75         7.78

Selected Operating Data:
Interest income..............................................  $ 18,947    $  28,430    $  30,972     $ 32,842     $ 37,377
Interest expense.............................................     7,735       13,539       16,550       17,318       19,802
---------------------------------------------------------------------------------------------------------------------------
Net interest income..........................................    11,212       14,891       14,422       15,524       17,575
Provision for loan losses....................................     2,047        1,801          664          961        1,500
Other income.................................................     2,609        7,207        7,030        8,102       11,812
Other expense................................................     6,705       10,266       10,868       13,155(2)    12,852
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes...................................     5,069       10,031        9,920        9,510       15,035
Income taxes.................................................     1,813        3,736        3,646        3,449        5,590
---------------------------------------------------------------------------------------------------------------------------
Income before accounting changes.............................     3,256        6,295        6,274        6,061        9,445
Cumulative effect of accounting changes......................     1,315(3)         -            -            -            -
---------------------------------------------------------------------------------------------------------------------------
Net income...................................................     4,571        6,295        6,274        6,061        9,445
---------------------------------------------------------------------------------------------------------------------------
Net income per share (1)
   Basic.....................................................       N/A         1.05         1.22         1.48         2.51
   Diluted...................................................       N/A         1.00         1.14         1.30         2.28
Return on average assets.....................................      1.16%        1.50%        1.42%        1.28%        1.74%
Return on average equity.....................................     12.39%       13.08%       13.75%       13.09%       17.17%
Cash dividend per common share (1)...........................       .02          .10          .11          .12          .19

Asset Quality Data:
Non-performing loans......................................... $   8,928    $   3,372    $   2,417     $  3,811     $  2,794
Other non-performing.........................................         -          850          494            -            -
Real estate owned (REO)......................................     3,762        3,608        1,667        1,929          505
---------------------------------------------------------------------------------------------------------------------------
Total non-performing assets..................................    12,690        7,830        4,578        5,740        3,299
---------------------------------------------------------------------------------------------------------------------------
Non-performing assets to total assets........................      3.07%        1.87%        1.00%        1.13%         .56%
Loan allowances.............................................. $   1,714    $   2,535    $   3,073     $  3,411     $  4,478
REO allowances...............................................       188            -            -            -            -
---------------------------------------------------------------------------------------------------------------------------
Total allowances............................................. $   1,902    $   2,535    $   3,073     $  3,411     $  4,478
---------------------------------------------------------------------------------------------------------------------------
Total allowances to non-performing assets....................     14.99%       32.38%       67.13%       59.43%      135.74%
---------------------------------------------------------------------------------------------------------------------------

(1)  Adjusted for stock dividends and splits.

(2) Includes one time SAIF assessment of $2.2 million or $1.5 million, net of tax (Note 21).

(3) Reflects implementation of Statement of Financial Standards No. 109, "Accounting for Income Taxes."

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Management Discussion and Analysis of
Financial Condition and Results of Operation

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. Lakeview Financial Corp. undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

Lakeview Financial Corp. is organized as a unitary savings and loan holding company and owns all of the outstanding capital stock of Lakeview Savings Bank (collectively, the "Company", or "Lakeview"). The Company also has investments in five subsidiaries, Branchview, Inc. ("Branchview"), Lakeview Mortgage Depot, Inc. ("LMD"), LVS, Inc. (LVS), Lakeview Investment Services, Inc. ("LISI"), and North Properties, Inc. ("North Properties"). Lakeview wholly owns all service corporations, except for LMD, which is 90% owned. LISI and LVS are currently inactive. In February 1998, the Company closed its operation of Lakeview Credit Card Services, Inc. ("LCCS"). LCCS was formed during the 1997 fiscal year for the purpose of issuing secured credit cards with a national mortgage company. The alliance was unsuccessful in generating any significant revenues and resulted in a total pretax loss for fiscal 1998 of approximately $98,000 which was reflected in other operating expenses in fiscal 1998.

On February 27, 1998, the Company's growth was bolstered by its acquisition of Westwood Financial Corporation and its wholly owned subsidiary, Westwood Savings Bank (collectively, "Westwood") a $100.2 million savings institution located in Westwood, Bergen County, New Jersey. Such acquisition was accounted for under the purchase method of accounting and thus the common shares of Westwood were exchanged by Lakeview for $29.25, payable in the aggregate, in the form of 50% cash and 50% Lakeview's common stock. As a result of such exchange, the Company issued from treasury 401,343 shares of common stock and paid $10.6 million in cash. With the completion of the Westwood merger, the Company added two additional Bergen County branches and three additional ATM's, bringing the total branch network to ten branches and nine ATM's.

In September 1998, the Company's eleventh branch office was opened in Fairview, New Jersey. The Company expects that its other operating expenses in 1999 may increase due to the costs associated with the opening of this new branch.

In October 1998, IMC Mortgage Company, L.P. (IMC), in which the Company has an equity investment and an unsecured line of credit, announced that they intend to explore financial and strategic alternatives including the possible sale of IMC. See Note 22 to the Consolidated Financial Statements.

FINANCIAL CONDITION

The Company's total assets increased $88.0 million or 17.4%, to $593.9 million at July 31, 1998 from $505.9 million at July 31, 1997 mainly as a result of the Westwood acquisition, which increased assets $89.6 million, net of $10.6 million of cash paid for the acquisition. Net loans receivable and deposits grew 27.8% and 23.2% to $286.9 million and $456.9 million at July 31, 1998, respectively from $224.6 million and $370.8 million at July 31, 1997, respectively. The acquisition of Westwood contributed $40.4 million and $89.6 million toward overall loan and deposit growth, respectively, during fiscal 1998.

Securities available for sale decreased $67.7 million, or 64.1%, to $37.9 million at July 31, 1998 from $105.6 million at July 31, 1997. The decrease was mainly attributable to sales of $75.4 million, maturities of $46.0 million, principal repayments of $2.1 million, and a decrease in market value (before tax) of $14.0 million offset by purchases of $69.8 million.

Investment securities held to maturity increased $41.1 million or 96.4%, to $83.8 million at July 31, 1998 from $42.7 million at July 31, 1997. The increase was due to net purchases of $45.1 million, $34.4 million from the acquisition of Westwood and was offset by $40.4 million of maturities.

Mortgage-backed securities held to maturity decreased $478,000, or .5%, to $101.8 million at July 31, 1998, from $102.2 million at July 31, 1997. The decrease in mortgage-backed securities resulted from principal repayments of $23.3 million, offset by purchases of $6.0 million and $16.7 million from the acquisition of Westwood.

Borrowings increased $3.6 million to $64.9 million at July 31, 1998 from $61.3 million at July 31, 1997. Borrowed funds are both short-term and long-term and consist of lines of credit and Federal Home Loan Bank ("FHLB") advances.

Borrowings - ESOP increased $6.4 million to $8.8 million at July 31, 1998 from $2.4 million at July 31, 1997. The ESOP trust purchased an additional 349,404 shares for $9.0 million. Such funds were borrowed from an unrelated third party. See Note 15 to the Consolidated Financial Statements.

The net deferred tax liability and unrealized gain on securities available for sale, net of tax, decreased to $17,000 and $5.3 million at July 31, 1998, respectively, from $6.1 million and $14.5 million at July 31, 1997, respectfully. The decrease in these accounts was primarily attributable to the decrease in the market value of securities available for sale. The majority of the decrease in such accounts was attributable to Branchview's investment in Industry Mortgage Company ("IMC"), which consists of approximately 1.7 million shares of common stock. At July 31, 1998, the market value of IMC decreased to $16.2 million from $29.9 million at July 31, 1997. At July 31, 1998, Branchview's cost basis of IMC was $7.8 million. As of October 16, 1998, the market value of the IMC stock was $1.8 million.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


MARKET FOR COMMON STOCK

Lakeview's common stock is traded on the Nasdaq National Market under the symbol of "LVSB". At September 30, 1998, Lakeview had approximately 670 shareholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). As a result of continued earnings, there has been a cash dividend since the fourth fiscal quarter in 1994. The cash dividend paid was $.0235 in the fiscal quarters ended July and October 1994 and January 1995; $.0258 in the fiscal quarters ended April, July and October 1995 and January 1996; $.0284 in the fiscal quarters ended April, July and October 1996; $.0313 in the fiscal quarters ended January, April, July and October 1997 and January 1998; and $.0625 in the fiscal quarters ended April and July 1998. On November 13, 1996 and October 15, 1997, respectively, Lakeview paid a 10% common stock dividend and a 100% stock dividend (in the form of a two for one common stock split) to all shareholders of record on October 30, 1996 and October 1, 1997, respectively. Cash dividends, as described above, and market prices set forth in the table below, have been adjusted for the stock dividends declared and paid by Lakeview.

Market prices for the quarters ended:

                                               1996                        1997                               1998
-------------------------------------------------------------------------------------------------------------------------------
                                               Oct.          Jan.     Apr.     Jul.     Oct.          Jan.     Apr.     Jul.
High                                          $12.44       $ 15.69   $17.13   $ 17.32  $ 26.75     $ 26.50   $26.57    $ 29.00

Low                                             9.21         11.25    13.75     13.63    16.13       23.75    23.25      23.00

Closing                                        11.69         15.38    13.82     16.50    24.75       25.00    23.25      23.50
--------------------------------------------------------------------------------------------------------------------------------

Lakeview's ability to pay dividends to shareholders is dependent upon the earnings from investments and dividends it receives from Lakeview Savings Bank (the "Bank"). Accordingly, restrictions on the Bank's ability to pay cash dividends directly affects the payment of cash dividends by the Company. The Bank may not declare or pay a dividend if the effect would cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form or the regulatory capital requirements imposed by the FDIC.

Average Balance Sheet

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yields earned on assets and average costs of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                          Years ended July 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                   1996                          1997                            1998
--------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)

                                                Interest   Average             Interest  Average              Interest  Average
                                       Average   Income/   Yield/     Average   Income/  Yield/      Average   Income/  Yield/
                                       Balance   Expense    Cost      Balance   Expense   Cost       Balance   Expense   Cost
--------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:

  Loans receivable (1)                $155,497   $14,131     9.09%   $192,822   $ 16,841  8.73%      $252,935  $22,351   8.84%
  Mortgage-backed securities
    held to maturity                   149,373     9,605     6.43     112,464      7,319  6.51        100,263    6,443   6.43
  Investment securities
    and federal funds (2)               47,672     3,004     6.30      44,241      3,426  7.75         66,371    5,111   7.70
  Securities available for
    sale (3)                            58,719     4,232     7.21      93,307      5,256  5.63         88,548    3,472   3.92
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets        411,261    30,972     7.53     442,834     32,842  7.42        508,117   37,377   7.36
Non-interest-earning assets             29,502                         30,058                          34,144
--------------------------------------------------------------------------------------------------------------------------------
  Total assets                        $440,763                       $472,892                        $542,261
--------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits                            $340,771   $14,064     4.12    $345,829   $ 13,988  4.04 %     $380,710  $15,335    4.03%
  Borrowings                            42,162     2,486     5.89      59,810      3,330  5.57         76,107    4,467    5.87
--------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                        382,933    16,550     4.32     405,639     17,318  4.27        456,817   19,802    4.33

Non-interest bearing
  liabilities                           12,212                         20,939                          30,446
--------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                    395,145                        426,578                         487,263
Stockholders' equity                    45,618                         46,314                          54,998
--------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity              $440,763                       $472,892                        $542,261
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                              $14,422                        $ 15,524                       $17,575
--------------------------------------------------------------------------------------------------------------------------------
Interest rate spread (4)                                     3.21%                        3.15%                           3.03%
--------------------------------------------------------------------------------------------------------------------------------
Net yield on interest-
  earning assets (5)                                         3.51%                        3.51%                           3.46%
--------------------------------------------------------------------------------------------------------------------------------
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                               1.08x                        1.09x                           1.11x
--------------------------------------------------------------------------------------------------------------------------------


(1)  Average balances include non-accrual loans.
(2) Includes investment securities held to maturity, federal funds sold, interest bearing deposits in other financial institutions and Federal Home Loan Bank of New York stock.
(3)  At market  value.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                                             Years ended July 31,
------------------------------------------------------------------------------------------------------------------------------
                                                              1996 vs. 1997                        1997 vs. 1998
------------------------------------------------------------------------------------------------------------------------------
                                                           Increase (Decrease)                  Increase (Decrease)
                                                                 Due to                               Due to
------------------------------------------------------------------------------------------------------------------------------
                                                                      Rate/                                    Rate/
                                                     Volume    Rate   Volume    Net         Volume     Rate    Volume     Net
------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable.................................. $3,392   $(550)  $(132)  $2,710        $5,250   $  198    $   62   $5,510
  Mortgage-backed securities held to maturity....... (2,373)    116     (29)  (2,286)         (794)     (91)        9     (876)
  Investment securities and federal funds...........   (216)    687     (49)     422         1,714      (19       (10)   1,685
  Securities available for sale.....................  2,493    (925)   (544)   1,024          (268)  (1,597)       81   (1,784)
------------------------------------------------------------------------------------------------------------------------------
Total interest income...............................  3,296    (672)   (754)   1,870         5,902   (1,509)      142    4,535

Interest expense:
  Deposits..........................................    209    (282)     (3)     (76)        1,411      (58)       (6)   1,347
  Borrowings........................................  1,040    (137)     (9)     844           908      179        50    1,137
------------------------------------------------------------------------------------------------------------------------------
Total interest expense..............................  1,249    (419)    (62)     768         2,319      121        44    2,484
------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income................... $2,047   $(253)  $(692)  $1,102        $3,583  $(1,630)   $   98   $2,051
==============================================================================================================================

RESULTS OF OPERATIONS

Net income increased $3.3 million or 55.8%, to $9.4 million for fiscal 1998 from $6.1 million for fiscal 1997. The increase in net income was partially attributable to a $65.3 million increase in the average balance of interest earning assets, which was mainly due to the Westwood acquisition, and was also due to an increase in securities gains of $3.4 million before tax.

Net income decreased $213,000 or 3.4% to $6.1 million for fiscal 1997 from $6.3 million for fiscal 1996. The decrease in net income was primarily attributable to the SAIF assessment before taxes of $2.2 million offset by an increase of $1.1 million in other income. See Notes 21 and 6 to the Consolidated Financial Statements, respectively.

Net Interest Income: Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and rate paid on interest-bearing liabilities.

Net interest income increased $2.1 million or 13.2% to $17.6 million in 1998 compared to $15.5 million in 1997. The increase was primarily due to growth in average interest-earning assets to $508.1 million in 1998 from $442.8 million in 1997, partially offset by a decrease in the interest rate spread of 3.03% in 1998 compared to 3.15% in 1997. Net interest margin decreased to 3.46% in 1998 compared to 3.51% in 1997. The majority of the increase in average interest earning assets was the result of the Westwood acquisition.

The increase in average interest-earning assets from 1997 to 1998 of $65.3 million reflects an increase in average loans of $60.1 million and average investment securities held to maturity of $22.1 million, offset by a decrease in average mortgage-backed securities held to maturity and securities available for sale of $16.9 million. The increase in average interest-earnings assets was partially funded by the increase in average interest-bearing liabilities of $51.2 million. This increase in interest-bearing liabilities reflects the increase in average borrowings of $16.3 million and average deposits of $34.9 million in 1998, primarily due to the Westwood acquisition.

The interest rate spread declined in 1998 compared to 1997 due to a decline in the yield on average interest-earning assets to 7.36% in 1998 from 7.42% in 1997. The cost of average interest-bearing liabilities increased to 4.33% in 1998 from 4.27% in 1997. The yield on average interest-earning assets declined in 1998 due to a decrease in yields on securities available for sale to 3.92% in 1998 from 5.63% in 1997 and mortgage-backed securities held to maturity to 6.43% in 1998 from 6.51% in 1997. The decline in yield of securities available for sale was the result of lower rates of interest and dividends. Offsetting these declines, the yield on loans receivable increased to 8.84% in 1998 from 8.73% in 1997. The increase in yield was the result of changing the mix of the loan portfolio to higher yielding loans. The increase in the cost of funds was affected by a 30 basis point increase in the rate paid on borrowings and offset by a 1 basis point decrease paid on deposits.

Net interest income increased $1.1 million or 7.6% to $15.5 million in 1997 compared to $14.4 million in 1996. The increase was primarily due to growth in average interest-earning assets to $442.8 million in 1997 from $411.3 million in 1996, partially offset by a decrease in the interest rate spread of 3.15% in 1997 compared to 3.21% in 1996. However, the decline in the interest rate spread in 1997 did not affect net interest margin. Net interest margin was 3.51% in 1997 and 1996.

The increase in average interest-earning assets of $31.6 million from 1996 to 1997 reflects an increase in average loans of $37.3 million and average securities available for sale of $34.6 million offset by a decrease in average mortgage-backed and investment securities held to maturity of $40.3 million. The increase in average interest-earning assets was partially funded by the increase in average interest-bearing liabilities of $22.7 million. This increase in interest-bearing liabilities reflects the increase in borrowings and deposits in 1997.

The interest rate spread declined in 1997 compared to 1996 due to a decline in the yield on average interest-earning assets to 7.42% in 1997 from 7.53% in 1996 offset by a decrease in the cost of average interest-bearing liabilities to 4.27% in 1997 from 4.32% in 1996. The yield on average interest-earning assets declined in 1997 due to a decrease in yields on loans to 8.73% in 1997 from 9.09% in 1996 and investment and mortgage-backed securities available for sale to 5.63% in 1997 from 7.21% in 1996. The decrease in the cost of funds was affected by a 32 basis point decrease in the rate paid on borrowings and a 8 basis point decrease paid on deposits.

Provision for Loan Losses: The Company recorded a provision for loan losses of $1.5 million in 1998 compared with $961,000 in 1997 and $664,000 in 1996. The increase in 1998 was attributable to loan growth primarily due to the Westwood acquisition and the continued change in the loan mix. The increase in fiscal
1997 was attributable to loan growth and the change in the mix of the loan portfolio. Management regularly performs an analysis to identify the inherent risks of loss in its loan portfolio. This evaluation includes evaluations of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other information available at such times.

The Company will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued success of changing the mix of the products offered in the loan portfolio - from lower yielding loans (i.e., one-to four family loans) to higher yielding loans (i.e., equity loans, multi-family (five or more units) buildings, and commercial (non-residential) mortgages. The Company maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

Other Income: Total other income increased $3.7 million or 45.8% to $11.8 million for the year ended July 31, 1998 from $8.1 million for the year ended July 31, 1997. Realized gains on investments increased $3.4 million to $8.2 million in 1998 from $4.8 million in 1997. This increase resulted from the sale of Federal National Mortgage Association ("FNMA") stock, Student Loan Mortgage Association ("SLMA") stock, Federal Home Loan Mortgage Corporation ("FHLMC") stock and other equity securities during 1998. Gains on sale of loans originated for sale increased $372,000 to $1.5 million in 1998, from $1.2 million in 1997. The increase was mainly attributed to the operations of LMD. Loan fees and service charges increased $294,000 to $1.5 million for the year ended July 31, 1998 from $1.2 million for the year ended July 31, 1997. The increase was due to increases in NOW account service fees due to an increase in the deposits. The average balance of NOW

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


accounts and money market deposit accounts increased $14.4 million to $69.9 million for the year ended July 31, 1998 from $55.5 million for the year ended July 31, 1997.

Total other income increased $1.1 million or 15.3% to $8.1 million for the year ended July 31, 1997 from $7.0 million for the year ended July 31, 1996. Realized gains on investments increased $2.0 million to $4.8 million in 1997 from $2.8 million in 1996. This increase resulted from the sale of other equity securities during 1997. Other operating income decreased $1.9 million to $949,000 in 1997 from $2.9 million in 1996. This was mainly attributable to a decrease in other income from Branchview of $2.4 million. In 1995, Branchview sold its majority interest in Residential Money Center, a residential mortgage company. See Note 6 to the Consolidated Financial Statements.

Other Expenses: Total other expenses decreased $303,000 or 2.3%, to $12.9 million in 1998 from $13.2 million in 1997. The decrease in other expenses was primarily due to a $2.2 million decrease in federal deposit insurance premiums ("SAIF recapitalization expenses") offset by increases of $907,000 in compensation and employee benefits, $328,000 of amortization expenses and $545,000 in other operating expenses. The decrease in SAIF recapitalization expenses was due to a one time special assessment levied in fiscal 1997 to recapitalized the SAIF. See Note 21 to the Consolidated Financial Statements.

Compensation and employee benefits increased $907,000 or 15.9% to $6.6 million in 1998 from $5.7 million in 1997. The increase was mainly attributable to the increased staff of the Company with the merger of Westwood. Compensation and employee benefits increased $1.1 million or 22.8% to $5.7 in 1997 from $4.6 million in 1996. The increase was mainly attributable to the amortization of the ESOP of $901,000 due to the increase of the market value of the Company's stock and $410,000 for the hiring of eleven new employees for the Company's subsidiary, LMD. LMD opened two additional offices during 1997 and closed one in 1998.

Net losses on real estate owned ("REO") for fiscal 1998 remained relatively constant. REO decreased $715,000 to $206,000 in fiscal 1997 from $921,000 in fiscal 1996. The decrease was primarily attributed to the decrease in provisions for REO loss to $44,000 in fiscal 1997 from $655,000 in fiscal 1996. Management regularly assesses the value of the REO portfolio based on available information at such times including trends in local real estate markets and appraisals. Additional provisions for REO losses may be required as the result of this assessment.

Amortization of the excess of cost over fair value of net assets acquired increased $328,000 or 24.8% to $1.6 million in 1998 from $1.3 million in 1997. The increase was mainly attributable to the goodwill associated with the acquisition of Westwood. Amortization of the excess of cost over fair value of net assets acquired remained constant for 1996 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds includes savings deposits, loan repayments and prepayments, cash flow from operations and borrowings from the FHLB. The Company uses its capital resources principally to fund loan originations and purchases, repay maturing borrowings, investment purchases and for short and long-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of July 31, 1998, the Company had commitments to fund loans of $5.3 million.

The Company's liquid assets consist of cash and cash equivalents, which include investments in highly short-term investments. The level of these assets are dependent on the Company's operating, financing and investment activities during any given period. At July 31, 1998, cash and cash equivalents totaled $48.7 million.

Net cash provided by operating activities for fiscal 1998 totaled $6.7 million, as compared to $4.2 million for fiscal 1997 and $3.0 million for fiscal 1996.

Net cash provided by investing activities for fiscal 1998 totaled $57.3 million, compared to cash used of $24.0 million in 1997 and $41.0 million in 1996. The increase of $81.3 million in fiscal 1998 was mainly attributed to a net decrease in loans receivable of $39.2 million and a net decrease in securities available for sale of $39.8 million. The decrease of $17.0 million in fiscal 1997 was primarily attributable to an increase in 1996 of net purchases of investment and mortgage-backed securities of $20.0 million offset by cash used for net loan originations and purchases of $39.4 million, investment in FHLB stock of $1.0 million, and net proceeds from the sale of investment and mortgage-backed securities of $40.0 million.

Net cash used in financing activities for the year ended July 31, 1998 totaled $20.7 million. This was a result of a net decrease in deposits of $4.7 million, purchase of ESOP shares of $9.0 million and the purchase of treasury stock of $11.4 million, offset by the exercise of stock options of $2.1 million and the sale of common stock by the ESOP of $2.3 million.

Net cash provided by financing activities for fiscal 1997 totaled $18.2 million. This was a result of a net increase in deposits of $16.5 million and an increase in net borrowings of $8.9 million offset by the purchase of treasury stock of $6.7 million and ESOP shares of $447,000.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

YEAR 2000 COMPLIANCE ISSUES

During fiscal 1998, the Company adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). The objectives of the Plan and the Committee are to prepare the Company for the new millennium. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 ready. Execution of the Plan is currently on target. The Company is currently in Phase 3, Renovation, which includes code enhancements, program changes, hardware and software upgrades and system replacements, if necessary. Concurrently, the Company is also addressing some issues related to subsequent phases. Prioritization of the most critical applications has been addressed, along with contract and service agreements. The primary operating software for the Company is obtained and maintained by an external provider of software (the "External Provider"). The Company has maintained ongoing contact with this vendor so that modification of the software for Year 2000 readiness is a top priority and is expected to be accomplished, though there is no assurance, by December 31, 1998. The Company has contacted all other material vendors and suppliers regarding their Year 2000 state of readiness. Each of these third parties has delivered written assurance to the Company that they expect to be Year 2000 compliant prior to the Year 2000. The Company is in the process of contacting all material customers and non-information technology suppliers (i.e., utility systems, telephone systems and security systems) regarding their Year 2000 state of readiness. The Renovation phase is targeted for completion by December 31, 1998. The Validation phase involves testing of changes to hardware and software, accompanied by monitoring and testing with vendors. The Validation Phase is targeted for completion by June 30, 1999. The Implementation Phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going-forward basis. The Implementation Phase is targeted for completion by September 30, 1999.

Costs will be incurred due to the replacement of non-compliant teller hardware and software. The Company does not anticipate that the related overall costs will be material in any single year. In total, the Company estimates that its cost for compliance will amount to approximately $100,000 over the two year period from 1998-1999, of which approximately $25,000 was incurred as of July 31, 1998. No assurance can be given that the Year 2000 Compliance Plan will be completed successfully by the Year 2000, in which event the Company could incur significant costs. If the External Provider is unable to resolve the potential problem in time, the Company would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company.

Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the companies External Provider, testing plans, and all vendors, suppliers and customer readiness.

IMPACT OF INFLATION AND CHANGING PRICES

Unlike most industrial companies, substantially all the assets of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.
Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT



Lakeview Financial Corp. and Subsidiaries
Consolidated Balance Sheets
As of July 31, 1997 and 1998

                                                                                          1997                              1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (Dollars in thousands)
Assets
Cash on hand and in banks.......................................................        $   5,399                         $  8,773

Federal Funds sold (note 12)....................................................                -                           39,900
----------------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents.................................................            5,399                           48,673
Investment securities held to maturity, market value of $41,935
   and $83,109 at July 31, 1997 and 1998, respectively (note 3).................           42,682                           83,831
Securities available for sale (notes 4 and 12)..................................          105,592                           37,867
Mortgage-backed securities held to maturity, market value of $102,345
   and $101,798 at July 31, 1997 and 1998, respectively (notes 5 and 12)........          102,249                          101,771
Loans receivable, net (notes 6, 7 and 12).......................................          224,564                          286,869
Real estate owned, net (note 8).................................................            1,929                              505
Federal Home Loan Bank of New York Stock, at cost (note 12).....................            3,550                            4,626
Accrued interest receivable (note 9)............................................            3,476                            3,068
Office properties and equipment, net (note 10)..................................            4,028                            4,623
Excess of cost over fair value of net assets acquired, net (note 2).............            8,856                           18,643
Other assets....................................................................            3,557                            3,380
----------------------------------------------------------------------------------------------------------------------------------
  Total assets..................................................................        $ 505,882                         $593,856
==================================================================================================================================

Liabilities and Stockholders' Equity
Deposits (note 11)..............................................................          370,787                          456,880
Borrowings (note 12)............................................................           61,250                           64,928
Borrowings - Employee Stock Ownership Plan (ESOP) (note 15) ....................            2,354                            8,783
Advance payments by borrowers for taxes and insurance...........................            2,259                            2,934
Net deferred tax liability (note 13)............................................            6,094                               17
Other liabilities...............................................................            1,329                            3,707
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities.............................................................          444,073                          537,249

Common stock - $2.00 par value;  authorized  10,000,000
   shares, issued 6,441,504 shares and outstanding 4,509,054
   and 4,880,268 shares at July 31, 1997 and 1998...............................            6,441                           12,883
Additional paid-in capital......................................................           33,188                           30,905
Retained income.................................................................           28,617                           30,500
Treasury stock at cost, 1,932,450 and 1,561,236 shares at
   July 31, 1997 and 1998 (note 18).............................................          (17,358)                         (13,343)
Unrealized gain on securities available for sale, net of tax....................           14,458                            5,306
Unallocated ESOP shares.........................................................           (2,407)                          (8,893)
Unallocated Management Stock Bonus Plan (MSBP) shares...........................           (1,130)                            (751)
----------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity (notes 13, 15, 17 and 18) ........................           61,809                           56,607
Commitments and contingencies (notes 7 and 16)
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity....................................        $ 505,882                         $593,856
==================================================================================================================================

          See accompanying notes to consolidated financial statements.

Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Income
Years ended July 31, 1996, 1997 and 1998

                                                                                   1996           1997           1998
------------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in thousands, except share data)
Interest income:
  Loans receivable.......................................................     $     14,131    $   16,841     $    22,351
  Mortgage-backed securities held to maturity............................            9,605         7,319           6,443
  Investment securities held to maturity and federal funds...............            3,004         3,426           5,111
  Securities available for sale..........................................            4,232         5,256           3,472
------------------------------------------------------------------------------------------------------------------------
  Total interest income..................................................           30,972        32,842          37,377
------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits (note 11).....................................................           14,064        13,988          15,335
  Borrowings.............................................................            2,486         3,330           4,467
------------------------------------------------------------------------------------------------------------------------
  Total interest expense.................................................           16,550        17,318          19,802
------------------------------------------------------------------------------------------------------------------------
  Net interest income....................................................           14,422        15,524          17,575

   Provision for loan losses (note 7)....................................              664           961           1,500
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses......................           13,758        14,563          16,075
------------------------------------------------------------------------------------------------------------------------
Other income:
  Loan fees and service charges..........................................            1,153         1,193           1,487
  Net realized gains on sales of securities (note 4).....................            2,769         4,788           8,191
  Gains on sales of loans originated for sale............................              247         1,172           1,544
  Other operating income (note 6)........................................            2,861           949             590
------------------------------------------------------------------------------------------------------------------------
  Total other income.....................................................            7,030         8,102          11,812
------------------------------------------------------------------------------------------------------------------------
Other Expenses:
  Compensation and employee benefits (notes 14 and 15)...................            4,649         5,708           6,615
  Office occupancy and equipment expense (note 10).......................              871           932             984
  Net loss on real estate owned (note 8).................................              921           206             290
  Other operating expenses...............................................            3,107         2,770           3,315
  SAIF recapitalization assessment (note 21).............................                -         2,219               -
  Amortization of the excess of cost over fair value of net
  assets acquired (note 2)...............................................            1,320         1,320           1,648
------------------------------------------------------------------------------------------------------------------------
  Total other expenses...................................................           10,868        13,155          12,852
------------------------------------------------------------------------------------------------------------------------
  Income before income taxes.............................................            9,920         9,510          15,035
------------------------------------------------------------------------------------------------------------------------
Income taxes (note 13)
  Current................................................................            4,112         3,836           5,925
  Deferred...............................................................             (466)         (387)           (335)
------------------------------------------------------------------------------------------------------------------------
  Total income taxes.....................................................            3,646         3,449           5,590
------------------------------------------------------------------------------------------------------------------------
  Net income.............................................................     $      6,274    $    6,061     $     9,445
Net income per common share
Basic....................................................................     $       1.22    $     1 49     $      2.51
Diluted..................................................................     $       1.14    $     1.28     $      2.28
Weighted average number of shares
Basic....................................................................        5,122,875     4,080,871       3,759,797
Diluted..................................................................        5,490,546     4,665,542       4,135,006

          See accompanying notes to consolidated financial statements.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows
Years ended July 31, 1996, 1997 and 1998

                                                                           1996             1997              1998
-----------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)

Cash flows from operating activities:
Net income...........................................................   $  6,274          $  6,061          $  9,445
  Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization of the excess of cost over fair
  value of net assets acquired.......................................      1,320             1,320             1,648
  Amortization of discounts and premiums, net........................       (474)             (374)           (2,496)
  Provision for loan losses and real estate owned....................      1,319             1,005             1,558
  Gain on sale of loans..............................................        (10)               (5)                -
  Net (gain) loss on sale of real estate owned.......................        (26)              (48)                3
  Net realized gains on sales of securities..........................     (2,769)           (4,788)           (8,191)
  Gains on sales of loans originated for sale........................       (247)           (1,172)           (1,544)
  Purchases of trading securuties....................................    (15,871)          (20,776)           (25,100)
  Proceeds from sale of trading securities...........................     16,147            21,416             25,311
  Loans originated for sale..........................................     (5,930)          (20,602)           (31,757)
  Proceeds from loans originated for sale............................      6,177            21,774             33,301
  (Increase) decrease in accrued interest receivable.................       (928)              171              1,420
  Net (decrease) increase in deferred loan fees......................        (68)              (34)                 5
  (Increase) decrease in other assets................................       (507)            1,627                353
  Amortization of ESOP shares........................................        313               901                566
  Amortization of MSBP shares........................................        446               482                638
  (Decrease) increase in other liabilities...........................     (2,473)           (3,056)             1,208
  Depreciation expense, net..........................................        287               320                337
-----------------------------------------------------------------------------------------------------     -----------
  Net cash provided by operating activities..........................      2,980             4,222              6,705
-----------------------------------------------------------------------------------------------------     -----------
Cash flows from investing activities:
  Origination of loans...............................................    (40,783)          (78,889)           (62,354)
  Principal payments on loans........................................     20,367            19,657             41,952
  Purchase of loans..................................................     (2,687)           (3,976)           (3,214)
  Proceeds from the sale of loans....................................        925               410                 -
  Net increase in office properties and equipment....................       (171)             (166)             (286)
  Principal payments on mortgage-backed securities
  held to maturity...................................................     25,230            19,382             23,304
  Purchases of mortgage-backed securities
  held to maturity...................................................     (2,773)                -             (5,983)
  Maturities and calls of securities held to maturity................     41,096             7,000             40,444
  Purchase of investment securities held to maturity.................   (107,027)           (8,812)           (45,123)
  Proceeds from sale of securities available for sale................     37,441             51,894            83,420
  Purchases of securities available for sale.........................    (34,163)           (34,873)          (69,821)
  Proceeds from maturity of securities available for sale............     18,319              3,000            45,968
  Principle payments on securities available for sale................      1,534              1,785             2,063
  Purchases of Federal Home Loan Bank Stock..........................          -               (963)             (500)

                                                                     (continued)
18

Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows
Years ended July 31, 1996, 1997 and 1998 continued


                                                                           1996          1997          1998
------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Cash flows from investing activities, cont.:
  Payment for purchase of Westwood Financial
  Corporation, net of cash acquired................................     $      -       $      -     $  5,724
Proceeds from sale of real estate owned............................        1,645            593        1,659
------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by  investing activities.............      (41,047)       (23,958)      57,253
------------------------------------------------------------------------------------------------------------
  Cash flows from financing activities:
  Increase (decrease) in deposits..................................       10,757         16,541       (4,685)
  Increase in borrowings...........................................       34,863          8,882          107
  Increase in advance payments by borrowers
  for taxes and insurance..........................................          211            547          674
  Purchase of treasury stock.......................................       (6,685)        (6,703)     (11,389)
  Exercise of stock options........................................            -              -        2,121
  Sale of common stock by ESOP.....................................            -              -        2,334
  Purchase of shares by ESOP.......................................       (1,616)          (447)      (9,001)
  Cash dividends paid..............................................         (582)          (587)        (845)
------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities..............       36,948         18,233      (20,684)
------------------------------------------------------------------------------------------------------------
  Net (decrease) increase in cash and cash equivalents.............       (1,119)        (1,503)       43,274
Cash and cash equivalents at beginning of year.....................        8,021          6,902         5,399
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year...........................     $  6,902       $  5,399      $ 48,673
------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
Interest...........................................................       16,541         17,688        19,112
Income taxes.......................................................        4,768          1,735         4,714
Supplemental disclosure of noncash investing
and financing activities:
Transfer of loans receivable to real estate owned..................          331            732           295
Charge-off of loans receivable.....................................          429            699           987
Charge-off of real estate owned....................................          654             44            58
Transfer of investment securities held to maturity
to securities available for sale...................................       80,858              -             -
Transfer of mortgage-backed securities held to maturity
to securities available for sale...................................       31,747              -             -
Transfer of restricted equity securities to securities
available for sale.................................................            -          7,806             -

          See accompanying notes to consolidated financial statements.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT



Lakeview Financial Corp. and Subsidiaries
Consolidated Statements of Stockholders' Equity
Years ended July 31, 1996, 1997 and 1998

--------------------------------------------------------------------------------------------------------------------------------
                                                                                    Number                          Additional
                                                                                   of common         Common           paid-in
                                                                                    shares            stock           capital
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1995.....................................................     4,804,904           $ 5,324           $21,734
Net income...................................................................             -                 -                -
Cash dividend ($.11 per share)...............................................             -                 -                -
Stock dividend (10%).........................................................       370,486               532            4,158
Purchase of treasury stock...................................................      (643,982)                -                -
Common stock acquired by ESOP................................................             -                 -                -
Amortization of ESOP shares..................................................             -                 -              169
Amortization of MSBP shares..................................................             -                 -              126
Change in unrealized loss on securities available for sale, net of tax.......             -                 -                -
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1996.....................................................     4,531,408           $ 5,856          $26,187
--------------------------------------------------------------------------------------------------------------------------------
Net income...................................................................             -                 -                -
Cash dividend ($.12 per share)...............................................             -                 -                -
Stock dividend (10%).........................................................      (497,586)              585            6,256
Purchase of treasury stock...................................................       475,232                 -                -
Common stock acquired by ESOP................................................             -                 -                -
Amortization of ESOP shares..................................................             -                 -              554
Amortization of MSBP shares..................................................             -                 -              191
Change in unrealized gain on securities available for sale, net of tax.......             -                 -                -
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1997.....................................................     4,509,054           $  6,441        $ 33,188
--------------------------------------------------------------------------------------------------------------------------------
Net income...................................................................             -                  -               -
Cash dividend ($.19 per share)...............................................             -                  -               -
Restatement of par value of common stock.....................................             -              6,442          (6,442)
Purchase of treasury stock...................................................      (489,053)                 -               -
Common stock acquired by ESOP................................................             -                  -               -
Sale of stock by ESOP........................................................             -                  -               -
Amortization of ESOP shares..................................................             -                  -             385
Amortization of MSBP shares..................................................             -                  -             259
Change in unrealized gain on securities available for sale, net of tax.......             -                  -               -
Exercise of stock options....................................................       458,924                  -               -
Reissuance of treasury stock in connection with acquisition..................       401,343                  -           3,515
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1998.....................................................     4,880,268            $12,883         $30,905
--------------------------------------------------------------------------------------------------------------------------------

                                                  Unrealized gain          Unallocated        Unallocated        Total
         Retained              Treasury        (loss) on securities            ESOP              MSBP        stockholders'
          income                 stock          available for sale           shares             shares          equity
---------------------------------------------------------------------------------------------------------------------------
   (Dollars in thousands)
         $ 28,982               $  (3,970)         $    (55)                 $   (835)          $(1,740)          $ 49,440
            6,274                       -                 -                         -                 -              6,274
             (582)                      -                 -                         -                 -               (582)
           (4,690)                      -                 -                         -                 -                  -
                -                  (6,685)                -                         -                 -             (6,685)
                -                       -                 -                    (1,616)                -             (1,616)
                -                       -                 -                       144                 -                313
                -                       -                 -                         -               320                446
                -                       -            (1,830)                        -                 -             (1,830)
---------------------------------------------------------------------------------------------------------------------------
         $ 29,984               $ (10,665)         $ (1,885)                  $(2,307)          $(1,420)          $ 45,760
---------------------------------------------------------------------------------------------------------------------------
            6,061                       -                 -                         -                 -              6,061
             (587)                      -                 -                         -                 -               (587)
           (6,841)                      -                 -                         -                 -                  -
                -                  (6,703)                -                         -                 -             (6,703)

                -                       -                 -                      (447)                -               (447)
                -                       -                 -                       347                 -                901
                -                       -                 -                         -               290                481

                -                       -            16,343                         -                 -             16,343
---------------------------------------------------------------------------------------------------------------------------
         $ 28,617               $ (17,358)          $14,458                   $(2,407)          $(1,130)          $ 61,809
---------------------------------------------------------------------------------------------------------------------------
            9,445                       -                 -                         -                 -              9,445
             (845)                      -                 -                         -                 -               (845)
                -                       -                 -                         -                 -                  -
                -                 (11,389)                -                         -                 -            (11,389)
                -                       -                 -                    (9,001)                -             (9,001)
                -                       -                 -                     2,334                 -              2,334
                -                       -                 -                       181                 -                566
                -                       -                 -                         -               379                638
                -                       -            (9,152)                        -                 -             (9,152)
           (6,717)                  8,839                 -                         -                 -              2,122
                -                   6,565                 -                         -                 -             10,080
---------------------------------------------------------------------------------------------------------------------------
          $30,500               $ (13,343)           $5,306                   $(8,893)           $ (751)          $ 56,607
----------------------------------------------------------------------------------------------------------------------------


           See accompanying notes to consolidated financial statements

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Lakeview Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements
July 31, 1997 and 1998

Note 1
Summary of Significant Accounting Policies

The following items comprise the significant accounting policies which Lakeview Financial Corp. and Subsidiaries ("Lakeview") used in preparing and presenting these consolidated financial statements:

Business:

Lakeview provides a full range of retail banking services through its branches in Passaic and Bergen Counties, New Jersey. Lakeview is subject to competition from other financial institutions. Lakeview is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in settlement of loans. It is management's judgment that the allowance for loan and real estate losses are adequate to provide for potential loan and real estate losses.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of Lakeview Financial Corp. and its wholly owned subsidiaries, Lakeview Savings Bank (Bank), LVS, Inc. (LVS), Lakeview Investment Services Inc. (LISI), North Properties, Inc. (North Properties), Branchview, Inc. (Branchview), and Lakeview Credit Card Services, Inc. (LCCS), and its 90% owned subsidiary Lakeview Mortgage Depot, Inc. (LMD). LVS is currently inactive. All significant inter-company accounts and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation:

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets, and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates and assumptions.

Cash and Cash Equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and in banks and federal funds sold.

Investment and Mortgage-Backed Securities:

The Bank classifies debt, readily-marketable equity and mortgage-backed securities in one of the following categories (i) "held to maturity" (management has a positive intent and ability to hold to maturity), which are to be reported at amortized cost; (ii) "trading" (held for current resale), which are to be reported at fair value with unrealized gains and losses included in earnings and
(iii) "available-for-sale" (all other debt, readily marketable equity and mortgage-backed securities), which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of income tax, as a separate component of equity.

In November 1995, the Financial Accounting Standards Board ("FASB") issued "Special Report - "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt Equity Securities," within which there was offered transition guidance permitting an enterprise to reassess the appropriateness of the classifications of all of its securities before December 31, 1995. The Bank reassessed its classifications, and on December 31, 1995, transferred $112.6 million in amortized cost of investment and mortgage-backed securities to the available for sale classification. The related net unrealized gain after tax effect as of the date of transfer was $157,000.

Premiums and discounts on debt and mortgage-backed securities are amortized to expense and accreted to income, respectively over the estimated life of the security using a method that approximates the level yield method.

Gains and losses on the sale of securities are based upon the amortized cost of the security using the specific identification method.

Loans:

Loans are stated at principal amounts outstanding, net of unearned discount and net deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned.

Certain direct costs associated with the loan origination process are netted against origination fees received, with the net resulting amount accreted over the estimated lives of the loan using the level-yield method as an adjustment to the loan's yield.

Loans are generally placed on nonaccrual status when a loan becomes more than 90 days past due or it appears that interest is uncollectible. Previously accrued and unpaid interest is reversed when a loan is placed on nonaccrual status. Interest income on nonaccrual loans is recognized only in the period in which it is ultimately collected. After principal and interest payments have been brought current and future collectibility is reasonably assured, loans are returned to accrual status.

The Bank defines the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

Income recognition policies for impaired loans are the same as non-accrual loans. Gains and losses on loan sales are recorded using the specific identification method.

Real Estate Owned:

Real estate owned, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of estimated fair value as determined by current appraisals, less estimated disposition costs or the balance of the loan on the property at date of acquisition. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding property are charged to expense. Losses are charged to operations as incurred or when it is determined that the investment in real estate owned is greater than its estimated net realizable value.

Allowances For Loan Losses And Real Estate Owned:

The allowances for loan losses and real estate owned are based on management's evaluations of the adequacy of the allowances based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Additions are made to the allowances through periodic provisions which are charged to earnings. All losses of principal are charged to the allowances when the loss actually occurs or when a determination is made that a loss is probable.

Federal  Home Loan Bank of New York  Stock:

The Bank, as a member of the Federal Home Loan Bank of New York ("FHLB"), is required to hold shares of capital stock in the FHLB of New York in an amount equal to 1% of the Bank's outstanding balance of residential mortgage loans or 5% of its outstanding advances from the FHLB of New York, whichever is greater.

Office Properties and Equipment:

Premises, furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method. Premises, furniture and equipment are depreciated over the estimated useful life of the assets, except for leasehold improvements, which are amortized over the term of the lease or the estimated useful life of the asset, if shorter. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment.

Expenditures for maintenance and repairs are expensed as incurred. The costs of major renewals and improvements are capitalized. Premises and major items of furniture and equipment are removed from the property accounts upon disposition at their carrying amount, and gains or losses on such transactions are included in other income or expense.

Excess of Cost Over Fair Value of Net Assets Acquired:

The excess of cost over fair value of net assets acquired is amortized to expense over the expected life of the acquired assets using the straight-line method. Core deposit studies regarding the retention of the deposits acquired are performed by the Bank on an annual basis. After reviewing the results of the core deposit studies, a write-down of the core deposit premium may be recognized if the current balance of the core deposit premium is overstated.

Stock Option Plans:

Lakeview applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No.25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plans.

Income Taxes:

Lakeview accounts for income taxes through recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be settled (see Note 13).

Net Income Per Share:

Basic net income per share is computed based upon income available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted net income per share is calculated based on net income available to common stockholders divided by the average weighted shares outstanding including common stock equivalents utilizing the treasury stock method.

The following reconciles the weighted average number of common shares outstanding used to calculate basic and diluted net income per share. The weighted average number of shares has been adjusted for all stock dividends and splits.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT




                                               1996              1997                  1998
------------------------------------------------------------------------------------------------
Weighted Average Number of Common Shares
Outstanding - Basic                         5,122,875           4,080,871           3,759,797
Effect of Dilutive Securities:
Qualified Stock Options                       199,291             320,020             117,678
Non-Qualified Stock Options                   103,986             203,952             252,332
MSBP Shares                                    64,394              50,699               5,199
Weighted Average Number of Common Shares
Outstanding - Diluted                       5,490,546           4,665,542           4,135,006
------------------------------------------------------------------------------------------------

Reclassifications:

Certain reclassifications have been made to the 1996 and 1997 amounts to conform to the 1998 presentation.

Note 2
Acquisitions:

On February 27, 1998, Lakeview acquired Westwood Financial Corporation ("Westwood"), a New Jersey Savings Bank, in a transaction accounted for under the purchase method of accounting. At February 27, 1998, Westwood had total assets of $100.2 million (primarily investments of $34.4 million, mortgage-backed securities of $16.7 million and loans of $40.4 million) and deposits and stockholder's equity of $89.6 million and $8.1 million, respectively. Lakeview paid $10.6 million in cash and issued 401,343 shares of stock for a value of $10.1 million resulting in goodwill of $10.4 million. Goodwill is being amortized on a straight-line basis over a 15 year period. Total amortization charged to date amounts to $289,000 for the year ended July 31, 1998. The July 31, 1998 consolidated financial statements of Lakeview include the assets, liabilities and results of operations of Westwood since the acquisition date.

The following supplemental schedule presents the pro forma results of operations for 1997 and 1998 as though the companies had combined at the beginning of 1997 and 1998, after giving effect to certain adjustments, including amortization of goodwill. The pro forma results of operations do not necessarily reflect the results of operations that would have occurred had Lakeview and Westwood constituted a single entity during such periods.

                                                   Years ended July 31,
                                                1997                 1998
-----------------------------------------------------------------------------
                                                      (Unaudited)
                                        (Dollars in thousands except share data)
Net interest income......................      $18,092              $ 18,824
Net income...............................        5,475                 9,122
Earnings per share
  Basic .................................      $  1.16              $   2.21
  Diluted................................      $  1.03              $   2.02

On April 22, 1994, the Bank acquired certain assets and assumed certain liabilities of Prospect Park Federal Savings Bank, a failed savings bank, from the Resolution Trust Corporation. The excess of cost over the fair value of the net assets acquired amounted to $12.4 million and is being amortized on a straight-line basis over ten years. Total amortization charged to date amounts to $5.4 million at July 31, 1998. The Bank also had a core deposit premium of $1.1 million from a prior acquisition which is being amortized on a straight line basis over 15 years, which has total amortization of $621,000 at July 31, 1998.

Note 3
Investment Securities Held to Maturity:

The amortized cost and estimated market values of investment securities held to maturity as of July 31, 1997 and 1998 are as follows (in thousands)

                                                  Gross           Gross         Estimated
                                Amortized       unrealized      unrealized        market
                                   cost           gains           losses           value
----------------------------------------------------------------------------------------
July 31, 1997:
FHLB structured notes..........  $22,574        $       2        $  (562)        $22,014
FHLMC structured notes.........   14,108               11           (173)         13,946
FNMA structured notes..........    6,000               21            (46)          5,975
----------------------------------------------------------------------------------------

                                 $42,682        $      34        $  (781)         41,935
----------------------------------------------------------------------------------------


July 31, 1998:
FHLB structured notes..........  $44,122        $     134        $  (480)        $43,776
FHLMC structured notes.........   31,830              161           (512)         31,479
FFCB structured notes..........    1,000                3              -           1,003
US treasury structured notes...      500                2              -             502
Municipal bonds................    1,866                4              -           1,870
FNMA structured notes..........    4,513                -            (34)          4,479
----------------------------------------------------------------------------------------

                                 $83,831        $     304        $(1,027)        $83,109
----------------------------------------------------------------------------------------

The yield on the structured notes increases periodically over the five or ten year term of the security. However, the issuer has the option to repay these securities as the yield adjusts.

The amortized cost and estimated market values of investment securities held to maturity at July 31, 1998, by contractual maturity, are shown below (in thousands):

                                                                 Estimated
                                                Amortized          market
                                                  cost             value
--------------------------------------------------------------------------
Due in one year or less....................     $  4,959          $ 4,962
Due after one year through five years......        1,907            1,918
Due after five years through ten years.....       22,000           22,174
Due after ten years........................       54,965           54,055
--------------------------------------------------------------------------
                                                $ 83,831          $83,109
--------------------------------------------------------------------------

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Note 4
Securities Available for Sale:

The amortized cost and estimated market values of securities available for sale at July 31, 1997 and 1998 are as follows (in thousands):

                                                       Gross        Gross      Estimated
                                         Amortized   unrealized   unrealized    market
                                            cost       gains        losses      value
---------------------------------------------------------------------------------------
July 31, 1997:
U.S. Agency Securities...............    $ 48,931    $      9       $(159)     $ 48,781
GNMA Mortgage-backed Securities......       3,980         212           -         4,192
FNMA/FHLMC/REMICs....................       1,440          55          (6)        1,489
Private Issue REMICs.................       9,378           -         (94)        9,284
Equity Securities....................      19,406      22,700        (260)       41,846
---------------------------------------------------------------------------------------
                                         $ 83,135      22,976       $(519)     $105,592
---------------------------------------------------------------------------------------

July 31, 1998:
U.S. Agency Securities...............    $  3,000     $     -       $  (5)      $ 2,995
GNMA Mortgage-backed Securities......       3,177         175           -         3,352
FNMA/FHLMC/REMICs....................         980          58           -         1,038
Private issue REMICs.................       8,639          11         (30)        8,620
Equity Securities....................      13,787       8,410        (335)       21,862
---------------------------------------------------------------------------------------
                                         $ 29,583     $ 8,654       $(370)      $37,867
---------------------------------------------------------------------------------------

The amortized cost and estimated market values of debt securities available for sale at July 31, 1998, by contractual maturity, are shown below (in thousands):

                                                          Estimated
                                             Amortized      market
                                                cost        value
----------------------------------------------------------------------
Due in one year or less...............       $  3,000     $  2,995
Due after ten years...................         12,796       13,010
----------------------------------------------------------------------
                                             $ 15,796     $ 16,005
----------------------------------------------------------------------

During the years ended July 31, 1996, 1997, and 1998, proceeds from sale of securities available for sale amounted to $37.4 million, $51.9 million, and $83.4 million, respectively, resulting in gross gains of $2.5 million, $4.1 million, and $8.0 million, respectively.

During the years ended July 31, 1996, 1997, and 1998, proceeds from sale of trading securities amounted to $16.1 million, $21.4 million, and $25.3 million, respectively, resulting in gross gains of $276,000, $640,000 and $211,000, respectively.

Note 5
Mortgage-Backed Securities Held to Maturity

The amortized cost and estimated market values of mortgage-backed securities held to maturity at July 31, 1997 and 1998 are as follows (in thousands):

                                        Gross          Gross    Estimated
                         Amortized   unrealized     unrealized    market
                           cost         gains         losses      value
------------------------------------------------------------------------
July 31, 1997:
FHLMC................   $ 40,306      $    424      $   (396)   $ 40,334
FNMA.................     32,149           558          (156)     32,551
FNMA/FHLMC/REMICs....     29,794           285          (619)     29,460
------------------------------------------------------------------------
                        $102,249      $  1,267      $ (1,171)   $102,345
------------------------------------------------------------------------

July 31, 1998:
GNMA.................   $  7,122      $    153      $      -       7,275
FHLMC................     34,001           351          (126)     34,226
FNMA.................     26,843           276           (31)     27,088
FNMA/FHLMC/REMICs....     33,805           246          (842)     33,209
------------------------------------------------------------------------
                        $101,771      $  1,026      $   (999)   $101,798
------------------------------------------------------------------------

The amortized cost and market value of mortgage-backed securities held to maturity at July 31, 1998, are shown below by contractual maturity. The expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties (in thousands).

                                                                  Estimated
                                                  Amortized         market
                                                     cost           value
-----------------------------------------------------------------------------
Due in one year or less........................  $   8,887       $     11,914
Due after one year through five years..........     25,127             22,145
Due after five years through ten years.........     13,934             13,934
Due after ten years............................     53,823             53,805
-----------------------------------------------------------------------------
                                                 $ 101,771       $    101,798
-----------------------------------------------------------------------------

Note 6
Investments Held By Subsidiary

On February 6, 1995, Branchview sold a majority of the assets of Residential Money Centers ("RMC"), a residential mortgage company which originates and sells mortgages in the secondary market, to an unrelated third party for a gain of $3.8 million, of which $3.4 million was recorded as a gain in 1995 and is reflected in other operating income. In July 1995, Branchview purchased the remaining partnership interest of RMC, for $1.5 million, and became the sole owner of RMC. RMC owned a 9.09% limited partnership interest in Industry Mortgage Company, L.P. ("IMC").

IMC is a specialized consumer finance company engaged in purchasing, originating, servicing and selling home equity loans secured primarily by first liens on one-to-four family residential properties.

On June 25, 1996, IMC completed a reorganization plan whereby the limited partners received restricted common stock in exchange for their partnership interest in connection with a public offering of unrestricted common stock. Immediately prior to the reorganization, Branchview purchased a limited partner's half share interest in IMC for $4.8 million. As a result of the reorganization, Branchview received 830,928 shares of restricted common stock in exchange for its limited partnership interest. The offering price of the common stock was $18.00 per share. Included in other income in 1996 is approximately $2.3 million representing Lakeview's share of partnership earnings in IMC prior to its reorganization.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


On February 13, 1997, IMC paid a 2 for 1 stock split raising Branchview's share total to 1,661,856 shares at July 31, 1997, with a then current price of $18 per share for a total market value of $29.9 million. During 1997, Lakeview purchased an additional 40,000 shares of IMC stock for $586,000. The underwriters of the secondary public offering requested a lock up period which stated that no restricted Shareholders may dispose of any shares under SEC Rule 144 for 90 days following the closing date of the offering (July 23, 1997). No restricted shareholder was permitted to dispose of more than 8% of that shareholder's holdings of common stock in any calendar month, essentially eliminating restrictions on the sale of stock beyond one year. As a result of the change in the restriction, at July 31, 1997, Lakeview transferred the IMC shares of stock with a cost of $8.4 million into Securities Available for Sale with a market value of $30.6 million.

At July 31, 1998, the market value of the IMC stock, based on the quoted market price per share, was $16.6 million, resulting in an unrealized gain, net of tax, of $5.3 million, which is included in Stockholders' Equity.

On January 12, 1996, Lakeview granted a unsecured line of credit to IMC for $7 million with an interest rate of 10%. As of July 31, 1998, $6.8 million was outstanding. For the fiscal year ended July 31, 1998, interest income on this line of credit amounted to $689,000.

Note 7
Loans Receivable, Net

A comparative summary of loans receivable at July 31, 1997 and 1998 is as follows (in thousands):

                                     1997             1998
-----------------------------------------------------------
Loan balances by type:
Real estate...................... $216,896         $272,203
Construction.....................      377            2,097
Consumer.........................    1,914            3,508
Commercial.......................    8,982           14,186
-----------------------------------------------------------
                                   228,169          291,994
-----------------------------------------------------------
Less:
Allowance for loan losses........    3,411            4,478
Loans in process.................        -              448
Net deferred loan fees...........      194              199
-----------------------------------------------------------
                                  $224,564         $286,869
-----------------------------------------------------------

The Bank serviced loans for others in the approximate amount of $13.8 million, $14.5 million and $11.3 million at July 31, 1996, 1997 and 1998, respectively.

A comparative summary of non-accrual loans at July 31, 1997 and 1998 is as follows (dollars in thousands):

                                                            1997          1998
-------------------------------------------------------------------------------------
                                                         No.   Amount   No.   Amount
-------------------------------------------------------------------------------------
Non-accrual loans....................................     46   $3,811   39   $2,794
Percentage of non-accrual loans to total loans, net..            1.7%          1.0%
-------------------------------------------------------------------------------------

An analysis of the allowance for loan losses for the years ended July 31, 1996, 1997 and 1998 is as follows (in thousands):

                                                   1996        1997       1998
--------------------------------------------------------------------------------
Balance at beginning of year..................... $2,535      $3,073    $3,411
Provision for loan losses........................    664         961     1,500
Charge-offs......................................   (429)       (699)     (987)
Recoveries.......................................    303          76       126
Acquired from Westwood...........................      -           -       428
--------------------------------------------------------------------------------
Balance at end of year........................... $3,073      $3,411    $4,478
--------------------------------------------------------------------------------

For the years ended July 31, 1996, 1997 and 1998, additional interest income before taxes amounting to approximately $201,000, $256,000, and $242,000, respectively, would have been recognized if interest on non-accrual loans had been recorded based on original terms.

The Bank had $650,000 and $910,000 of impaired loans at July 31, 1997 and 1998, respectively. These loans had an allowance for loan loss of $76,000 and $168,000, at July 31, 1997 and 1998, respectively. The average balance of the impaired loans for 1996, 1997 and 1998 was $574,000, $471,000 and $558,000,
respectively. Interest income recognized on the impaired loans for 1996, 1997 and 1998 amounted to $25,000, $38,000 and $0, respectively.

The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but primarily includes residential properties. Outstanding loan commitments, at July 31, 1997 and 1998 amounted to $6.1 million and $5.3 million, respectively. At July 31, 1998, adjustable rate loan commitments amounted to $4.7 million and fixed rate loan commitment amounted to $669,000.

Note 8
Real Estate Owned, Net

Activity in the allowance for losses on real estate owned for the years ended July 31, 1996, 1997 and 1998 is as follows (in thousands):

                                                               1996         1997        1998
----------------------------------------------------------------------------------------------------
Balance at beginning of year................................   $   -          $   -       $  -
Provision charged to operations.............................     654             44         58
Charge-offs, net............................................    (654)           (44)       (58)
----------------------------------------------------------------------------------------------------
Balance at end of year......................................   $   -          $   -       $  -
----------------------------------------------------------------------------------------------------

Net loss on real estate owned activities for the years ended July 31, 1996, 1997 and 1998 consists of the following (in thousands):


                                                                  1996         1997        1998
------------------------------------------------------------------------------------------------
Provision for real estate owned losses.......................   $654           $ 44        $58
Net loss on sale of real estate owned and related expenses...    267            162        232
-----------------------------------------------------------------------------------------------
                                                                $921           $206      $ 290
-----------------------------------------------------------------------------------------------

Note 9
Accrued Interest Receivable

Accrued interest receivable at July 31, 1997 and 1998, respectively, is summarized as follows (in thousands):


                                                            1997            1998
--------------------------------------------------------------------------------
Investment securities held to maturity.................   $  908         $  681
Securities available for sale..........................      630            107
Mortgage-backed securities held to maturity............      555            546
Loans receivable, net..................................    1,383          1,734
--------------------------------------------------------------------------------
                                                           3,476         $3,068
--------------------------------------------------------------------------------

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


Note 10
Office  Properties and Equipment,  net

Office properties and equipment, net, at July 31, 1997 and 1998 consists of the following (in thousands):

                                                  1997           1998
--------------------------------------------------------------------------------
Land..........................................   $  793         $  926
Building and building improvements............    3,636          4,156
Furniture and equipment.......................      986          1,246
Automobiles...................................       99            101
--------------------------------------------------------------------------------
                                                  5,514          6,429
--------------------------------------------------------------------------------
Less accumulated depreciation.................    1,486          1,806
--------------------------------------------------------------------------------
                                                 $4,028         $4,623
--------------------------------------------------------------------------------

Office occupancy and equipment expense includes rentals for premises and equipment of $177,000, $187,000 and $199,000 for the years ended July 31, 1996, 1997 and 1998, respectively.

Note 11
Deposits

Deposit balances at July 31, 1997 and 1998 are summarized as follows (dollars in thousands):

                                               1997                                  1998
--------------------------------------------------------------------------------------------------------------------
                              Interest   Weighted                %       Interest   Weighted                  %
                                Rate      average               of         Rate      Average                   of
                               Ranges      rate       Amount    Total     Ranges      Rate       Amount      Total
--------------------------------------------------------------------------------------------------------------------
NOW accounts, DDA and
money market deposits......      0-2.35%    1.67%    $ 79,150   21.35       0-2.35%    1.38%     $101,015     22.11
Savings deposits...........      0-2.55     2.38       75,966   20.48       0-2.85%    2.24        93,213     20.40
Certificates of deposit....   2.40-8.15     5.17      215,671   58.17    2.40-8.15     5.31       262,652     57.49
---------------------------------------------------------------------------------------------------------------------
                                                     $370,787  100.00                            $456,880    100.00
---------------------------------------------------------------------------------------------------------------------

Certificates of deposit greater than $100,000 total approximately $24.0 million and $30.6 million at July 31, 1997 and 1998, respectively.

The contractual maturities of certificates of deposit at July 31, 1997 and 1998 are as follows (in thousands):

                                                                    1997           1998
---------------------------------------------------------------------------------------------------------------------
Within one year.................................                 $189,026       $239,069
One to two years................................                   18,836         17,474
Two to three years..............................                    5,208          4,595
Three to four years.............................                    2,155            554
Four to five years..............................                      306            859
Thereafter......................................                      140            101
---------------------------------------------------------------------------------------------------------------------
                                                                 $215,671       $262,652
---------------------------------------------------------------------------------------------------------------------

Interest expense on deposits for the years ended July 31, 1996, 1997 and 1998 consists of the following (in thousands):

                                                                           1996         1997        1998
----------------------------------------------------------------------------------------------------------
Certificates of deposit............................                      $10,881      $10,909     $12,103
Passbook and club accounts.........................                        2,385        2,262       2,322
NOW and money market accounts......................                          798          817         910
----------------------------------------------------------------------------------------------------------
                                                                         $14,064      $13,988     $15,335
----------------------------------------------------------------------------------------------------------

Note 12
Borrowings

Borrowings at July 31, 1997 and 1998 consist of the following (in thousands):

                                                                                         Interest
                                                                     1997      1998        Rate        Maturity
----------------------------------------------------------------------------------------------------------------
FHLB of New York Advance..............................           $17,000     $    -        5.85%    Aug. 7, 1997
FHLB of New York Advance..............................            22,000          -        6.00    Sept. 2, 1997
FHLB of New York Line of Credit.......................            20,250          -        6.13     Aug. 1, 1997
Line of Credit........................................             2,000          -        8.00     Aug. 1, 1996
FHLB of New York Advance..............................                 -     10,000        5.96     Nov.25, 1998
FHLB of New York Advance..............................                 -     10,000        5.43     Nov.17, 2000
FHLB of New York Advance..............................                 -     20,000        5.40     Nov.17, 2000
FHLB of New York Advance..............................                 -      5,000        5.33     June 1, 2005
FHLB of New York Advance..............................                 -     10,000        5.01   March 17, 2008
Lines of Credit.......................................                 -      9,928        8.25     Aug. 3, 1998
----------------------------------------------------------------------------------------------------------------
                                                                 $61,250    $64,928
----------------------------------------------------------------------------------------------------------------

The Bank has a blanket pledge with the FHLB of New York and has pledged all of its stock in the FHLB, federal funds sold, U. S. agency securities, certain qualifying loans, and mortgage-backed securities.

At July 31, 1998, Lakeview had a line of credit with one major national broker/dealer and one commercial bank which totaled $8.6 million and $1.3 million, respectively. During the years ended July 31, 1997 and 1998, the maximum month-end balance of the lines of credits were $2.0 million and $10.7 million, respectively. The average amounts outstanding under the lines of credit during July 31, 1997 and 1998 were $506,000 and $7.0 million. Interest paid on the lines of credit in fiscal 1997 and 1998 was $48,000 and $565,000, respectively.

Note 13
Income Taxes

Income tax expense for the years ended July 31, 1996, 1997 and 1998 is comprised of the following (in thousands):

                                                                           1996          1997          1998
-------------------------------------------------------------------------------------------------------------
Current:
Federal..........................................                        $3,583        $3,467         $5,437
State............................................                           529           369            488
-------------------------------------------------------------------------------------------------------------
                                                                         $4,112        $3,836         $5,925
-------------------------------------------------------------------------------------------------------------
Deferred:
Federal..........................................                          (438)         (355)          (307)
State............................................                           (38)          (32)           (28)
--------------------------------------------------------------------------------------------------------------
                                                                           (466)         (387)          (335)
--------------------------------------------------------------------------------------------------------------
Total income tax expense                                                 $3,646        $3,449         $5,590
--------------------------------------------------------------------------------------------------------------

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


If certain conditions were met, under tax law that existed prior to 1996, thrift institutions, in determining taxable income, were allowed a special bad debt deduction based on a percentage of taxable income before such deduction. Lakeview prepares and files its tax return on a calendar year basis. Lakeview used the experience method in preparing their Federal Income Tax return for calendar year 1995 and 1994. The tax bad debt reserve method was repealed for tax years beginning after 1995. Lakeview must instead use the direct charge-off method to compute its bad debt deduction.

Upon repeal, Lakeview is generally required to recapture into income the portion of its bad debt reserve (other than supplemental reserves) that exceeds its base year (December 31, 1987) reserves. The recapture amount generally will be taken into income ratably (on a straight-line basis) over a six-year period.

Lakeview has not recognized a deferred tax liability of approximately $1.3 million for bad debt reserves for tax purposes which arose in tax years beginning before December 31, 1987 (i.e., base year). A deferred tax liability will be recognized if Lakeview expects that charges to the bad debt reserves, other than the losses on loans or recomputation of bad debt deductions resulting from operating loss carrybacks to prior years, would result in taxable income. Lakeview does not anticipate any such recognition in the foreseeable future.

A reconciliation of expected income tax expense (computed by multiplying the U.S. Federal corporate income tax rate of 34% to income before income taxes) and total income tax expense for the years ended July 31, 1996, 1997 and 1998 is as follows (in thousands):

                                                         1996        1997      1998
-------------------------------------------------------------------------------------
Expected income tax expense...........................   $3,373      $3,233    $5,112
Dividends received deduction..........................      (88)        (56)      (58)
State income taxes, net of Federal tax benefit........      324         222       304
Amortization of the excess of cost over fair
value of net assets acquired .........................       37          50       121
Other.................................................        -           -       111
--------------------------------------------------------------------------------------
Total income tax expense..............................   $3,646      $3,449    $5,590
--------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset (liability) at July 31, 1997 and 1998 are as follows (in thousands):

                                                          1997            1998
--------------------------------------------------------------------------------
Deferred tax assets:
Premium on deposits...................................   $    -         $   419
Management stock bonus plan...........................      172             131
Allowance for loan losses.............................    1,210           1,599
Loan fees.............................................       70              72
Uncollected interest..................................      111             161
Accrued bonus.........................................       76              76
Excess of cost over fair value of net assets acquired.      485             636
Supplemental Executive Retirement Plan expense........       65             135
Other.................................................       26              22
--------------------------------------------------------------------------------
                                                        $ 2,215         $ 3,251
--------------------------------------------------------------------------------
Deferred tax liabilities:
Intangible assets.....................................      193             167
Depreciation expense..................................       94              82
Unrealized gain on securities available for sale......     7,999          2,977
Other.................................................        23             42
--------------------------------------------------------------------------------
 ......................................................     8,309          3,268
Net deferred liability................................   $(6,094)         $ (17)
--------------------------------------------------------------------------------

Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurances about the levels of future earnings.

Note 14
Employee Benefit Plans

Defined Benefit Plan

Lakeview  has  in  effect  a  noncontributory   defined  benefit  plan  covering
substantially all of its employees upon their becoming eligible. The benefits are based on years of service and compensation.

Net pension benefit for the years ended July 31, 1996, 1997 and 1998 includes the following (in thousands):

                                                       1996     1997      1998
--------------------------------------------------------------------------------
Service cost - benefits earned during the period..... $  37    $  62     $  69
Interest cost on projected benefit obligation........    38       46        56
Return (loss) on plan assets.........................   (83)    (414)      582
Net amortization and deferral........................   (45)     296      (741)
--------------------------------------------------------------------------------
Total pension benefit................................ $ (53)   $ (10)    $ (34)
--------------------------------------------------------------------------------

The following table sets forth the plan's funded status at July 31, 1997 and 1998 (in thousands):

                                                               1997       1998
--------------------------------------------------------------------------------
Actuarial present value of obligations - accumulated benefit obligation, including vested benefits of $641 and $771
at July 31, 1997 and 1998, respectively.....................   $  675    $  855
Projected benefit obligation................................      731       935
Plan assets at fair value (primarily equities)..............    1,608       980
Plan assets in excess of projected benefit obligation.......      877        45
Unrecognized net transition obligation......................      (60)      (51)
Unrecognized prior service cost.............................      (37)      (34)
Unrecognized deferred (gain)loss............................     (722)      132
--------------------------------------------------------------------------------
Prepaid pension cost........................................   $   58    $   92
--------------------------------------------------------------------------------

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.50% in fiscal 1997 and 6.00% in fiscal 1998. The assumed long-term rate of return on plan assets was 7.25% in fiscal 1997 and 1998, and the assumed rate of increase in future compensation levels was 5.50% in fiscal 1997 and 5.00% in fiscal 1998.

Supplemental Executive Retirement Plan

During fiscal year 1996, Lakeview implemented a Supplemental Executive Retirement Plan ("SERP"), which provides a post-employment supplemental retirement benefit to the participant's Pension Plans Annual Benefit. The SERP is not a tax-qualified employee benefit plan. The SERP expense was $84,000, $97,000 and $195,000 for the years ended July 31, 1996, 1997 and 1998.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


Note 15
Stock Benefit Plans

Stock Option Plan:

At July 31, 1998, Lakeview has a stock-based compensation plan, which is described below. Lakeview applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost is recognized for its stock option plan. Had compensation cost for Lakeview's stock option plans been determined consistent with Statement of Financial Accounting Standards No. 123 "Stock Based Compensation," (SFAS 123) Lakeview's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                             1996           1997          1998
--------------------------------------------------------------------------------
Net Income                As reported     $6,274           $6,061        $9,445
                          Pro forma        5,951            5,941         9,445
Basic net income          As reported       1.22             1.49          2.51
                          Pro forma         1.16             1.46          2.51
Diluted net income        As reported       1.14             1.28          2.28
                          Pro forma         1.08             1.27          2.28

The fair  value of each  option  is  estimated  on the date of grant  using  the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions  used for grants in 1996 and 1997,  respectively;  dividend yield of
 .75% for both years; expected volatility of 20% for both years; risk-free interest rates of 5.48% and 6.34%. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effect on the pro forma income for future years.

Lakeview adopted a stock option and incentive plan (Option Plan). Pursuant to the Option Plan, stock options may be granted to directors and officers of the Bank. Options granted under the Option Plan may be either options that qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986 (the Code), as amended, or options that do not qualify.

Exercise prices of the options range from $3.76 to $14.75 per share. All options have been adjusted to reflect stock dividends and splits. At July 31, 1998, 501,024 stock options were outstanding, and 458,924 stock options were exercised during this period.

A summary of the status of Lakeview's stock option plans as of July 31, 1996, 1997, and 1998, and changes during the years then ended is presented below:

                                                 Shares under    Weighted - avg.
                                                    option       exercise price
--------------------------------------------------------------------------------
Outstanding at July 31, 1995.....................     723,928        $   3.96
Grant in fiscal year ended July 31, 1996.........     196,020            7.28
--------------------------------------------------------------------------------
Outstanding at July 31, 1996.....................     919,948            4.67
Grant in fiscal year ended July 31, 1997.........      40,000           12.33
--------------------------------------------------------------------------------
Outstanding at July 31, 1997.....................     959,948            4.99
Exercised in fiscal year ended July 31, 1998.....     458,924            4.58
--------------------------------------------------------------------------------
Outstanding at July 31, 1998.....................     501,024        $   5.37
--------------------------------------------------------------------------------

34

                                                                       FOCUS '99

The following table summarizes information about stock options outstanding at July 31, 1998.

          Range of            Number              Weighted             Weighted               Number               Weighted
          exercise          of options        average remaining         average             of options              average
           prices           outstanding       contractual life      exercise price          excercised          exercise price
------------------------------------------------------------------------------------------------------------------------------
      $         3.76         289,894              5.4 years              $ 3.76               354,174               $ 3.76
                5.64          39,930              6.3 years                5.64                39,930                 5.64
                7.28         145,200              7.4 years                7.28                50,820                 7.28
       12.06 - 14.75          26,000              8.5 years               12.27                14,000                12.06
------------------------------------------------------------------------------------------------------------------------------
                             501,024                                     $ 5.37               458,924               $ 4.58
------------------------------------------------------------------------------------------------------------------------------

The purpose of the Stock Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in Lakeview. The Stock Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Stock Option Plan. Options become immediately vested in the event of death, disability or a "change-in-control" of Lakeview or the Bank.

Employee Stock Ownership Plan ("ESOP"):

Lakeview established an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Bank and having attained age 21. The ESOP Trust purchased 110,000 shares of common stock in Lakeview's initial public offering with proceeds from a loan from an unaffiliated lender. On July 31, 1996 the ESOP Trust purchased an additional 84,744 shares for $1.6 million. During the fiscal year ended July 31, 1997, the ESOP Trust purchased an additional 15,000 shares for $447,000. During the fiscal year ended July 31, 1998, the ESOP Trust purchased an additional 349,404 shares for $9 million.

The ESOP debt as of July 31, 1997 and 1998 was $2.4 million and $8.8 million, respectively, and bears an interest rate equal to the prime rate less .10%, as published in the Wall Street Journal. Lakeview makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required debt payments to the unaffiliated lender. Dividends declared on ESOP shares are used to purchase additional common shares of Lakeview, for inclusion in the Plan, as Plan assets.

As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Lakeview accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the Consolidated Balance Sheets. As shares are released from collateral, Lakeview reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per share computations.

Lakeview recognized $313,000, $901,000 and $566,000 in compensation expense for the years ended July 31, 1996, 1997, and 1998, respectively. Lakeview allocated 32,303, 35,649 and 16,757 shares for the years ended July 31, 1996, 1997 and 1998. The ESOP has 548,255 shares remaining at July 31, 1998 with a fair market value of $12.9 million.

Management  Stock Bonus Plans ("MSBP"):

Lakeview adopted the MSBP for directors and management to enable the Bank to attract and retain experienced and capable personnel in key positions of responsibility. A total of 585,640 shares of restricted stock were purchased on December 22, 1993, Lakeview's initial public offering, as adjusted for stock dividends and splits. Allocated restricted stock is payable over a five-year vesting period, at 20% per year, beginning in the year of the award. The MSBP shares are recorded as a contra equity account excluded from stockholders' equity. Lakeview recognizes compensation expense in the amount of the cost of the common stock at the acquisition date, pro rata over the years during which the shares are payable and recorded as an addition to stockholders' equity.

Compensation expense attributable to the MSBPs amounted to $320,000, $290,000 and $379,000 in 1996, 1997 and 1998, respectively. The shares are entitled to all voting and other stockholder rights, except that the shares, while restricted, cannot be sold, pledged or otherwise disposed of, and are required to be held in escrow. Lakeview has 199,807 shares remaining at July 31, 1998, 190,147 of which are unallocated.

If a holder of restricted stock under the MSBP terminates employment for reasons other than death, disability, or retirement following five years of service or change of control in Lakeview or the Bank, such employee forfeits all rights to any allocated shares which are still restricted. If termination is caused by death, disability, retirement or change in control of Lakeview or the Bank, all allocated shares become unrestricted.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Note 16
Commitments and Contingencies

At July 31, 1998, the Bank was obligated under non-cancelable operating leases for premises and equipment as follows (in thousands):

------------------------------------------------------------
1999....................................................$252
2000.................................................... 229
2001.................................................... 217
2002.................................................... 882
2003....................................................  41
------------------------------------------------------------

In the normal course of business, there are various outstanding legal proceedings and claims. In the opinion of management, after consultation with legal counsel, the disposition of such legal proceedings and claims will not materially affect Lakeview's consolidated financial position.

Note 17
Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of July 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of July 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table (dollars in thousands).

                                                                  Required        To be well capitalized
                                                                 for capital      under prompt corrective
                                                 Actual        adequacy purposes    action provision
--------------------------------------------------------------------------------------------------------
                                             Amount    Ratio     Amount    Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------
As of July 31, 1997:
Total capital (to risk-weighted assets).....  $45,129    17.0%    $21,246    8.0%    $26,557    10.0%
Tier 1 capital (to risk-weighted assets)....   36,121    13.6      10,623    4.0      15,934     6.0
Tier 1 capital (to average assets)..........   36,121     7.6      19,108    4.0      23,885     5.0

--------------------------------------------------------------------------------------------------------
As of July 31, 1998:
Total capital (to risk-weighted assets)....   $51,418    15.0%    $27,416    8.0%     $34,270    10.0%
Tier 1 capital (to risk-weighted assets)....   31,651     9.2      13,708    4.0       20,562     6.0
Tier 1 capital (to average assets)..........   31,651     5.8      21,888    4.0       27,360     5.0
--------------------------------------------------------------------------------------------------------

                                                                       FOCUS '99

Note 18
Stock Repurchase Program

Lakeview has repurchased shares beginning on October 28, 1994, under its stock repurchase programs. The repurchased shares have been held as treasury stock and are available for general corporate purposes. Lakeview has completed the repurchase of 489,053 shares totaling $11.4 million for the year ended July 31, 1998.

Note 19
Fair Value of Financial Instruments

Statement of Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107), requires disclosures of information about the fair value of all financial instruments. The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Such estimates do not include any premium or discount that could result from offering for sale at one time Lakeview's entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other assumptions, many of which involve circumstances outside the control of management. Because of the uncertainties surrounding these factors and assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Changes in assumptions or methodologies could significantly affect the estimates of fair value.

Fair value estimates presented are based on financial instruments both on- and off-balance sheet, and no attempt has been made to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in any of the estimates. The fair value information supplements the basic financial statements and other traditional financial data presented throughout the financial statements, and the aggregate fair value of financial instruments presented does not represent the underlying value of Lakeview taken as a whole and should not be compared with the fair value of other financial institutions, which may differ depending on the assumptions used and the valuation techniques employed. The following methods and assumptions were used to estimate the fair value of significant financial instruments at July 31, 1997 and 1998:

Financial Assets:

The carrying amount of cash and cash equivalents is considered to approximate fair value. The fair values of securities available for sale, mortgage-backed securities held to maturity and investment securities held to maturity are based on quoted market prices. The fair value of loans represents the present value of the estimated future cash flows discounted at estimates of market interest rates adjusted for criteria discussed above. Fair value of significant nonperforming loans is generally based on the estimated cash flows which are discounted employing a rate that incorporates the risk associated with such cash flows. The fair value of the FHLB stock is the same as its carrying value.

Financial Liabilities:

The carrying amounts of deposit liabilities payable on demand are considered to approximate fair value. The fair value of fixed maturity deposits was estimated by discounting estimated future cash flows using rates currently offered for deposit products with similar maturities. For short-term borrowings, the carrying amounts are considered to approximate fair value. Long-term borrowings fair values are discounted using rates available on borrowings with similar terms and maturities.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


Off-balance-sheet Financial Instruments:

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar arrangements.

The carrying amounts and related fair values at July 31, 1997 and 1998 are as follows (in thousands):

                                                   Carrying amount    Fair value
----------------------------------------------------------------------------------
1997:
Financial assets:
Cash and cash equivalents........................    $   5,399         $  5,399
Investment securities held to maturity...........       42,682           41,935
Securities available for sale....................      105,592          105,592
Mortgage-backed securities held to maturity......      102,249          102,345
Loans receivable, net............................      224,564          229,260
Federal Home Loan Bank of New York stock.........        3,550            3,550
Financial liabilities:
Deposits.........................................      370,787          374,661
Borrowings.......................................       63,604           63,604

1998:
Financial assets:
Cash and cash equivalents.........................   $  48,673         $ 48,673
Investment securities held to maturity............      83,831           83,109
Securities available for sale.....................      37,867           37,867
Mortgage-backed securities held to maturity.......     101,771          101,798
Loans receivable, net.............................     286,869          293,526
Federal Home Loan Bank of New York stock..........       4,626            4,626
Financial liabilities:
Deposits..........................................     456,880          460,443
Borrowings........................................      73,711           81,796


Note 20
Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) establishes standards for reporting and displaying of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. Prior period financial statements need to be reclassified to reflect the applications of the provisions of SFAS 130. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on Lakeview's financial statement presentation.

Statement of Financial Accounting Standards No. 132, "Employers Disclosures about Pensions and Other Post-retirement Benefits" (SFAS 132), revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information in changes in the benefit obligations and fair value of plan asset that will facilitate financial analysis and eliminates certain required disclosures of previous accounting pronouncements. SFAS 132 is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods is required unless the information is not readily available. The adoption of SFAS 132 is not expected to have a significant impact on Lakeview's financial statement presentation or footnote disclosure.

Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS 133 should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Earlier application of all of the provisions of SFAS 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of the statement. This statement should not be applied retroactively to financial statements of prior periods. Lakeview has not determined the impact, if any, SFAS 133 will have on Lakeview's consolidated financial statements.

Note 21
Savings Association Insurance Fund ("SAIF")
Recapitalization Assessment

On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposes a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense on September 30, 1996 and is tax deductible. The Bank incurred a pre tax charge of $2.2 million in 1997 as a result of the FDIC special assessment. The Bank paid $794,000, $582,000 and $255,000 in Federal deposit insurance premiums for the fiscal years ended July 31, 1996, 1997 and 1998, respectively.

Note 22
Subsequent Event

Lakeview, including its subsidiary Branchview, Inc., has an equity investment with a cost basis of $8.4 million in IMC Mortgage Company, L.P. (IMC). In addition, Lakeview has an unsecured line of credit to IMC for $7 million as of July 31, 1998 (see Note 6).

IMC reached an agreement on October 15, 1998 for a $33 million standby revolving credit facility with a lender and certain affiliates of the lender. The facility is available to provide working capital for a period of up to 90 days, during which time IMC intends to explore financial and strategic alternatives including the possible sale of IMC. The terms of the new facility result in a substantial dilution of existing common stockholders' equity equating to a minimum of 40%, up to a maximum of 90%, on a fully diluted basis, depending on when, or whether, a change of control transaction occurs, as described below. Lakeview's equity investment in IMC represents approximately 5.5% of IMC's outstanding common shares.

IMC has also entered into intercreditor arrangements with its three largest warehouse and residual certificate lenders which have agreed to a "standstill" keeping their facilities in place for up to 90 days in order for IMC to explore its financial alternatives. In addition, IMC has entered into a forbearance and intercreditor agreement with respect to its $95 million revolving bank credit facility, which has matured by its terms. That agreement provides that the lender will take no collection action fo 45 days, extending for an additional 45 days (to a total of 90 days) if a letter of intent to effectuate a change of control has been entered into by IMC during the initial 45-day period.

In view of, among other things, reductions in available cash and credit resources, IMC has retained an investment banker to advise it as to financial and strategic alternatives. IMC is actively working with the investment banker to seek a long-term investor in IMC or a sale or similar transaction resulting in a change of control of IMC.

In light of, among other things, the factors noted above, IMC does not expect to meet earnings expectations for the quarter ended September 30, 1998, and presently anticipates the possibility of a third quarter loss.

As of October 16, 1998, the market value of the IMC stock held by Lakeview, based on the quoted market price per share, was $1.8 million, resulting in an unrealized loss, net of tax, of $4.0 million.

Management of Lakeview cannot presently predict what effect the actions of IMC, as described above, will have on the collectibility of the outstanding line of credit and recoverability of their equity investment.

Note 23
Parent Company Only

At fiscal year end 1998, Lakeview Financial Corp. (Parent) had three active subsidiaries: Lakeview Savings Bank, Branchview, Inc., and Lakeview Mortgage Depot, Inc. The earnings of the subsidiaries are recognized by the Parent using the equity method of accounting. Accordingly, earnings of the subsidiaries are recorded as increases in the Parent's investment in the subsidiaries and dividends paid reduce the Parent's investment in the subsidiaries. The following information should be read in conjunction with other Notes to the Consolidated Financial Statements.

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT

Condensed Financial Statements (Parent Only)
                                                                                      1997           1998
Condensed Balance Sheets                                                 ------------------------------------
                                                                                  (Dollars in thousands)
Assets
Cash on hand and in banks...........................................            $     168     $        107
Investments in subsidiaries.........................................               63,456           60,227
Securities available for sale.......................................                  720            1,390
Excess of cost over fair value of assets acquired, net..............                    -             (990)
Other assets........................................................                  297              357
------------------------------------------------------------------------------------------------------------
Total assets........................................................            $  64,641     $     61,091
------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Borrowings.........................................................                 2,000            4,307
Other liabilities..................................................                   832              177
Stockholders' equity...............................................                61,809           56,607
------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity.........................             $  64,641     $     61,091
------------------------------------------------------------------------------------------------------------


Condensed Statements of Income                                              1996    1997             1998
                                                                         ------------------------------------
Dividends from subsidiaries..........................................    $ 7,651  $ 5,551         $  8,700
Other income.........................................................          -       13                6
------------------------------------------------------------------------------------------------------------
Total income.........................................................      7,651    5,564            8,706
Interest expense.....................................................          -       47              459
Amortization of excess cost over fair value of net
assets acquired, net.................................................          -        -              (28)
Other expense........................................................         35       61               86
------------------------------------------------------------------------------------------------------------
Total expense........................................................         35      108              517
Income before income taxes and equity of undistributed
income of subsidiaries...............................................      7,616    5,456            8,189
Income tax expense (benefit).........................................          2      (12)               -
Equity in undistributed income (loss) of subsidiaries................     (1,340)     593            1,256
------------------------------------------------------------------------------------------------------------
Net income...........................................................    $ 6,274  $ 6,061         $  9,445
------------------------------------------------------------------------------------------------------------


Condensed Statement of Cash Flows                                          1996      1997            1998
                                                                     ---------------------------------------
Cash flows from operating activities:
   Net income.........................................................   $ 6,274  $ 6,061         $  9,445
   Adjustments to reconcile net income to net cash
   provided by operating activities:
   Equity in undistributed (income) loss from subsidiary..............     1,340     (593)          (1,256)
   (Decrease) increase in investment in subsidiaries..................      (250)    (150)             150
   Amortization of excess of cost over fair value of.
   assets acquired, net...............................................         -        -              (28)
   Increase in other assets...........................................         -      (351)            (60)
   (Increase) decrease in other liabilities...........................        (5)      832            (655)
------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activity............................     7,359     5,799           7,596
------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Payment for purchase of Westwood Financial
   Corporation, net of cash acquired..................................         -         -           1,148
   Purchase of securities available for sale..........................         -      (585)         (1,000)
------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities..............................         -      (585)            148
------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Cash dividends paid................................................      (582)     (587)           (845)
   Purchase of treasury stock.........................................    (6,685)   (6,703)        (11,389)
   Exercise of stock options..........................................         -         -           2,122
   Increase in borrowings.............................................         -     2,000           2,307
------------------------------------------------------------------------------------------------------------
Net cash used in financing activities.................................    (7,267)   (5,290)         (7,805)
------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents...............................        92       (76)            (61)
Cash and cash equivalents at beginning of period......................       152       244             168
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period............................  $    244    $  168         $   107
------------------------------------------------------------------------------------------------------------

Note 24
Quarterly Financial Data (Unaudited)

The following table contains quarterly financial data for the years ended July 31, 1997 and 1998 (dollars in thousands):

                                                         First         Second         Third         Fourth
Year Ended July 31, 1997                                Quarter        Quarter        Quarter       Quarter      Total
-----------------------------------------------------------------------------------------------------------------------
Interest Income.................................       $ 8,058        $ 7,983        $  8,372      $  8,429     $32,842
Interest Expense................................         4,209          4,357           4,312         4,440      17,318
-----------------------------------------------------------------------------------------------------------------------
Net Interest Income.............................         3,849          3,626           4,060         3,989      15,524
Provision for Loan Losses.......................           105            256             300           300         961
-----------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
for Loan Losses.................................         3,744          3,370           3,760         3,689      14,563
Other Income....................................         1,614          3,166             972         2,350       8,102
Other Expense...................................         4,801          2,649           2,847         2,858      13,155
Income Before Income Taxes......................           557          3,887           1,885         3,181       9,510
Income Taxes....................................           211          1,417             546         1,275       3,449
-----------------------------------------------------------------------------------------------------------------------
Net Income......................................       $   346        $ 2,470        $  1,339       $ 1,906     $ 6,061
Net Income Per Share:
   Basic........................................       $  0.08        $  0.60        $   0.33       $  0.48     $  1.49
   Diluted......................................       $  0.05        $  0.52        $   0.29       $  0.42     $  1.28


                                                         First         Second         Third         Fourth
Year Ended July 31, 1998                                Quarter        Quarter        Quarter       Quarter      Total
-----------------------------------------------------------------------------------------------------------------------
Interest Income.................................       $ 8,971         $8,683        $   9,645          $ 10,078   $  37,377
Interest Expense................................         4,636          4,664            5,084             5,418      19,802
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income.............................         4,335          4,019            4,561             4,661      17,575
Provision for Loan Losses.......................           301            300              449               450       1,500
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
for Loan Losses.................................         4,034          3,719            4,112             4,211      16,075
Other Income....................................           745          3,371            3,587             4,109      11,812
Other Expense...................................         2,823          3,027            3,133             3,869      12,852
Income Before Income Taxes......................         1,956          4,063            4,566             4,450      15,035
Income Taxes....................................           690          1,515            1,524             1,861       5,590
----------------------------------------------------------------------------------------------------------------------------
Net Income......................................       $ 1,266       $  2,548        $   3,042           $ 2,589   $   9,445
----------------------------------------------------------------------------------------------------------------------------
Net Income Per Share:
   Basic........................................       $  0.28       $   0.75        $    0.83           $  0.65   $    2.51
   Diluted......................................       $  0.29       $   0.63        $    0.75           $  0.61   $    2.28

LAKEVIEW FINANCIAL CORP. 1998 ANNUAL REPORT


INDEPENDENT AUDITORS' REPORT

[LOGO OF KPMG PEAT MARWICK LLP]

The Board of Directors and Stockholders
Lakeview Financial Corp. and Subsidiaries
Paterson, New Jersey:


We have audited the accompanying consolidated balance sheets of Lakeview Financial Corp. and Subsidiaries as of July 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lakeview Financial Corp. and Subsidiaries as of July 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1998 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP


Short Hills, New Jersey
September 2, 1998, except as
to Note 22, which is as of
October 16, 1998

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q
(Mark One)

    X     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   ---    SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended:     January 31, 1999

                                      OR

   --- TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from  __________________ to __________________

                        Commission file number: 0-25106

                           Lakeview Financial Corp.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         New Jersey                                            22-3334052
         ----------                                            ----------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                  1117 Main Street Paterson, New Jersey 07503
                  -------------------------------------------
              (Address of principal executive offices, zip code)

                                (973) 742-3060
                                --------------
             (Registrant's telephone number, including area code)

                                NOT APPLICABLE
                 --------------------------------------------
             (Former name, former address, and former fiscal year,
                         if changed since last report)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes X   No
                                      ---    ---

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: March 1, 1999
                                                    -------------

         Class                                                  Outstanding
       ---------                                              ----------------
$2.00 par value common stock                                  4,873,938 shares

                   LAKEVIEW FINANCIAL CORP. and SUBSIDIARIES

                                   CONTENTS

PART I - FINANCIAL INFORMATION                                            Page
Item 1:  Financial Statements

         Unaudited Consolidated Balance Sheets as of
         January 31, 1999 and July 31, 1998                                 3

         Unaudited Consolidated Statements of (Loss) Income for the
         Three Months Ended January 31, 1999 and 1998                       4

         Unaudited Consolidated Statements of (Loss) Income for the
         Six Months Ended January 31, 1999 and 1998                         5

         Unaudited Consolidated Statements of Cash Flows for the Six
         Months Ended January 31, 1999 and 1998                             6

         Notes to Unaudited Consolidated Financial Statements               8

Item 2:  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                                12

Item 3:  Quantitative and Qualitative Disclosure About Market Risk          17

PART II- OTHER INFORMATION

Item 1:  Legal Proceedings                                                  18

Item 2:  Changes in Securities                                              18

Item 3:  Defaults Upon Senior Securities                                    18

Item 4:  Submission of Matters to a Vote of Security Holders                18

Item 5:  Other Information                                                  18

Item 6:  Exhibits and Reports on Form 8-K                                   18

Signatures                                                                  19

LAKEVIEW FINANCIAL CORP. AND SUBSIDIARIES
-----------------------------------------

CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 31, 1999 AND JULY 31, 1998
----------------------------------------
(dollars in thousands except share data)                          (Unaudited)   (Unaudited)
                                                                 January 1999    July 1998
                                                                 ------------   -----------
Assets
------
Cash on hand and in banks                                          $  11,513    $   8,773
Federal funds sold                                                         0       39,900
                                                                   ---------    ---------
Total cash and cash equivalents                                       11,513       48,673

Investment securities held to maturity                               125,732       83,831
Securities available for sale                                         16,281       37,867
Mortgage-backed securities held to maturity                           89,368      101,771
Loans receivable, net                                                287,220      286,869
Real estate owned, net                                                   342          505
Federal Home Loan Bank of New York stock, at cost                      4,626        4,626
Accrued interest receivable                                            3,134        3,068
Office properties and equipment, net                                   4,724        4,623
Excess of cost over fair value of assets acquired, net                17,590       18,643
Net deferred tax asset                                                 4,825            0
Other assets                                                           7,823        3,380
                                                                   ---------    ---------
Total assets                                                       $ 573,178    $ 593,856
                                                                   =========    =========
Liabilities and Stockholders' Equity
------------------------------------
Deposits                                                           $ 462,133    $ 456,880
Borrowings                                                            48,206       64,928
Borrowings - Employee Stock Option Plan (ESOP)                         8,300        8,783
Advance payments by borrowers for taxes and insurance                  2,951        2,934
Other liabilities                                                      2,016        3,724
                                                                   ---------    ---------
Total liabilities                                                    523,606      537,249

Stockholders' Equity
--------------------
Common stock: $2.00 par value; authorized 10,000,000 shares, issued 6,441,504 shares and outstanding 4,873,938 shares at
  January 31, 1999 and 4,880,268 shares at July 31, 1998              12,883       12,883
Additional paid-in capital                                            31,883       30,905
Retained income                                                       26,911       30,500
Accumulated other comprehensive (loss) income                           (170)       5,306
Treasury stock at cost, 1,567,566 at January 31, 1999 and
  1,561,236 at July 31, 1998                                         (13,230)     (13,343)
Unallocated ESOP shares                                               (8,705)      (8,893)
Unallocated Management Stock Bonus Plan (MSBP) shares                      0         (751)
                                                                   ---------    ---------
Total stockholders' equity                                            49,572       56,607

Total liabilities and stockholders' equity                         $ 573,178    $ 593,856
                                                                   =========    =========
Stated book value per share                                        $   10.17    $   11.60
Tangible book value per share                                      $    6.56    $    7.78

LAKEVIEW FINANCIAL CORP. AND SUBSIDIARIES
-----------------------------------------

CONSOLIDATED STATEMENTS OF (LOSS) INCOME
FOR THE THREE MONTHS ENDED JANUARY 31, 1999 AND 1998
----------------------------------------------------
(dollars in thousands except share data)                                      (Unaudited)  (Unaudited)
                                                                                 1999          1998
                                                                             -----------   ------------
Interest income:
 Loans receivable                                                            $     6,143    $     5,150
 Mortgage-backed securities held to maturity                                       1,497          1,556
 Investment securities held to maturity and federal funds                          2,185            947
 Securities available for sale                                                       230          1,030
                                                                             -----------    -----------
   Total interest income                                                          10,055          8,683

Interest expense:
 Deposits                                                                          4,292          3,527
 Borrowings                                                                          860          1,137
                                                                             -----------    -----------
   Total interest expense                                                          5,152          4,664

Net interest income                                                                4,903          4,019
 Provision for loan losses                                                           225            300
                                                                             -----------    -----------
Net interest income after provision for loan losses                                4,678          3,719

Other (expense) income:
 Loan fees and service charges                                                       401            344
 Net realized gains on sale of securities                                             91          2,425
 Write down on securities available for sale                                      (7,687)            --
 Gains on sale of loans originated for sale                                          196            449
 Other operating income                                                              131            153
                                                                             -----------    -----------
   Total other (expense) income                                                   (6,868)         3,371

Other expense:
 Compensation and employee benefits                                                1,887          1,542
 Office occupancy and equipment expense                                              326            226
 Net loss from real estate owned                                                      28            112
 Other operating expense                                                             915            817
 Amortization of the excess of cost over fair value of net assets acquired           527            330
                                                                             -----------    -----------
   Total other expense                                                             3,683          3,027

(Loss) income before income tax (benefit) expense                                 (5,873)         4,063
 Income tax (benefit) expense                                                     (1,922)         1,515
                                                                             -----------    -----------
Net (loss) income                                                            ($    3,951)   $     2,548
                                                                             ===========    ===========
Net (loss) income per share:
 Basic                                                                       ($     0.95)   $      0.75
 Diluted                                                                     ($     0.89)   $      0.63

Weighted average number of shares outstanding:
 Basic                                                                         4,174,014      3,413,557
 Diluted                                                                       4,421,949      4,072,682

LAKEVIEW FINANCIAL CORP. AND SUBSIDIARIES
-----------------------------------------

CONSOLIDATED STATEMENTS OF (LOSS) INCOME
FOR THE SIX MONTHS ENDED JANUARY 31, 1999 AND 1998
--------------------------------------------------
(dollars in thousands except share data)                                     (Unaudited)   (Unaudited)
                                                                                 1999          1998
                                                                             -----------   -----------
Interest income:
 Loans receivable                                                               $ 12,335     $ 10,333
 Mortgage-backed securities held to maturity                                       3,140        3,192
 Investment securities held to maturity and federal funds                          3,993        1,885
 Securities available for sale                                                       600        2,244
                                                                                --------     --------
   Total interest income                                                          20,068       17,654

Interest expense:
 Deposits                                                                          8,572        7,095
 Borrowings                                                                        1,920        2,205
                                                                                --------     --------
   Total interest expense                                                         10,492        9,300

Net interest income                                                                9,576        8,354
 Provision for loan losses                                                           450          601
                                                                                --------     --------
Net interest income after provision for loan losses                                9,126        7,753

Other (expense) income:
 Loan fees and service charges                                                       806          667
 Net realized gains on sale of securities                                          3,392        2,412
 Write down on securities available for sale                                      (7,687)         -
 Gains on sale of loans originated for sale                                          431          741
 Other operating income                                                              278          297
                                                                                --------     --------
   Total other (expense) income                                                   (2,780)       4,117

Other expense:
 Compensation and employee benefits                                                3,567        3,051
 Office occupancy and equipment expense                                              650          456
 Net loss from real estate owned                                                      63          154
 Other operating expense                                                           1,781        1,530
 Amortization of the excess of cost over fair value of net assets acquired         1,053          660
                                                                                --------     --------
   Total other expense                                                             7,114        5,851

(Loss) income before income tax (benefit) expense                                   (768)       6,019
 Income tax (benefit) expense                                                        (12)       2,205
                                                                                --------     --------
Net (loss) income                                                                  ($756)    $  3,814
                                                                                ========     ========
Net (loss) income per share:
 Basic                                                                            ($0.18)    $   1.06
 Diluted                                                                          ($0.17)    $   0.90

Weighted average number of shares outstanding:
 Basic                                                                         4,193,102    3,589,622
 Diluted                                                                       4,468,891    4,234,288

LAKEVIEW FINANCIAL CORP. AND SUBSIDIARIES
-----------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JANUARY 31, 1999 AND 1998
--------------------------------------------------
(dollars in thousands)                                                           (Unaudited)          (Unaudited)
                                                                                     1999                 1998
                                                                                 -----------          -----------
Cash flows from operating activities:
    Net (loss) income                                                                ($756)              $3,814
Adjustment to reconcile net income to net cash (used in)
 provided by operating activities :
    Amortization of excess of cost over fair value of assets acquired                1,053                  660
    Amortization of discounts and premiums, net                                     (2,231)                (655)
    Provision for loan losses                                                          450                  601
    Provision for losses on real estate owned                                           15                   33
    (Gain) loss on sale of real estate owned                                           (19)                   4
    Net realized gain on sale of securities available for sale                      (3,284)              (2,256)
    Net realized gain on sale of trading securities                                   (108)                (156)
    Gains on sale of loans originated for sale                                        (431)                (741)
    Purchase of trading securities                                                  (7,963)             (10,548)
    Proceeds from sale of trading securities                                         8,071               10,704
    Writedown on securities available for sale                                       7,687                    -
    Loans originated for sale                                                      (13,765)             (12,286)
    Proceeds from sales of loans originated for sale                                14,196               13,027
    (Increase) decrease in accrued interest receivable                                 (66)                 474
    Decrease in deferred loan fees                                                     (17)                 (10)
    (Increase) decrease in other assets                                             (4,443)                  32
    Increase in net deferred asset                                                  (4,825)                   -
    Amortization of ESOP shares                                                        233                1,237
    Amortization of MSBP shares                                                      1,744                  231
    (Decrease) increase in other liabilities                                         1,285                  (11)
    Depreciation expense, net                                                          234                  156
                                                                                  --------             --------
            Net cash (used in) provided by operating activities:                    (2,940)               4,310

Cash flows from investing activities:
    Loan origination net of principal payments                                        (770)             (15,056)
    Purchase of Federal Home Loan Bank stock                                             -                 (500)
    Purchase of securities available for sale                                      (45,671)             (23,454)
    Proceeds from sale of securities available for sale                             50,426               17,411
    Proceeds from maturity of securities available for sale                          3,000               22,968
    Principal payments on securities available for sale                                904                1,098
    Purchase of investment securities held to maturity                             (70,028)              (5,830)
    Proceeds from maturity of investment securities held to maturity                30,096               15,945
    Purchase of mortgage-backed securities held to maturity                         (5,000)                   -
    Principal payments on mortgage-backed securities held to maturity               17,519                8,891
    Proceeds from sale of real estate owned                                            167                  339
    Increase in office properties and equipment                                       (335)                 (94)
                                                                                  ---------            ---------
              Net cash (used in) provided by investing activities                  (19,692)              21,718

LAKEVIEW FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS  (CONTINUED)
FOR THE SIX MONTHS ENDED JANUARY 31, 1999 AND 1998
(dollars in thousands)                                                           (Unaudited)          (Unaudited)
                                                                                    1999                 1998
                                                                                 -----------          -----------
Cash flows from financing activities:
    Increase (decrease) in deposits                                                  5,381              (10,128)
    Decrease in borrowings                                                         (17,205)              (2,977)
    Increase in advance payments by borrowers for taxes, net                            17                  332
    Purchase of treasury stock                                                      (2,809)             (10,214)
    Exercise of stock options                                                          677                  144
    Sale of common stock by ESOP                                                         0               (2,793)
    Purchase of common stock by ESOP                                                     0                2,326
    Cash dividends paid                                                               (589)                (270)
                                                                                  --------             --------
              Net cash used in financing activities                                (14,528)             (23,580)

              Net change in cash and cash equivalents                              (37,160)               2,448
Cash and cash equivalents at beginning of period                                    48,673                5,400
                                                                                  --------             --------
Cash and cash equivalents at end of period                                        $ 11,513             $  7,848
                                                                                  ========             ========
Cash paid during period for:

                             Interest on deposits                                 $  8,782             $  6,877
                             Income taxes                                         $  1,250             $  1,623

Supplemental disclosures of non-cash investing activities:

                             Transfer of loans receivable to real estate owned    $      0             $    220

                   LAKEVIEW FINANCIAL CORP. and SUBSIDIARIES
             Notes to Unaudited Consolidated Financial Statements

(1)  Basis of Presentation

The consolidated financial statements include the accounts of Lakeview Financial Corp. (the "Company"), its wholly owned active subsidiaries, Lakeview Savings Bank (the "Savings Bank"), Branchview, Inc., LVS, Inc., LISI, Inc., North Properties, and its 90% owned subsidiary, Lakeview Mortgage Depot, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

These consolidated financial statements were prepared in accordance with instructions for Form 10-Q and therefore, do not include all disclosures necessary for a complete presentation of the consolidated balance sheets, statements of (loss) income, and statements of cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included and all such adjustments are of a normal recurring nature. The results of operations for the three and six months ended January 31, 1999 are not necessarily indicative of the results that may be expected for the fiscal year July 31, 1999 or any other interim period.

These statements should be read in conjunction with the consolidated financial statements and related notes which are incorporated by reference in the Company's Annual Report on Form 10-K for the year ended July 31, 1998.

(2)  Merger Agreement

On December 16, 1998, Dime Bancorp, Inc. (the "Dime"), New York, New York announced it had entered into a definitive agreement to acquire the Company. Under the terms of the agreement, holders of the Company's common stock may elect to receive either 0.9 of a share of Dime common stock or $24.26 in cash for each outstanding share of the Company's common stock, subject to a requirement that, in the aggregate, 65% of the Company's outstanding shares will be exchanged for Dime common stock and the remaining shares will be exchanged for cash. The elections of the Company's shareholders will be subject to allocation and pro-ration if either type of the merger consideration is over-subscribed. The transaction is expected to close during the second quarter of calendar 1999.

(3)  Net (Loss) Income Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (AStatement 128"), Earnings Per Share, the following table reconciles the weighted average number of common shares outstanding used to calculate basic and diluted net (loss) income per share.

                                        For the three           For the six
                                        months ended            months ended
                                        January 31               January 31
                                   --------------------      -----------------
                                      1999       1998        1999        1998
Weighted Average Number
  of Common Shares
  Outstanding - Basic              4,174,014   3,413,557   4,193,102   3,589,622
Effective of Dilutive Securities
 Qualified Stock Options                 654     371,266         565     364,776
 Non-Qualified Stock Options         200,167     249,351     204,554     242,093
 MSBP Shares                          47,114      38,508      70,670      37,797
                                   ---------   ---------   ---------   ---------

Weighted Average Number
 of Common Shares
 Outstanding - Diluted             4,421,949   4,072,682   4,468,891   4,234,288
                                   =========   =========   =========   =========

(4) Comprehensive Income

Effective August 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (ASFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. Comparative financial statements for earlier periods are reclassified to reflect application of the provisions of SFAS 130.

SFAS 130 requires total comprehensive income and its components to be displayed on the face of a financial statement for annual financial statements. For interim financial statements, SFAS 130 requires only total comprehensive income to be reported and allows such disclosure to be presented in the notes to the interim financial statements. Total comprehensive income for the applicable periods is shown below (in thousands).

                        For the three         For the six
                         months ended         months ended
                          January 31           January 31
                       ----------------     -----------------
                        1999      1998        1999       1998

Total Comprehensive
Loss                  $  (798)   $(6,852)   $(6,232)   $(5,753)

(5)  Non Performing Loans and the Allowance for Loan Losses

Non performing assets at January 31, 1999, and July 31, 1998, are as follows, in thousands:


                                   January 31, 1999     July 31,1998
                                   ----------------     ------------

Non accrual loans                       $3,526              $2,794
Real estate owned, net                     342                 505
                                        ------              ------
Total non-performing assets             $3,868              $3,299
                                        ======              ======

Non-accrual loans as a percentage
         of total loans                   1.23%                .97%

Non-performing assets as a percentage
         of total assets                   .67%                .56%

An analysis of the allowance for loan losses for the six month period ended January 31, 1999 and 1998 is as follows, in thousands:

                                          For the six          For the six
                                          months ended        months ended
                                        January 31, 1999    January 31, 1998
                                        ----------------    ----------------

Balance at beginning of period               $4,478               $3,411
Provision charged to operations                 450                  601
Charge-offs                                    (160)                (587)
Recoveries                                       60                   18
                                             ------               ------
Balance at end of period                     $4,828               $3,443
                                             ======               ======

(6)  Other Events

As previously disclosed, the Company, including its subsidiary Branchview, Inc., had an equity investment with a cost basis of $7.7 million in IMC Mortgage Company ("IMC"). As of January 31, 1999, the market value of the IMC stock was $679,000, resulting in an unrealized loss, net of tax, of $7.0 million. Because of the following events, management determined that its investment in IMC was permanently impaired and recognized a loss, net of tax, of $5.1 million, or $1.15 per diluted share.

As previously disclosed, on October 16, 1998, IMC entered into a loan agreement (the "Greenwich Loan Agreement") with Greenwich and certain of its affiliates that provided IMC a $33 million standby revolving credit facility for a period of up to 90 days. In consideration for providing the facility, Greenwich received, among other things, exchangeable preferred stock representing the equivalent of 40% of IMC's common stock.

The Greenwich Loan Agreement provides that under certain circumstances, upon IMC entering into a definitive agreement which effectuates a change of control of IMC, Greenwich may elect either to (a) receive repayment of the loan facility, plus accrued interest at 10% per annum, and a take-out premium or (b) exchange its loans for additional exchangeable preferred stock. The additional preferred stock that would be issued to Greenwich would represent the equivalent of 50% of the IMC common stock outstanding (in addition to the 40% issued to Greenwich on execution of the Greenwich Loan Agreement). If Greenwich and IMC consummate the transactions contemplated by the Merger Agreement, the Merger will supersede any rights Greenwich has under the Greenwich Loan Agreement to exchange its loans for equity in IMC or to receive the premium on repayment of the loan facility contemplated by the Greenwich Loan Agreement.

Also as previously disclosed, on October 16, 1998, IMC had entered into an intercreditor agreement with a lender under its revolving bank credit facility. On February 18, 1999, Greenwich purchased at a discount from that lender its interests in the revolving credit facility, which, on that date, had a principal amount outstanding of $87.5 million.

Simultaneously with the execution of the Merger Agreement, IMC entered into amended and restated intercreditor agreements with three of its major warehouse lenders and with Greenwich relating to the revolving credit bank facility, the Greenwich Loan Agreement and the Amendment. Under those agreements, the lenders agreed to keep their respective facilities in place for a period of up to seventeen months if the Merger is consummated within five months. If the Merger is not consummated within a five-month period, after that period, those lenders would no longer be subject to the requirements of the amended and restated intercreditor agreements and would be free to take action, if desired, under their respective loan agreements.

IMC entered into an Agreement and Plan of Merger (the "Merger Agreement") with Greenwich Street Capital Partners II, L.P. ("Greenwich") and IMC 1999 Acquisition Co., Inc., a subsidiary owned by Greenwich and certain of its affiliates ("Merger Sub"), on February 19, 1999. Under the Merger Agreement, Merger Sub will merge with and into IMC (the "Merger"). As a result of the Merger, Greenwich will receive newly issued IMC common stock equal to 93.5% of the total common stock on a fully diluted basis, leaving the existing common shareholders of IMC with 6.5% of the common stock outstanding after the Merger. No payment will be made to IMC's common shareholders in this transaction. Upon the consummation of the Merger, Greenwich will enter into an amendment and restatement of its existing loan agreement with IMC, pursuant to which Greenwich will make available to IMC an additional $40 million in working capital facilities, which includes $5 million that was made available to IMC pursuant to an amendment, dated as of February 11, 1999 (the "Amendment"), to the Greenwich Loan Agreement ( as defined below). The Merger is subject to a number of conditions including approval by IMC's shareholders. There is no assurance that this transaction will be consummated.

The Company has an unsecured line of credit to IMC for $5.9 million as of January 31, 1999. The Company can not presently predict what effect the actions of IMC, as described above, will have on the collectibility of the outstanding line of credit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
--------

Lakeview Financial Corp. (the "Company") is organized as a unitary savings and loan holding company and owns all of the outstanding capital stock of Lakeview Savings Bank (the "Savings Bank"). The business of the Savings Bank and therefore, the Company, is the acceptance of deposits from the general public and the origination and purchase of mortgage loans in Northern New Jersey. The Savings Bank has eleven office locations located in Bergen and Passaic Counties, New Jersey. The Company also has investments in three service corporations, Branchview, Inc., LVS, Inc. and Lakeview Mortgage Depot, Inc.

On December 16, 1998, Dime Bancorp, Inc. (the "Dime"), New York, New York announced it had entered into a definitive agreement to acquire the Company. Under the terms of the agreement, holders of the Company's common stock may elect to receive either 0.9 of a share of Dime common stock or $24.26 in cash for each outstanding share of the Company's common stock, subject to a requirement that, in the aggregate, 65% of the Company's outstanding shares will be exchanged for Dime common stock and the remaining shares will be exchanged for cash. The elections of the Company's shareholders will be subject to allocation and pro-ration if either type of the merger consideration is over-subscribed. The transaction is expected to close during the second calendar quarter of 1999.

For the three and six months ended January 31, 1999, the Company incurred a net loss of approximately $3,951,000 and $756,000, respectively. Management determined that its investment in IMC Mortgage Co. ("IMC") was permanently impaired and recognized a loss (net of taxes) of $5.1 million, or $1.15 per diluted share. See Note 6 to the Unaudited Consolidated Financial Statements. Without the recognition of the permanent impairment of the IMC investment, the Company would have recognized net income for the three and six months ended January 31, 1999, of $1.1 million, or $.26 per diluted share and $4.3 million, or $.97, per diluted share, respectively.

Comparison of Financial Condition at January 31, 1999 and July 31, 1998
-----------------------------------------------------------------------

Total assets decreased $20.7 million, or 3.5%, to $573.2 million at January 31, 1999, from $593.9 million at July 31, 1998.

The investment securities held to maturity increased $41.9 million, or 50.0%, to $125.7 million at January 31, 1999 from $83.8 million at July 31, 1998. The increase was due to $70.0 million of purchases and accretion of discounts of $2.0 million, offset by maturities of $30.1 million.

Securities available for sale decreased $21.6 million, or 57.0%, to $16.3 million at January 31, 1999 from $37.9 million at July 31, 1998. Of the $21.6 million decrease, $16.6 million was associated with the IMC investment, as discussed herein. $50.4 million of sales, $3.0 million from maturity of securities in the portfolio, and $904 thousand of principal repayments, offsetting such decrease in the portfolio were $45.7 million in purchases.

Mortgage-backed securities decreased $12.4 million, or 12.2%, to $89.4 million at January 31, 1999, from $101.8 million at July 31, 1998. This was attributed to principal repayments of $17.5 million, offset by purchases of $5.0 million.

Cash and cash equivalents decreased $37.2 million, or 76.3%, to $11.5 million at January 31, 1999, from $48.7 million at July 31, 1998. The decrease was used to pay down borrowings.

Borrowings decreased $16.7 million or 25.8%, to $48.2 million at January 31, 1999, from $64.9 million at July 31, 1998. The decrease in borrowings was related to the decreases in cash and cash equivalents and principal repayments of mortgage-backed securities held to maturity.

Comparison of Operating  Results For The Three Months Ended January 31, 1999 and
--------------------------------------------------------------------------------
1998
----

Interest Income: Total interest income increased $1.4 million or 15.8% to $10.1 million for the three months ended January 31, 1999, compared to $8.7 million for the comparable 1998 period. Average interest earning assets increased $58.1 million to $530.4 million for the three month period in 1999 from $472.3 million for the comparable 1998 period. The increase reflects an increase in average loans of $53.6 million, average investments and mortgage-backed securities held to maturity of $75.4 million offset by a decrease in securities available for sale of $70.9 million.

Interest Expense: Total interest expense increased $488,000 or 10.5% to $5.2 million for the three months ended January 31, 1999 compared to $4.7 million for the comparable 1998 period. Average interest-bearing liabilities increased $70.6 million to $493.8 million for the three month period in 1999 from $423.2 million for the comparable 1998 period. Of this increase, average deposits increased $87.1 million and average borrowings decreased $16.5 million.

Net Interest Income: Net interest income increased $884,000 or 22.0% to $4.9 million for the three months ended January 31, 1999 compared to $4.0 million for the comparable 1998 period. During the three months ended January 31, 1999, the Company's interest rate spread decreased to 3.11%, compared to 3.22% for the same period in 1998. A 7 basis point decline in the cost of funds and a 4 basis point increase in the yield on earning assets was the primary reason for the increase.

Provision For Loan Losses: The provision for loan losses decreased $75,000, or 25.0%, to $225,000 for the three months ended January 31, 1999, compared to $300,000 for the same period ended January 31, 1998. Management regularly accesses the credit risk of the loan portfolio based on information available at such times, including trends in the local real estate market and levels of non-performing loans and assets. The assessment of the adequacy of the allowance for loan losses involves subjective judgement regarding future events and thus there can be no assurance that additional provisions for loan losses will not be required in future periods.

Other (Expense) Income: Other (expense) income decreased $10.2 million during the second quarter of 1999 to an expense of $6.9 million, from income of $3.4 million. As discussed herein, the decline in other income was primarily the result of the write-off of the IMC investment.

Other Expense: Other expense increased $656,000, or 21.7%, to $3.7 million for the three months ended January 31, 1999, from $3.0 million for the three months ended January 31, 1998. Compensation increased $345,000, to $1.9 million for the three months ended January 31, 1999 as compared to $1.5 million for the three months ended January 31, 1998. The increase was mainly attributable to the increased staff of the Company with the merger of Westwood, the Bank's new branch office which opened in September 1998, in Fairview, New Jersey. Compensation expense also increase due to the acceleration of the Management Stock Bonus Plan ("MSBP") due to the pending merger with the Dime. Office occupancy and equipment expense increased $100,000, or 44.2% to $326,000 from $226,000 in 1998. The increase is mainly attributable to the branches associated with the acquisition of Westwood and the opening of the new branch office. Amortization of the excess of cost over fair value of net assets acquired increased $197,000 or 59.7% to $527,000 from $330,000 in 1998. The increase was mainly attributable to the goodwill associated with the acquisition of Westwood.

Comparison of Operating Results For The Six Months Ended January 31, 1999 and
-----------------------------------------------------------------------------
1998
----

Interest Income: Total interest income increased $2.4 million or 13.7% to $20.1 million for the six months ended January 31, 1999, compared to $17.7 million for the comparable 1998 period. Average interest earning assets increased $60.3 million to $536.2 million for the six month period in 1999 from $475.9 million for the comparable 1998 period. The increase reflects an increase in average loans of $57.4 million, average investments and mortgage-backed securities held to maturity of $67.3 million offset by a decrease in securities available for sale of $64.4 million.

Interest Expense: Total interest expense increased $1.2 million or 12.8% to $10.5 million for the six months ended January 31, 1999 compared to $9.3 million for the comparable 1998 period. Average interest-bearing liabilities increased $75.2 million to $496.4 million for the six month period in 1999 from $421.2 million for the comparable 1998 period. Of this increase, average deposits increased $83.1 million and average borrowings decreased $7.9 million.

Net Interest Income: Net interest income increased $1.2 million or 14.6% to $9.6 million for the six months ended January 31, 1999 compared to $8.4 million for the comparable 1998 period. During the six months ended January 31, 1999, the Company's interest rate spread increased to 3.26%, compared to 3.22% for the same period in 1998. A 8 basis point decline in the cost of funds offset by a 4 basis point decrease in the yield on earning assets was the primary reason for the increase.

Provision For Loan Losses: The provision for loan losses decreased $151,000, or 25.1%, to $450,000 for the six months ended January 31, 1999, compared to $601,000 for the same period ended January 31, 1998. Management regularly accesses the credit risk of the loan portfolio based on information available at such times, including trends in the local real estate market and levels of non-performing loans and assets. The assessment of the adequacy of the allowance for loan losses involves subjective judgement regarding future events and thus there can be no assurance that additional provisions for loan losses will not be required in future periods.

Other (Expense) Income: Other (expense) income decreased $6.9 million during the six months ended January 31, 1999 to an expense of $2.8 million, from income of $4.1 million for the same period in 1998. As discussed herein, the decline was primarily from the write-off of the IMC investment.

Other Expense: Other expense increased $1.3 million, or 21.6%, to $7.1 million for the six months ended January 31, 1999, from $5.3 million for the six months ended January 31, 1998. Compensation increased $516,000, to $3.6 million for the six months ended January 31, 1999 as compared to $3.1 million for the six months ended January 31, 1998. The increase was mainly attributable to the increased staff of the Company with the merger of Westwood, the Bank's new branch office which opened in September 1998, in Fairview, New Jersey. Compensation expense also increased due to the acceleration of the MSBP's due to the pending merger with the Dime. Office occupancy and equipment expense increased $194,000, or 42.5% to $650,000 from $456,000 in 1998. The increase is mainly attributable to the branches associated with the acquisition of Westwood and the opening of the new branch office. Amortization of the excess of cost over fair value of net assets acquired increased $393,000 or 59.5% to $1.1 million from $660,000 in 1998. The increase was mainly attributable to the goodwill associated with the acquisition of Westwood.

Year 2000 Compliance Issues
---------------------------

During fiscal 1998, the Company adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). The objectives of the Plan and the Committee are to prepare the Company for the new millennium. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 ready. Execution of the Plan is currently on target. The Company is currently in the process of developing a Contingency Plan (the "Plan") specific to the Year 2000. The Plan will address the actions that would be undertaken if critical business functions cannot be carried out in the normal manner upon entering the next century due to the computer system or supplier failure.

Costs will be incurred due to the replacement of non-compliant teller hardware and software. The Company does not anticipate that the related overall costs will be material in any single year. As of January 31, 1999, total costs incurred to date for the Year 2000 were $28,000. No assurance can be given that the Year 2000 Compliance Plan will be completed successfully by the Year 2000, in which event the Company could incur significant costs.

Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the Company's third-party service provider, testing plans, and all vendors, suppliers and customer readiness.

Liquidity and Capital Resources
-------------------------------

The Savings Bank's primary sources of funds includes savings deposits, loan repayments and prepayments, cash flow from operations and borrowings from the Federal Home Loan Bank of New York ("FHLB"). The Savings Bank uses its capital resources principally to fund loan origination and purchases, repay maturing borrowings, purchase of securities, and for short and long-term liquidity needs. The Savings Bank expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities.

The Savings Bank's liquid assets consist of cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets are dependent on the Savings Bank's operating, financing and investment activities during any given period. At January 31, 1999, cash and cash equivalents totaled $11.5 million.

The Savings Bank anticipates that it will have sufficient funds available to meet its current commitments. As of January 31, 1999, the Savings Bank had commitments to fund loans of $8.5 million.

The Savings Bank had leverage, Tier 1, and risk-based capital ratios of 5.5%, 9.5%, and 10.8% at January 31, 1999, which exceeded the FDIC's respective minimum requirements of 4.00%, 4.00% and 8.00%.

Quantitative and Qualitative Disclosure About Market Risk
---------------------------------------------------------

There were no significant changes for the six months ended January 31, 1999 from the information presented in the annual report on Form 10-K for the year ended July 31, 1998, concerning quantitative and qualitative disclosures about market risk.

                   LAKEVIEW FINANCIAL CORP. AND SUBSIDIARIES
                                    PART II

ITEM 1.  LEGAL PROCEEDINGS

                    From time to time, the Savings Bank is a party to legal proceedings in the ordinary course of business wherein it enforces its security interest in loans. Neither the Registrant nor the Savings Bank was engaged in any legal proceeding of a material nature as of January 31, 1999.

ITEM 2.  CHANGES IN SECURITIES

                    Not applicable.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

                    Not applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    Not applicable.

ITEM 5.  OTHER MATERIALLY IMPORTANT EVENTS

                    Not applicable.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

                    Exhibit 27. Financial Data Schedule (included in electronic filing only).

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       Lakeview Financial Corp.


Date:  March 15, 1999

                                        /s/ Kevin J. Coogan
                                        --------------------------------------
                                         Kevin J. Coogan
                                         President and CEO
                                        (Principal Executive Officer)



Date:  March 15, 1999                   /s/ Anthony G. Gallo
                                        --------------------------------------
                                        Anthony G. Gallo
                                        Vice President and CFO
                                       (Principal Financial Officer)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Dime Certificate of Incorporation provides that Dime will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by applicable banking law and regulation, an action by or in the right of
Dime) by reason of the fact that such person is or was or has agreed to become a director or officer of Dime, or is or was serving at the request of Dime as a director, officer, partner, trustee, administrator or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Dime, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Dime, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person was adjudged to be liable to Dime unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or claim was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

  The Dime Certificate of Incorporation further states that the indemnification provided therein will not be deemed exclusive of any other rights to which those indemnified may be entitled, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs and personal representatives of such a person.

  Dime is incorporated under the laws of Delaware. Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

 Exhibit
 Number                       Description of Exhibits
 -------                      -----------------------
 2.1     --Agreement and Plan of Merger, dated as of December 15, 1998, by and between Lakeview Financial Corp. and Dime Bancorp, Inc.
          (included as Appendix A to the Proxy Statement/Prospectus
          contained in this Registration Statement*).
 3.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to
          Dime Bancorp, Inc.'s Form 10-Q for the quarter ended March 31,
          1998, File No. 1-13094*).
 3.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the
          quarter ended June 30, 1997, File No.
          1-13094*).
 4.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to
          Dime Bancorp, Inc.'s Form 10-Q for the quarter ended March 31,
          1998, File No. 1-13094*).
 4.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the
          quarter ended June 30, 1997, File No.
          1-13094*).
 4.3     --Stockholder Protection Rights Agreement, dated as of October
          20, 1995, between Dime Bancorp, Inc. and First National Bank of
          Boston, as Rights Agent (Exhibit 1 to Dime Bancorp, Inc.'s
          Registration Statement on Form 8-A filed with the Commission on
          November 3, 1995*).
 4.4     --All instruments defining the rights of holders of long-term debt of Dime Bancorp, Inc. and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 5.1     --Opinion of Sullivan & Cromwell, including consent.
 8.1     --Opinion of Sullivan & Cromwell as to certain tax matters, including consent.
 8.2     --Opinion of Malizia, Spidi, Sloane & Fisch as to certain tax matters, including consent.
 23.1    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit
          5.1).
 23.2    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit
          8.1).
 23.3    --Consent of Malizia, Spidi, Sloane & Fisch (appears in Opinion,
          Exhibit 8.2).
 23.4    --Consent of KPMG LLP.
 23.5    --Consent of KPMG LLP.
 23.6    --Consent of Sandler O'Neill & Partners, L.P.**
 24.1    --Powers of Attorney (included on the signature page of this
          Registration Statement).
 99.1    --Form of Proxy Card.

--------
 * Incorporated herein by reference
** To be filed by Amendment


  (b) Financial Statement Schedules

  Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (d) That every Prospectus (a) that is filed pursuant to paragraph (c) immediately preceding, or (b) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (See Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 18th day of March, 1999.

                                          Dime Bancorp, Inc.
                                          (Registrant)

                                                   /s/ Lawrence J. Toal
                                          By___________________________________
                                                     Lawrence J. Toal
                                            Chief Executive Officer, President
                                                and Chief Operating Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities. In addition, the undersigned hereby constitute and appoint Lawrence J. Toal and James E. Kelly, or either of them acting alone, each with the full power of substitution and resubstitution, as his or her respective true and lawful attorney-in-fact and agent, for him of her and in his or her name, place and stead, in any and all capacities, to execute a Registration Statement on Form S-4 relating to the Lakeview Financial Corp. Proxy Statement/Prospectus (the "Registration Statement"), and any and all amendments to such Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement, as fully to all intents and purposes as he or she might or could do in person, and do hereby ratify and confirm all that such attorney-in-fact and agent, or their respective substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.

              Signature                Title                         Date

        /s/ Lawrence J. Toal           Chief Executive          March 18, 1999
-------------------------------------  Officer, President,
          Lawrence J. Toal             Chief Operating
                                       Officer and Chairman
                                       of the Board
                                       (Principal Executive
                                       Officer)

        /s/ Derrick D. Cephas          A Director               March 18, 1999
-------------------------------------
          Derrick D. Cephas

        /s/ Frederick C. Chen          A Director               March 18, 1999
-------------------------------------
          Frederick C. Chen

      /s/ J. Barclay Collins II        A Director               March 18,1999
-------------------------------------
        J. Barclay Collins II

      /s/ Richard W. Dalrymple         A Director               March 18, 1999
-------------------------------------
        Richard W. Dalrymple

         /s/ James F. Fulton           A Director               March 18, 1999
-------------------------------------
           James F. Fulton

              Signature                         Title                Date

       /s/ James M. Large, Jr.          A Director              March 18, 1999
-------------------------------------
         James M. Large, Jr.

        /s/ Virginia M. Kopp            A Director              March 18, 1999
-------------------------------------
          Virginia M. Kopp

          /s/ Fred B. Koons             A Director              March 18, 1999
-------------------------------------
            Fred B. Koons

          /s/ John Morning              A Director              March 18, 1999
-------------------------------------
            John Morning

     /s/ Margaret Osmer-McQuade         A Director              March 18, 1999
-------------------------------------
       Margaret Osmer-McQuade

     /s/ Sally Hernandez-Pinero         A Director              March 18, 1999
-------------------------------------
       Sally Hernandez-Pinero

       /s/ Dr. Paul A. Qualben          A Director              March 18, 1999
-------------------------------------
         Dr. Paul A. Qualben

      /s/ Eugene G. Schulz, Jr.         A Director              March 18, 1999
-------------------------------------
        Eugene G. Schulz, Jr.

          /s/ Howard Smith              A Director              March 18, 1999
-------------------------------------
            Howard Smith

       /s/ Dr. Norman R. Smith          A Director              March 18, 1999
-------------------------------------
         Dr. Norman R. Smith

          /s/ Ira T. Wender             A Director              March 18, 1999
-------------------------------------
            Ira T. Wender

      /s/ Anthony R. Burriesci          Chief Financial         March 18, 1999
-------------------------------------   Officer (Principal
        Anthony R. Burriesci            Financial Officer)

         /s/ John F. Kennedy            Controller              March 18, 1999
-------------------------------------   (Principal
           John F. Kennedy              Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
 2.1     --Agreement and Plan of Merger, dated as of December 15, 1998, by and between Lakeview Financial Corp. and Dime Bancorp, Inc. (included as
          Appendix A to the Proxy Statement/Prospectus contained in this
          Registration Statement*).
 3.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to Dime
          Bancorp, Inc.'s Form 10-Q for the quarter ended March 31, 1998, File
          No. 1-13094*).
 3.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No.
          1-13094*).
 4.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to Dime
          Bancorp, Inc.'s Form 10-Q for the quarter ended March 31, 1998, File
          No. 1-13094*).
 4.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No.
          1-13094*).
 4.3     --Stockholder Protection Rights Agreement, dated as of October 20,
          1995, between Dime Bancorp, Inc. and First National Bank of Boston,
          as Rights Agent (Exhibit 1 to Dime Bancorp, Inc.'s Registration
          Statement on Form 8-A filed with the Commission on November 3,
          1995*).
 4.4     --All instruments defining the rights of holders of long-term debt of
          Dime Bancorp, Inc. and its subsidiaries. (Not filed pursuant to
          (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 5.1     --Opinion of Sullivan & Cromwell, including consent.
 8.1     --Opinion of Sullivan & Cromwell as to certain tax matters, including consent.
 8.2     --Opinion of Malizia, Spidi, Sloane & Fisch as to certain tax matters, including consent.
 23.1    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit 5.1).
 23.2    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit 8.1).
 23.3    --Consent of Malizia, Spidi, Sloane & Fisch (appears in Opinion,
          Exhibit 8.2).
 23.4    --Consent of KPMG LLP.
 23.5    --Consent of KPMG LLP.
 23.6    --Consent of Sandler O'Neill & Partners, L.P.**
 24.1    --Powers of Attorney (included on the signature page of this
          Registration Statement).
 99.1    --Form of Proxy Card.

--------
 * Incorporated herein by reference
** To be filed by Amendment